PROSPECTUS	Filed Pursuant to Rule 424(b)(4) Registration No. 333-292487

VIRTUIX HOLDINGS INC.

34,213,618 Shares of Class A Common Stock

This prospectus relates to the registration of the resale of up to 34,213,618 shares of our Class A common stock (our “Class A common stock”) by our stockholders identified in this prospectus (the “Registered Stockholders”), in connection with our direct listing (the “Direct Listing”) on the Nasdaq Global Market (“Nasdaq”). Unlike an initial public offering, the resale by the Registered Stockholders is not being underwritten on a firm-commitment basis by any investment bank. The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. The Registered Stockholders may offer, sell or distribute all or a portion of the shares of Class A common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. If the Registered Stockholders choose to sell their shares of Class A common stock, we will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders.

No public market for our Class A common stock currently exists, and our shares of Class A common stock have a limited history of trading in private transactions.

Recent purchase prices of our Class A common stock in private transactions may have little or no relation to the opening public price of our shares of Class A common stock on Nasdaq or the subsequent trading price of our shares of Class A common stock on Nasdaq. For more information, see “Sale Price History of Our Capital Stock.” Further, the listing of our Class A common stock on Nasdaq, without a firm-commitment underwritten offering, is an appropriate but less common method for commencing public trading in shares of our Class A common stock and, consequently, the trading volume and price of shares of our Class A common stock may be more volatile than if shares of our Class A common stock were initially listed in connection with an initial public offering underwritten on a firm-commitment basis.

On the day that our shares of Class A common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Maxim Group LLC (the “Advisor”), in its capacity as our financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of Class A common stock are ready to trade, Nasdaq will calculate the Current Reference Price for our shares of Class A common stock, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with the Advisor, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will be executed at such price and regular trading of our shares of Class A common stock on Nasdaq will commence. Under Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of Class A common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder. Neither we nor the Registered Stockholders will be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will we or they control or influence the Advisor in carrying out its role as a financial adviser. The Advisor will determine when our shares of Class A common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. For more information, see “Plan of Distribution” beginning on page 101 of this prospectus.

We have two classes of common stock: Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote.

Each share of Class B common stock is entitled to twenty votes for each share held on all matters submitted to a vote of stockholders. Jan Goetgeluk holds 100% of the shares of our outstanding Class B common stock. See “Certain Relationships and Related Person Transactions — Class B Common Stock Exchange.”

Following this Direct Listing, our founder, Chief Executive Officer and Chairman, Jan Goetgeluk, will own 4,500,000 shares of our Class B common stock, which will represent approximately 77.89% of the combined voting power of both classes of our common stock outstanding immediately after this Direct Listing. See “Principal and Registered Stockholders.”

Upon the completion of this Direct Listing, we will be a “controlled company” as defined under the corporate governance rules of The Nasdaq Stock Market LLC (“Nasdaq”). See “Principal and Registered Stockholders” and “Management — Controlled Company.”

We have been approved to list our Class A common stock on the Nasdaq Global Market under the symbol “VTIX.” We expect our Class A common stock to begin trading on Nasdaq on or about January 27, 2026.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our Class A common stock involves a high degree of risk. See the “Risk Factors” section beginning on page 9 of this prospectus for the risks and uncertainties you should consider before investing in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated January 26, 2026

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). Neither we nor any of the Registered Stockholders have authorized anyone to provide any information different from, or in addition to, the information contained in this prospectus and in any free writing prospectuses we have prepared. Neither we nor any of the Registered Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Registered Stockholders are offering to sell, and seeking offers to buy, shares of their Class A common stock only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

Through and including February 21, 2026 (the 25th day after the listing date of our Class A common stock), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

For investors outside the United States: Neither we nor any of the Registered Stockholders have done anything that would permit the use of or possession or distribution of this prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock by the Registered Stockholders and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC, using a “shelf” registration or continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell the Class A common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution”. You may obtain this information without charge by following the instructions under the “Where You Can Find Additional Information” section of this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our Class A common stock.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find Additional Information.”

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PROSPECTUS SUMMARY

This summary highlights select information contained elsewhere in this prospectus and does not contain all the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes included elsewhere in this prospectus before making an investment decision. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “Company,” “Virtuix” and similar terms refer to Virtuix Holdings Inc.

Overview

Virtuix pioneers movement in AI-generated worlds, real or imaginary. We are the creator of “Omni,” the premier brand of omni-directional treadmills that let players walk and run in 360 degrees inside virtual reality (“VR”) games, digital twins, and other applications, positioning us at the intersection of gaming, fitness and enterprise VR. To date, we’ve brought three products to market and generated over $20 million in sales. We target a gross margin of 40% on our hardware products, supplemented by recurring revenues from software sales and subscriptions. We increased quarterly revenue 4x from the first quarter to the fourth quarter of fiscal year 2025 (primarily resulting from recognizing Omni One preorder sales).

Products

Our “Omni” line of omni-directional treadmills consists of various products that target a variety of industries:

Omni Pro, the original Omni, is our commercial-grade treadmill launched in 2016 for enterprise use in arcades, VR centers, corporations, and research institutions. We have shipped over 4,000 Omni Pro units to more than 45 countries worldwide. Following the launch of Omni One in 2024, we stopped production and sales of Omni Pro.

Omni Arena launched in 2019 as a turnkey attraction for the out-of-home entertainment industry. The attraction comprises four Omni Pro treadmills for multiplayer gaming and features weekly esports prize contests. We’ve installed 80 Omni Arena systems at entertainment centers in the United States (“U.S.”) and built a player base of over 500,000 players who signed up with an email address to play. Several players have paid to play the attraction more than 300 times. Following our shift in research and development (“R&D”) and marketing efforts to Omni One, we stopped producing and selling new Omni Arena systems in 2025, but we continue to service existing customers and earn recurring revenues through the sale of Omni Care maintenance services, Omniverse game credits, and replacement parts. We also facilitate and earn profits on secondary sales of Omni Arena systems.

Omni One is our latest product and our most advanced treadmill yet, supporting full freedom of movement including crouching, kneeling, and jumping. It’s a compact device that is easy to assemble and disassemble, and it can be moved around using its wheels. We sell Omni One in three different versions: the complete Omni One system, Omni One Core, and Omni One Enterprise. We officially launched Omni One in September 2024, and by September 2025, we shipped the first 1,800 units to customers, resulting in revenues of over $4,000,000. In addition to hardware sales, we earn recurring revenues from the sale of Omni One games and from monthly subscriptions to Omni Online (priced at $14/month), Omni One’s service that allows customers to play online multiplayer games. During checkout, approximately 50% of Omni One customers purchase an annual subscription to Omni Online.

Virtual Terrain Walk (“VTW”) is our multi-user system for next-generation mission planning in the defense industry. VTW lets soldiers move physically in 360 degrees inside geo-specific virtual environments, without boundaries, for ground combat planning and leader rehearsals. The geo-specific virtual environments are digital twins of real-world environments, created by converting drone and other camera footage into photorealistic 3D scenes via Gaussian splatting and other AI-driven 3D reconstruction techniques. VTW is currently in development. YokoWERX, an innovation cell of the U.S. Air Force, purchased two prototype stations for experimentation purposes. We aim to present a proof-of-concept of VTW to potential customers by calendar year-end 2025, although we expect that meaningful sales of VTW in the defense sector may not materialize until fiscal year 2027 at the earliest. Despite the long sales cycle for penetrating the defense market, we believe that VTW will retain a strong competitive moat because of our expansive omni-directional treadmill patent portfolio, our position as a U.S. company, and the inherent barriers to entry for defense applications that competitors will face, including multi-year procurement cycles and high switching costs.

Corporate Structure

Virtuix was formed on December 20, 2013, as a Delaware Corporation. The Company operates four wholly owned subsidiaries: Virtuix Inc., a Delaware corporation formed on April 15, 2013, for the purpose of developing VR hardware and software; Virtuix Manufacturing Ltd. (“VML”), a subsidiary organized in Hong Kong and formed on January 29, 2015; Virtuix Manufacturing (Zhuhai) Co., Ltd. (“VML_ZH”), a subsidiary of VML organized in China and formed on July 28, 2016; and Virtuix Manufacturing Taiwan Ltd. (“VMT”), a subsidiary organized in Taiwan and formed on January 17, 2023. Virtuix Holdings Inc. also owns an equity stake of 57.5% in Virtuix Arabia LLC, a subsidiary organized in the Kingdom of Saudi Arabia (“KSA”) and formed on June 13, 2024.

In July 2016, the Company formed a joint venture with Hero Entertainment, a Chinese game publisher and esports operator, to develop active VR content and product bundles for the Chinese and U.S. markets. The joint venture, named Heroix VR (Shanghai) Co., Ltd. (“Heroix” or the “Joint Venture”), is a Sino-foreign equity joint venture company established under the laws of the People’s Republic of China and registered in Shanghai. Virtuix Manufacturing Ltd. has 49% ownership and does not have control over the Joint Venture; therefore, the investment is accounted for using the equity method. In October 2016, the Joint Venture began operations.

On August 6, 2025, our stockholders approved, and on August 7, 2025, the Company filed with the Secretary of State of the State of Delaware, the Sixth Amended and Restated Certificate of Incorporation (the “Certificate”). Pursuant to the Certificate, the Company reclassified and converted each share of its previously outstanding capital stock into shares of Class A common stock, effective immediately upon the acceptance of the Certificate for filing by the Secretary of State of Delaware (the “Reclassification”).

Prior to the Reclassification, the Company’s authorized capital stock consisted of multiple classes and series, including Common Stock, Series Seed Preferred Stock, Series 2 Seed Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series B Preferred Stock. Each of these classes and series had distinct rights, preferences, and privileges, including with respect to voting, dividends, liquidation preferences, and conversion rights.

As a result of the Reclassification, all outstanding shares of the Company’s capital stock, including all series of preferred stock and any previously outstanding common stock, were automatically reclassified and converted on a one-for-one basis into shares of Class A common stock. Following the Reclassification, the Company entered into an exchange agreement with Jan Goetgeluk, our Chief Executive Officer and Chairman, pursuant to which all shares of Class A common stock held by Mr. Goetgeluk were exchanged on a one-for-one basis for shares of Class B common stock. Following the effectiveness of the Certificate, only Class A common stock, Class B common stock, and undesignated preferred stock are authorized. As of the date of this prospectus, only Class A common stock and Class B common stock are issued and outstanding. For additional information regarding the Company’s issued and outstanding Class B common stock, see “Certain Relationships and Related Person Transactions — Class B Common Stock Exchange.”

For additional information regarding the rights, preferences, and privileges of the Class A common stock, the Class B common stock and the Company’s capital structure following the reclassification and conversion, please see “Description of Capital Stock.”

Reverse Stock Split

On July 23, 2025, the board of directors of the Company (the “Board”) approved the granting of discretionary authority to the Board, at any time or times until our next annual meeting of stockholders, to adopt an amendment (the “Amendment”) to our Certificate, to effect a reverse stock split (the “Reverse Stock Split”) with a ratio within the range of 1-for-2 to 1-for-10 (the “Reverse Stock Split Ratio”). On August 6, 2025, shareholders approved the discretionary authority to the board of directors to effect the Reverse Stock Split and at the Reverse Stock Split Ratio until the date of the Company’s next annual meeting of stockholders. As of the date of this prospectus, the Board does not intend to affect a Reverse Stock Split in the foreseeable future.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties that you should be aware of before making an investment decision, including those highlighted in the section entitled “Risk Factors” in this prospectus. These risks include, but are not limited to, the following:

•        We are dependent on a single line of business.

•        Disruption of our supply chain could adversely affect our business.

•        Unfavorable global economic and political conditions, including tariffs and trade barriers, could adversely affect our business, financial condition or results of operations.

•        Product and service quality, safety, and compliance risks could adversely affect our business and results of operations.

•        Our new product could fail to achieve the sales revenue we expect, and our gross profit margins could fall below our targets.

•        Our plans to expand sales of Omni One to consumers outside of the U.S. could proceed more slowly or encounter higher costs than we expect, resulting in excessive dependence on the U.S. consumer market and exposing us to risk of a downturn in U.S. consumer sentiment that could adversely affect our business.

•        Our market is competitive and dynamic. New competing products and services could be introduced at any time that could result in reduced profit margins and loss of market share.

•        We are competing against other recreational activities.

•        We are an early-stage company operating in a new and highly competitive industry.

•        Our success is highly dependent on our ability to attract and retain highly skilled executive officers and employees, including but not limited to Jan Goetgeluk, our Chief Executive Officer and Chairman, and David Allan, our Chief Operating Officer and President.

•        We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives. We will be subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequately prepared.

•        If we cannot obtain and maintain appropriate patent and other intellectual property rights protection for our technology, our business will suffer.

•        Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.

•        Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective.

•        The cost of enforcing our trademarks and copyrights could prevent us from enforcing them.

•        We are subject to government regulation, and unfavorable changes could substantially harm our business and results of operations.

•        Our reliance on single-source suppliers for critical components of Omni One could harm our ability to meet demand for our products in a timely and cost-effective manner.

•        We rely on third parties to provide services essential to the success of our business.

•        If negative publicity arises with respect to us, our employees, our third-party suppliers, service providers, or our partners, our business, operating results, financial condition, and future prospects could be adversely affected, regardless of whether the negative publicity is true.

•        The delivery and quality of the Company’s primary product is dependent on third-party manufacturers.

•        The Company’s future success is dependent on the continued service of a small executive management team.

•        The Company could be adversely affected by product liability, personal injury, or other health and safety issues.

•        All of the Company’s assets, including intellectual property, are pledged as collateral to a lender.

•        If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities.

•        Our collection, processing, use and disclosure of individually identifiable biometric or other personally identifiable information is subject to evolving and expanding privacy and security regulations.

•        Adverse changes in economic and political policies in China, or to Chinese laws or regulations, could have a material adverse effect on business conditions and the overall economic growth of China, which could adversely affect our business.

•        Tax and accounting rules for our subsidiary operating in mainland China differ from those of our parent entity and Hong Kong based subsidiary.

•        Our business is subject to complex and evolving U.S. and foreign laws, regulations and industry standards, many of which are subject to change and uncertain interpretation, which uncertainty could harm our business, operating results and financial condition.

•        Our business with governmental entities will be subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and may be negatively or positively impacted by any change thereto.

•        Entering into U.S. government contracts exposes us to significant risks arising from complex procurement regulations and strict domestic sourcing requirements, which can result in financial, operational, and reputational consequences if not properly managed.

•        We may enter into new markets or lines of business that offer new products, or may expand existing lines of business, which may subject us to additional risks.

•        Future acquisitions may have an adverse effect on our ability to manage our business, and raising additional capital for such acquisitions may cause dilution to our stockholders.

•        The Company may undergo a future change that could affect your investment.

•        You may have difficulty enforcing judgments against certain of our officers and directors who reside outside the U.S.

•        We have a limited operating history, which may make it difficult for you to evaluate our current business and predict our future success and viability.

•        We have historically operated at a loss, which has resulted in an accumulated deficit.

•        Our ability to use net operating loss (“NOL”) carryforwards may be limited.

•        We anticipate sustaining operating losses for the foreseeable future.

•        We are exposed to the risks of indebtedness.

•        We may not be able to generate sufficient cash to service our indebtedness.

•        We will require substantial additional capital to finance our operations.

•        Raising additional capital may cause dilution to our existing stockholders.

•        We may not be able to continue as a going concern without additional financing, and if such financing is not available to us or is not available to us on acceptable terms, we may be forced to cease operations.

•        We are engaged in multiple transactions and offerings of our securities. Future resales and/or issuances of shares of Class A common stock, including pursuant to this prospectus, may cause the market price of our shares to drop significantly and may dilute stockholders.

•        The direct listing process differs from an initial public offering underwritten on a firm-commitment basis.

•        Limitations on investors’ ability to trace their shares to this registration statement may preclude claims under Sections 11 and 12 of the Securities Act, potentially reducing our liability exposure and limiting investors remedies.

•        Our Class A common stock currently has no public market. An active trading market may not develop or continue to be liquid and the market price of shares of our Class A common stock may be volatile.

•        If we cannot meet the continued listing requirements of Nasdaq, Nasdaq may delist our securities.

•        Following the Direct Listing, there can be no assurance that the Company will be able to comply with the continued listing standards of Nasdaq.

•        Future sales of Class A common stock by our Registered Stockholders and other existing stockholders could cause our share price to decline.

•        You may be diluted by future issuances of preferred stock or additional common stock in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

•        Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.

•        We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

•        We are a “controlled company” within the meaning of the listing standards of Nasdaq, and as a result, we will qualify for exemptions from certain corporate-governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

•        The Company has adopted a dual-class share structure with different voting rights, which may adversely affect the value and liquidity of our Class A common stock.

•        Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

•        Our Certificate provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the U.S. of America will be the exclusive forums for certain disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

•        The public price of our shares of Class A common stock, upon listing on Nasdaq, may have little or no relationship to the historical sales prices of our capital stock in private transactions.

•        The uncertainty associated with the fact that few companies have undertaken direct listings to date may lead to increased volatility and pricing challenges for our Class A common stock.

•        The direct listing process differs from an initial public offering underwritten on a firm-commitment basis and the impact of awareness of our brand and investor recognition of our Company on the demand for our Class A common stock is unpredictable and our marketing and brand development efforts may not be successful.

•        We have not agreed to indemnify the Registered Stockholders for claims arising in connection with sales of our Class A common stock in this offering, however, claims for indemnification by our directors and officers may reduce the amount of money available to us.

•        Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Class A common stock.

•        Our internal computer systems, or those of any of our manufacturers, contractors, consultants, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

•        Our operations are vulnerable to interruption by fire, severe weather conditions, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could harm our business.

Implications of being an emerging growth company and a smaller reporting company

We are an “emerging growth company” as defined in the Securities Act of 1933 (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The status of “emerging growth company” enables us to invest more in research & development and customer acquisition rather than compliance overhead. We are eligible to take, and intend to take, advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock held by non-affiliates was $700 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that (i) the market value of our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or (ii) our annual revenues are less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

Status as a Controlled Company

We are considered a “controlled company” within the meaning of the listing standards of Nasdaq. As a founder-led, “controlled company”, we aim to ensure we focus on long-term product development and company strategy, similar to other Nasdaq-listed “controlled companies” like Alphabet, Meta, and Snap. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements. We intend to take advantage of some exemptions following the completion of this offering. These exemptions do not modify the independence requirements for our audit committee, and we will comply with the applicable requirements of the Sarbanes-Oxley Act and rules with respect to our audit committee within the applicable time frame. For more information, please see “Management — Controlled Company.”

Corporate Information

We were incorporated under the laws of the State of Delaware on December 20, 2013. Our principal executive offices are located at 11500 Metric Blvd, Suite 430, Austin, Texas 78758. Our telephone number is (512) 947-9029 and our website address is www.virtuix.com. Information contained on or that can be accessed through our website is neither a part of, nor incorporated by reference into, this prospectus, and you should not consider information on our website to be part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

SUMMARY FINANCIAL AND OTHER DATA

The summary financial and other data set forth below should be read together with our financial statements and the related notes to those statements, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

The statements of operations data for the fiscal years ended March 31, 2025 and 2024, and the statements of cash flows data for the fiscal years ended March 31, 2025 and 2024, have been derived from our audited financial statements included elsewhere in this prospectus. The balance sheet data as of March 31, 2025 and 2024 have been derived from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the six months ended September 30, 2025 and 2024, the statements of cash flows data for the six months ended September 30, 2025 and 2024, and the balance sheet data as of September 30, 2025 have been derived from our unaudited interim financial statements included elsewhere in this prospectus. The unaudited interim financial statements were prepared on a basis consistent with our audited financial statements and include in management’s opinion, all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in any future period, and our interim results are not necessarily indicative of our expected results for the year ending March 31, 2026.

Consolidated Statements of Operations

	Fiscal Years Ended March 31,		Six Months Ended September 30,
	2025	2024	2025	2024
			(unaudited)
Net Sales	$3,590,438	$2,408,920	$2,016,948	$846,767
Cost of Goods Sold	3,817,815	1,527,553	1,433,322	1,182,952
Gross Profit	(227,377)	881,367	583,626	(336,185)

Operating Expenses
Selling expenses	1,645,147	2,033,620	1,395,449	906,237
General and administrative expenses	10,129,112	8,420,984	2,366,449	6,935,916
Research and development expenses	2,185,133	2,621,650	398,185	1,700,084
Total Operating Expenses	13,959,392	13,076,254	4,160,083	9,542,237
Loss From Operations	(14,186,769)	(12,194,887)	(3,576,457)	(9,878,422)

Other Income (Expense)
Interest income	1,372	2,093	299	456
Other income	(72)	—	170	3,243
Loss on debt extinguishment	—	—	(122,864)	—
Interest expense	(369,420)	(126,047)	(438,265)	(115,622)
Total Other Income (Expense)	(368,120)	(123,954)	(560,660)	(111,923)

Provision For Income Tax
Enterprise income tax expense	2,353	10,676	1,429	1,012
Delaware franchise tax	76,602	51,715	22,742	41,291
Total Provision For Income Tax	78,955	62,391	24,171	42,303
Share of Loss in Joint Venture	(14,948)	(20,161)	(70)	(20,087)
Net Loss	$(14,648,792)	$(12,401,393)	$(4,161,358)	$(10,053,455)

Weighted average common shares outstanding:
Basic and Diluted	8,224,645	6,424,180	14,964,525	8,189,891
Net loss per share:
Basic and Diluted	$(1.78)	$(1.93)	$(0.28)	$(1.23)

	Fiscal Years Ended March 31,		Six Months Ended September 30,
	2025	2024	2025	2024
			(unaudited)
Pro forma weighted average common shares outstanding (unaudited)(1):
Basic and Diluted	29,462,513	25,778,213	14,964,525	29,278,846
Pro forma reclassification net loss per share (unaudited)(1):
Basic and Diluted	$(0.50)	$(0.48)	$(0.28)	$(0.34)

____________

(1)      Calculated giving effect to the reclassification of all our outstanding capital stock to shares of Class A common stock in August 2025, and the subsequent exchange of Mr. Goetgeluk’s Class A common stock for Class B common stock. For more information, see “Prospectus Summary — Corporate Structure” and “Certain Relationships and Related Person Transactions — Class B Common Stock Exchange.”

	Fiscal Years Ended March 31,		Six Months Ended September 30,
Statement of Cash Flows Data:	2025	2024	2025	2024
			(unaudited)
Cash Flows From (Used In) Operating Activities	$(7,890,252)	$(6,727,556)	$(3,636,689)	$(5,208,120)
Cash Flows From (Used In) Investing Activities	$(467,189)	$(1,111,014)	$(22,580)	$(461,518)
Cash Flows Provided By Financing Activities	$8,565,320	$5,839,354	$3,745,928	$6,107,982
Cash at End of Period	$477,908	$270,029	$564,567	$708,473
	September 30, 2025	March 31, 2025	March 31, 2024
Balance Sheet Data:
	(unaudited)
Total Assets	$5,679,085	$5,775,023	$4,842,312
Total Liabilities	$6,671,597	$6,569,058	$3,443,451
Total Stockholders’ (Deficit)	$(992,512)	$(794,035)	$1,398,861

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all of the other information contained in this prospectus, including our financial statements and related notes appearing elsewhere in this prospectus, before deciding whether to invest in our Class A common stock. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event you could lose all or part of your investment. The risks and uncertainties described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those described below.

Risks Related to Our Business

We are dependent on a single line of business.

Given our reliance on a single line of business (equipment for motion in virtual worlds), any decline in demand for this product line or failure to achieve continued market acceptance of existing and new versions of this product line may harm our business and our financial condition. Additionally, unfavorable market conditions affecting this line of business would likely have a disproportionate impact on us in comparison with certain competitors, who have more diversified operations and multiple lines of business. Should this line of business fail to generate sufficient sales to support ongoing operations, there can be no assurance that we will be able to develop alternate business lines.

Disruption of our supply chain could adversely affect our business.

Disruption of our supply chain could adversely affect our business. Damage or disruption to our manufacturing or distribution capabilities due to weather, natural disaster, fire, terrorism, pandemic, strikes, the financial and/or operational instability of key suppliers, distributors, warehousing and transportation providers, or brokers, or other reasons could impair our ability to manufacture or sell our products. To the extent that we are unable to, or cannot financially mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single location, our business and results of operations may be materially adversely affected, and additional resources could be required to restore our supply chain.

Unfavorable global economic and political conditions, including tariffs and trade barriers, could adversely affect our business, financial condition or results of operations.

The results of our operations could be adversely affected by general conditions in the global economy, the global financial markets and the global political conditions. The U.S. and global economies are facing inflation, higher interest rates and potential recession. Furthermore, uncertainties associated with a severe or prolonged economic downturn, recessions or depressions, or political disruption such as potential trade wars, tariffs or the war between Ukraine and Russia and the conflicts in the Middle East, and other macroeconomic developments could result in a variety of risks to our business, including weakened demand for our products, relationships with any vendors or business partners located in affected geographies and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy or political disruption, including any international trade disputes, or significant legal rulings on tariffs or trade disputes, could also strain our manufacturers or suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our potential products. Any of the foregoing could seriously harm our business, and we cannot anticipate all of the ways in which the political or economic climate and financial market conditions could seriously harm our business.

 In particular, we utilize third-party suppliers and vendors in several countries outside of the United States for various aspects of our business, including research and manufacturing activities, and those third parties may do the same in their performance of their work for us. Accordingly, there is inherent risk, based on the complex relationships among the U.S. and certain of these countries, that political, diplomatic, and national security factors can lead to global trade restrictions and changes in trade policies and export regulations. Additionally, the current international trade and regulatory environment is subject to significant ongoing uncertainty. For example, the U.S. government has recently announced substantial tariffs affecting a wide range of products and jurisdictions and has indicated an intention to continue developing new trade policies. In response, certain foreign governments have announced or implemented retaliatory tariffs and other protectionist measures. Current or future tariffs could complicate or disrupt our existing and future supply chain. Trade restrictions affecting the import of necessary materials could result in increased costs to us, thereby placing us at a competitive disadvantage as compared to companies operating in regions with more favorable trade relationships or with more resources than ours or those of our vendors. All of these developments have created a dynamic and unpredictable landscape, which may adversely impact our business, results of operations, financial condition and prospects.

Our supply chain relies on a network of suppliers primarily located in China and Taiwan, and some critical components are single sourced. Escalating geopolitical tensions, such as restrictions on technology transfers, outbound investment controls, national security reviews, or sudden changes in bilateral trade policies, could degrade supplier reliability, reduce production capacity, or cause abrupt component shortages. While we have established a Taiwan subsidiary and have taken steps to enable manufacturing transitions, a rapid or unfunded relocation of production or re qualification of suppliers may not be feasible without material delay, incremental capital expenditure, and operational risk. Prolonged disruptions could prevent us from meeting demand on commercially reasonable terms and negatively affect our revenues and customer relationships. If tariffs or trade restrictions materially increase our input costs, we may be required to raise prices or accept lower gross margins. Price increases could dampen consumer demand for Omni One and our enterprise offerings, slow market adoption, and reduce our ability to scale profitably. Conversely, absorbing cost increases to maintain price points may compress margins below our targets. Either outcome could adversely impact our results of operations, cash flows, and our path to profitability. The elasticity of demand for our products may be difficult to predict under changing macroeconomic conditions, and prolonged pricing pressure could materially and adversely affect our business.

In addition, actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Furthermore, concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult to acquire financing on acceptable terms or at all. Any decline in available funding or access to cash and liquidity resources could, among other risks, adversely impact our and our vendors’, collaborators’ and other business relations’ ability to meet operating expenses, financial obligations or fulfill other obligations, potentially resulting in breaches of financial and/or contractual obligations. Any of these impacts could have material adverse impacts on our business operations, financial condition and results of operations.

Product and service quality, safety, and compliance risks could adversely affect our business and results of operations.

The quality and safety of our products and services are critical to customer satisfaction, regulatory compliance, and our reputation. Variability in quality can arise at multiple points in the lifecycle, from design and sourcing through manufacturing, deployment, and post-sale support, and may be influenced by factors outside our direct control, including third-party suppliers, contract manufacturers, logistics providers, and service partners. Any degradation in quality or perceived quality can lead to increased returns, warranty claims, rework, concessions, and customer churn, as well as harm our brand and impair our ability to win new business or renew existing contracts.

Safety incidents, whether actual or alleged, pose significant risks. These can result from design flaws, manufacturing defects, inadequate testing or validation, improper installation or maintenance, insufficient user training or documentation, misuse by end users, or failure to adhere to applicable standards and regulations. Safety issues may necessitate field actions such as recalls, retrofits, or product advisories, causing disruption to operations, diversion of management attention, and substantial direct and indirect costs. Moreover, any product or service-related injury, property damage, or adverse event could expose us to claims, litigation, regulatory enforcement, fines or penalties, and increased insurance premiums or reduced coverage availability. Insurance may not cover all losses, and exclusions, deductibles, or limits may result in material uninsured exposure.

Quality and safety requirements are governed by a complex and evolving framework of laws, regulations, industry standards, and customer specifications across jurisdictions in which we operate. Noncompliance, whether due to inadequate quality management systems, gaps in supplier controls, insufficient testing protocols, or failures in documentation and traceability, can lead to product holds, import/export delays, loss of certifications, contract termination, reputational damage, and restrictions on our ability to market or sell certain offerings. As we innovate, introduce new products or services, modify existing designs, expand into new geographies, scale production, or transition to new suppliers, we may encounter heightened quality and safety risks and increased costs to maintain compliance and certification.

Our quality assurance and control processes, while designed to mitigate these risks, cannot eliminate them entirely. Latent defects may not be detected during design or testing, particularly in complex systems or in use cases outside intended specifications. The increasing integration of software, connectivity, and data into our offerings introduces additional safety and reliability considerations, including cybersecurity vulnerabilities, data integrity and privacy issues, and potential interoperability failures with third-party components. Any systemic or recurring quality or safety issue could result in loss of customer trust, adverse publicity, reduced demand, disruption to sales channels, and long-term damage to our competitive position.

If we fail to effectively manage quality and safety risks, including those arising from our suppliers and partners, we could experience increased costs, delays, operational disruptions, contractual damages, regulatory actions, and product liability exposure. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, cash flows, and prospects.

Our new product could fail to achieve the sales projections or profit margins we expect.

Our growth projections are based on an assumption that with an increased advertising and marketing budget, our products will be able to gain traction in the marketplace at a faster rate than our current products have. It is possible that our new products will fail to gain market acceptance for any number of reasons. In addition, our costs of producing the product, including the costs of materials, manufacturing, and logistics, might be higher than we expect, causing our profit margins to fall short of our targets. If the new products fail to achieve significant sales and acceptance in the marketplace, or if our profit margins fail to reach our targets, these setbacks could materially and adversely impact the value of your investment.

Our plans for international expansion might fail to meet expectations.

The Company intends to expand sales of Omni One to international regions, including Europe. These plans could encounter numerous obstacles, including weak market acceptance and higher costs, that could result in failure to meet our expected international sales revenues and profit margins. As a consequence, the Company’s sales could become excessively dependent on the U.S. consumer market, and in the event of a recession, inflation, or other factors that result in a downturn in U.S. consumer sentiment, our growth plans could be severely curtailed.

Our market is competitive and dynamic. New competing products and services could be introduced at any time that could result in reduced profit margins and loss of market share.

The VR industry is very dynamic, with new technology and services being introduced by a range of players, from larger established companies to start-ups, on a frequent basis. Our competitors may announce new products, services, or enhancements that better meet the needs of end users or the requirements of emerging industry standards. Further, new competitors or alliances among competitors could emerge. Increased competition may cause price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, the worldwide VR market is increasingly competitive. A growing number of companies developing VR products and services compete for a limited number of customers. Some of our competitors in this market have substantially greater financial and other resources, larger research and development staffs, and more experience and capabilities in developing, marketing and distributing products.

We are competing against other recreational activities.

Although we are a unique company that caters to a select market, we do compete against other recreational activities. Our business growth depends on the market interest in the Company’s products over other recreational activities and products.

We are an early-stage company operating in a new and highly competitive industry.

The Company operates in a relatively new industry with substantial competition from both startups and established companies. As other companies enter the market and reduce the potential market share available to each participant, investors may be less willing to invest in a company with a declining market share, which could make it more challenging to fund operations or pursue growth opportunities in the future.

Our success is highly dependent on our ability to attract and retain highly skilled executive officers and employees, including but not limited to Jan Goetgeluk, our Chief Executive Officer and Chairman, and David Allan, our Chief Operating Officer and President.

To succeed, we must recruit, retain, manage and motivate qualified technical and management personnel, and we face significant competition for experienced personnel. We are highly dependent on the principal members of our management, including but not limited to Mr. Goetgeluk and Mr. Allan. If we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan and harm our operating results. In particular, the loss of one or more of our executive officers could be detrimental to us if we cannot recruit suitable replacements in a timely manner. We could in the future have difficulty attracting experienced personnel to our company and may be required to expend significant financial resources in our employee recruitment and retention efforts.

Many of the other technology companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer operating history than we do. They also may provide more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we develop and commercialize our products and services could be limited and our potential for successfully growing our business could be harmed.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives. We will be subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequately prepared.

As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the federal securities laws, including the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and rules and regulations subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including requirements to file annual, quarterly, and event driven reports with respect to their business and financial condition, and to establish and maintain effective disclosure and financial controls and corporate governance practices. These rules and regulations will increase our legal and financial compliance costs, make certain activities more time-consuming and costly, and require our management and other personnel to devote a substantial amount of time to compliance initiatives. We also expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm, beginning with the first full year after we become a public company. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 of the Sarbanes-Oxley Act, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. We will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we, nor our independent registered public accounting firm will be able to conclude within the prescribed time frame that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. We could also become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

As a public company, we are also required to maintain disclosure controls and procedures. Disclosure controls and procedures means our controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC. We do not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent or detect all errors and all fraud. We believe a control system, no matter how well-designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and any design may not succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

If we cannot obtain and maintain appropriate patent and other intellectual property rights protection for our technology, our business will suffer.

The value of our software and services is dependent on our ability to secure and maintain appropriate patent and other intellectual property rights protection. We intend to continue to pursue additional patent protection for our new hardware, software and technology. Although we own multiple patents covering our technology that have already been issued, we may not be able to obtain additional patents that we apply for, or that any of these patents, once issued, will give us commercially significant protection for our technology, or will be found valid if challenged. Moreover, we have not obtained patent protection for our technology in all foreign countries in which our products might be sold. In any event, the patent laws and enforcement regimes of other countries may differ from those of the U.S. as to the patentability of our technologies and the degree of protection afforded.

Any patent or trademark owned by us may be challenged and invalidated or circumvented. Patents may not be issued from any of our pending or future patent applications. Any claims and issued patents or pending patent applications may not be broad or strong enough and may not be issued in all countries where our products can be sold or our technologies may not be licensed to provide meaningful protection against any commercial damage to us. Further, others may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around the patents owned by us. Effective intellectual property protection may be unavailable or limited in certain foreign countries. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of our processes and devices that we regard as proprietary. Policing unauthorized use of our proprietary information and technology is difficult and our efforts to do so may not prevent misappropriation of our technologies. In the event that our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our products and technologies, which could have a material adverse effect on our business, financial condition and results of operations.

We may become engaged in litigation to protect or enforce our patent and other intellectual property rights or in International Trade Commission proceedings to abate the importation of goods that would compete unfairly with our products. In addition, we may have to participate in interference or reexamination proceedings before the US Patent and Trademark Office, or in opposition, nullification or other proceedings before foreign patent offices, with respect to our patents or patent applications.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing product candidates, programs or intellectual property could be diminished. Such announcements could also harm our reputation or the market for our future product candidates, which could have a material adverse effect on our business.

Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective.

Intellectual property is a complex field of law in which few things are certain. It is possible that competitors will be able to design around our intellectual property, find prior art to invalidate it, or render the patents unenforceable through some other mechanism. If competitors are able to bypass our patent, trademark and copyright protection without obtaining a sublicense, it is likely that the Company’s value will be materially and adversely impacted. This could also impair the Company’s ability to compete in the marketplace. Moreover, if our patents, trademarks and copyrights are deemed unenforceable, the Company will almost certainly lose any potential revenue it might be able to raise by entering into sublicenses. This would cut off a significant potential revenue stream for the Company.

The cost of enforcing our trademarks and copyrights could prevent us from enforcing them.

Patent, trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our patents, trademarks or copyrights, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our patent(s), trademark(s) or copyright(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our patent(s), trademark(s) or copyright(s) could have adverse consequences for the Company, including undermining the credibility of our intellectual property, reducing our ability to enter into sublicenses, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our patent(s), trademark(s) or copyright(s) because of the cost of enforcement, your investment in the Company could be significantly and adversely affected.

We are subject to government regulation, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing our industries in the U.S. and other countries in which we operate. Uncertainty surrounding existing and future laws and regulations may impede our services and increase the cost of providing such services. These regulations and laws may cover taxation, tariffs, user pricing, distribution, consumer protection and the characteristics and quality of services.

Our reliance on single-source suppliers for critical components of Omni One could harm our ability to meet demand for our products in a timely and cost effective manner.

We currently depend on single-source suppliers for some of the critical components necessary to assemble the Omni One system, including VR headsets. Global supply-chain disruptions in parts of our supply chain have occurred and could occur again in the future, causing delays in the receipt of certain component parts for our products and increased pricing pressure for such parts, including with respect to parts purchased from our single-source suppliers, adversely affecting our gross margins and increasing the risk that these supply-chain disruptions could materially affect our ability to meet customer demand. These sole source and other suppliers could also be subject to quality and performance issues, materials shortages, excess demand, reduction in capacity and other factors that may disrupt the flow of goods to us; thereby adversely affecting our business and customer relationships. If any single-source supplier was to cease delivering components to us or fail to provide the components to our specifications and on a timely basis, we might be required to find alternative sources for these components. In some cases, alternative suppliers may be located in the same geographic area as existing suppliers, and are thus subject to the same economic, political and geographic factors that may affect existing suppliers to meet our demand. We may have difficulty or be unable to find alternative sources for these components. Difficulties in obtaining a sufficient supply of component materials could increase as well as the costs associated with such components. As a result, we may be unable to meet the demand for Omni One, which could harm our ability to generate revenue and damage our reputation. Even if we do find alternate suppliers, we will be required to qualify any such alternate suppliers and we would likely experience a lengthy delay in our manufacturing processes or a cessation in production, which would result in delays of shipment to end users. We cannot assure you that our single-source suppliers will be able or willing to meet our future demands.

We generally do not maintain large volumes of inventory, which makes us even more susceptible to harm if a single-source supplier fails to deliver components on a timely basis or we experience quality issues with the components we do have in inventory. The disruption or termination of the supply of key components for Omni One could harm our ability to manufacture our products in a timely manner or within budget, harm our ability to generate revenue, leading to customer dissatisfaction and adversely affect our reputation and results of operations.

Failures of components also affect the reliability and performance of our products, can reduce customer confidence in our products, increase service parts consumption, and may adversely affect our financial performance. From time to time, we may receive components that do not perform according to their specifications, which could result in the inability of customers to utilize our systems until such components are replaced. Any future difficulty in obtaining reliable component parts could result in increased customer dissatisfaction and adversely affect our reputation, our ability to protect and retain our installed base of customers and results of operations.

We rely on third parties to provide services essential to the success of our business.

We rely on third parties to provide a variety of essential business functions for us, including manufacturing, shipping, accounting, legal work, public relations, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers’ operations could materially and adversely affect our business.

If negative publicity arises with respect to us, our employees, our third-party suppliers, service providers, or our partners, our business, operating results, financial condition, and future prospects could be adversely affected, regardless of whether the negative publicity is true.

If negative publicity arises with respect to us, our employees, our third-party suppliers, service providers, or our partners, our business, operating results, financial condition, and future prospects could be adversely affected, regardless of whether the negative publicity is true. Negative publicity about our company or our platform, solutions, or services, even if inaccurate or untrue, could adversely affect our reputation and the confidence in our platform, solutions, or services, which could harm our business, operating results, financial condition, and future prospects. Harm to our reputation can also arise from many other sources, including employee misconduct, which we have experienced in the past, and misconduct by our partners, consultants, suppliers, and outsourced service providers. Additionally, negative publicity with respect to our partners or service providers could also affect our business, operating results, financial condition, and future prospects to the extent that we rely on these partners or if our customers or prospective customers associate our company with these partners.

The delivery and quality of the Company’s primary product is dependent on third-party manufacturers.

The manufacturing of the Company’s primary product relies on a supply chain of over 50 manufacturers in China, Taiwan, and the U.S. who supply raw materials and components. Difficulties encountered by one or more manufacturers may result in a poor-quality product or the inability to deliver product in a timely manner. If the current manufacturers encounter difficulties, the Company may be required to find other manufacturers, resulting in delays.

The Company’s future success is dependent on the continued service of a small executive management team.

The Company depends on the skill and experience of two individuals, Jan Goetgeluk and David Allan. Each has a different skill set. The Company’s success is dependent on their ability to manage all aspects of the business effectively. Because the Company is relying on its small executive management team, it lacks certain business development resources that may hurt its ability to grow its business. Any loss of key members of the executive team could have a negative impact on the Company’s ability to manage and grow its business effectively. The Company does not maintain a key person life insurance policy on any of the members of its senior management team. As a result, the Company would have no way to cover the financial loss if it were to lose the services of its directors or officers.

Virtuix could be adversely affected by product liability, personal injury, or other health and safety issues.

The Company could be adversely impacted by the supply of defective products. Defective products or errors in the Company’s technology could lead to serious injury or death. Product liability or personal injury claims may be asserted against the Company with respect to any of the products it supplies or services it provides. Virtuix is also liable for harms caused by any faults in raw materials or products supplied by third-party manufacturers and suppliers that it utilizes. It is the Company’s responsibility to maintain a quality management system and to audit its suppliers to ensure that products supplied to the Company meet proper standards. Should a product or other liability issue arise, the coverage limits under insurance programs and the indemnification amounts available to the Company may not be adequate to protect it against claims and judgments. The Company also may not be able to maintain such insurance on acceptable terms in the future. The Company could suffer significant reputational damage and financial liability if it experiences any of the foregoing health and safety issues or incidents, which could have a material adverse effect on its business operations, financial condition, and results of operations.

All of the Company’s assets, including intellectual property, are pledged as collateral to a lender.

Pursuant to the Debt Financing (as defined below) we entered into a security agreement and IP security agreement with Streeterville (as defined below), under which the Company has granted a security interest in all of its assets and intellectual property, whether it exists as of August 25, 2025 or is later acquired. In the event the company is in an Event of Default (as defined by the Note (as defined below)) and does not cure such default within seven business days, Streeterville could acquire all of the Company’s assets, including all of its intellectual property. Such security interest will remain in full force and effect until the payment and satisfaction in full of our obligations owed to Streeterville in connection with the Note and related transaction documents, including, without limitation, pursuant to an automatic exchange of the Note, pursuant to which the Note will automatically be exchanged for and applied to the purchase price of a pre-paid purchase under the Equity Purchase Agreement (as defined below). For additional details regarding the Note, see the section entitled “Business — Recent Developments — Debt Financing.”

If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities.

In the ordinary course of our business, we may collect and store sensitive data, including personally identifiable information (“PII”), owned or controlled by ourselves or our customers, and other parties. We communicate sensitive data electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. As a custodian of this data, we therefore inherit responsibilities related to this data, exposing ourself to potential threats. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the resulting fallout stemming from these breaches can be costly, time-consuming, and damaging to a company’s reputation. Further, data breaches need not occur from malicious attacks or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.

Our collection, processing, use and disclosure of individually identifiable biometric or other personally identifiable information is subject to evolving and expanding privacy and security regulations.

Data privacy remains an evolving landscape, with new regulations coming into effect at both the domestic and international level. For example, various states, such as California, Massachusetts, and others, have implemented similar privacy laws and regulations, such as the California Consumer Privacy Act, which took effect January 1, 2020 (the “CCPA”), and creates new data privacy rights for users. The CCPA requires covered businesses that process personal information of California residents to disclose their data collection, use and sharing practices. Further, the CCPA provides California residents with new data privacy rights (including the ability to opt out of certain disclosures of personal data), imposes new operational requirements for covered businesses, provides for civil penalties for violations as well as a private right of action for data breaches and statutory damages (which is expected to increase data breach class action litigation and result in significant exposure to costly legal judgments and settlements). Aspects of the CCPA and its interpretation and enforcement remain uncertain. In addition, the California Privacy Rights Act of 2020 (the “CPRA”), which took effect January 1, 2023, expanded the CCPA. The CPRA, among other things, gives California residents the ability to limit use of certain sensitive personal information, further restricts the use of cross-contextual advertising, establishes restrictions on the retention of personal information, expands the types of data breaches subject to the CCPA’s private right of action, provides for increased penalties for CPRA violations concerning California residents under the age of 16, and establishes a new California Privacy Protection Agency to implement and enforce the CPRA. The CCPA and other similar laws could impact our business activities depending on how they are interpreted. New legislation proposed or enacted in various other states will continue to shape the data privacy environment nationally. For example, Virginia recently passed its Consumer Data Protection Act, and Colorado recently passed the Colorado Privacy Act, both of which differ from the CPRA and became effective in 2023. Additional states have since also passed comprehensive privacy laws with additional obligations and requirements on businesses. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to confidential, sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts.

Additionally, all U.S. states and the District of Columbia have enacted breach notification laws that may require that we notify customers, employees or regulators in the event of unauthorized access to or disclosure of personal or confidential information experienced by us or our service providers. These laws are not consistent, and compliance in the event of a widespread data breach is difficult and may be costly. Moreover, states have been frequently amending existing laws, requiring attention to changing regulatory requirements. We also may be contractually required to notify customers of a security breach. Although we may have contractual protections with our service providers, any actual or perceived security breach could harm our reputation and brand, expose us to potential liability or require us to expend significant resources on data security and in responding to any such actual or perceived breach. Any contractual protections we may have from our service providers may not be sufficient to adequately protect us from any such liabilities and losses, and we may be unable to enforce any such contractual protections. In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards.

Adverse changes in economic or political policies in China, or Chinese laws or regulations, could have a material adverse effect on business conditions in China and the overall economic growth of China, which could adversely affect our business.

The Chinese economy differs from the economies of other countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Despite reforms, the government continues to exercise significant control over China’s economic growth by way of the allocation of resources, controls on capital inflow and outflow, control over foreign exchange transactions, and provision of preferential treatment to particular industries or companies.

Tax and accounting rules for our subsidiary operating in mainland China differ from those of our parent entity and Hong Kong based subsidiary.

Virtuix Manufacturing (Zhuhai) Co., Ltd. (“VML_ZH”) is a subsidiary of the Company registered in Zhuhai, Guangdong, China that was formed to manufacture the Company’s products, sell the Company’s products to Chinese customers, and transact CNY-denominated business with Chinese customers and suppliers. Under the People’s Republic of China Enterprise Income Tax Law, enterprise income tax is collected from companies on a quarterly basis, and is based on the net income companies obtain while exercising their business activity, normally during one business year. The standard tax rate is 25%. We will be required to account for this tax treatment throughout the year, which may impact the presentation of our financial results. Further, in a traditional parent-subsidiary company relationship, cash generated by the subsidiary would be able to freely flow up to the parent. However, China’s controls on capital outflow applicable to VML_ZH prevent the free movement of cash to a foreign parent company, which we will need to account for in the presentation of our financial results.

Our business is subject to complex and evolving U.S. and foreign laws, regulations and industry standards, many of which are subject to change and uncertain interpretation, which uncertainty could harm our business, operating results and financial condition.

We are subject to many U.S. federal and state and foreign laws, regulations and industry standards that involve matters central to our business, including laws and regulations that involve data privacy, cybersecurity, intellectual property (including copyright and patent laws), content, rights of publicity, advertising, marketing, competition, consumer protection, taxation and telecommunications. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended, in a manner that could harm our business. In addition, the introduction of new products, expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations or other government scrutiny.

We collect, store, use and otherwise process data, some of which contains personal information about our employees, customers and business partners, including contact details, network details, and location data. Therefore, we are or may become subject to U.S. (federal, state, local) and foreign laws and regulations regarding data privacy and security and the processing of personal information and other data from customers, end users or business partners. The regulatory framework for privacy, information security, data protection and processing worldwide and interpretations of existing laws and regulations is likely to continue to be uncertain and current or future legislation or regulations in the U.S. and other jurisdictions, or new interpretations of existing laws and regulations, could significantly restrict or impose conditions on our ability to process data we use in our business operations.

While we have made efforts to comply with these laws and regulations, the uncertainty surrounding enforcement and changing privacy landscapes in the U.S. and abroad could change our compliance status. Similarly, there are a number of legislative proposals in the European Union, the U.S., at both the federal and state level, as well as other jurisdictions that could impose new obligations or limitations in areas affecting our business.

The costs of complying with these laws and regulations are high and likely to increase in the future, particularly as the degree of regulation increases and our business grows and our geographic scope expands. Any failure or perceived failure of compliance on our part to comply with the laws and regulations may subject us to significant liabilities or penalties, or otherwise adversely affect its business, financial condition or operating results.

Our business with governmental entities will be subject to the policies, priorities, regulations, mandates, and funding levels of such governmental entities and may be negatively impacted by any change thereto.

The Company plans to enter into contracts with governmental agencies to provide its products and services. This would subject the Company’s business to laws and regulations applicable to companies doing business with the applicable government. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors.

For instance, most government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in such event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

Government contracts often also contain provisions and are subject to laws and regulations that provide government customers with additional rights and remedies not typically found in commercial contracts. These rights and remedies allow government customers, among other things, to:

•        Terminate existing contracts for convenience with short notice;

•        Reduce orders under or otherwise modify contracts;

•        For contracts subject to the Truthful Cost or Pricing Data Act, reduce the contract price or cost where it was increased because a contractor or subcontractor furnished cost or pricing data during negotiations that was not complete, accurate, and current;

•        For some contracts, (i) demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data during the contract negotiation process and (ii) reduce the contract price under triggering circumstances, including the revision of price lists or other documents upon which the contract award was predicated;

•        Cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•        Decline to exercise an option to renew a multi-year contract;

•        Claim rights in solutions, systems, or technology produced by us, appropriate such work-product for their continued use without continuing to contract for our services, and disclose such work-product to third parties, including other government agencies and our competitors, which could harm our competitive position;

•        Prohibit future procurement awards with a particular agency due to a finding of organizational conflicts of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors, or the existence of conflicting roles that might bias a contractor’s judgment;

•        Subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit offers for the contract or in the termination, reduction, or modification of the awarded contract;

•        Suspend or debar the Company from doing business with the applicable government; and

•        Control or prohibit the export of its services.

In addition, government contracts normally contain additional requirements that may increase the Company’s costs of doing business, reduce its gross margins, and expose it to liability for failure to comply with these terms and conditions. These requirements include, for example:

•        Specialized disclosure and accounting requirements unique to government contracts;

•        Financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•        Public disclosures of certain contract and company information;

•        Mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements; and

•        Requirements to procure certain materials, components and parts from supply sources approved by the customer and to assemble finished products in the United States.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding the Company’s compliance with government contract requirements. New regulations or procurement requirements (including, for example regulations regarding counterfeit and corrupt parts, supply chain diligence and cybersecurity) or changes to current requirements could increase our costs and risk of non-compliance. In addition, if the Company fails to comply with government contracting laws, regulations and contract requirements, its contracts may be subject to termination, and it may be subject to financial and/or other liability under such contract and applicable law.

Further, changes in government policies, priorities, regulations, use of commercial data providers to meet U.S. government imagery needs, government agency mandates, funding levels through agency budget reductions, the imposition of budgetary constraints or a decline in government support or deferment of funding for programs in which the Company or its customers participate could result in contract terminations, delays in contract awards, reduction in contract scope, performance penalties or breaches of its contracts, the failure to exercise contract options, the cancellation of planned procurements and fewer new business opportunities, all of which could materially and adversely impact the Company’s business, financial condition, results of operations and cash flows.

Entering into U.S. government contracts exposes us to significant risks arising from complex procurement regulations and strict domestic sourcing requirements, which can result in financial, operational, and reputational consequences if not properly managed.

The Company plans to enter into contracts with governmental agencies to provide its products and services. Entering into contracts with U.S. government agencies will subject us to complex and rigorous procurement regulations, including the Federal Acquisition Regulation (“FAR”), the Defense Federal Acquisition Regulation Supplement (“DFARS”), and other agency-specific rules. These regulations govern nearly every aspect of government contracting, from contractor qualifications and acquisition procedures to ongoing compliance obligations. Failure to comply with these requirements can result in severe consequences, such as contract termination, suspension or debarment from future government contracts, financial penalties, and potential liability under the False Claims Act or criminal statutes.

Additionally, our contracts with the U.S. military may be subject to the Buy American Act and the Berry Amendment, which impose strict domestic sourcing and manufacturing requirements for certain products, including those that may be part of VTW. Compliance with these laws can increase our production costs, restrict our sourcing options, and require significant changes to our supply chain. Non-compliance could result in the inability to compete for or be awarded government contracts, as well as financial penalties, reputational harm, and exclusion from future government contracting opportunities, any of which could adversely affect our business, financial condition and results of operations.

We may enter into new markets or lines of business that offer new products, or may expand existing lines of business, which may subject us to additional risks.

From time to time, we may enter into new markets or lines of business that entail offering new products, or we may expand existing lines of business. Our historical experience does not necessarily ensure that we will be able to successfully operate expanded lines of business or will be successful in launching new products or entering new markets. In addition, external factors, such as competitive alternatives, potential conflicts of interest, either real or perceived, and shifting market preferences, in addition to our lack of experience with or knowledge of new lines of business or markets may impact our implementation, expansion and operation of new and existing lines of business. Other related risks include:

•        the potential diversion of management’s attention, available cash, and other resources from our existing businesses;

•        unanticipated liabilities or contingencies;

•        compliance with additional regulatory burdens;

•        potential damage to existing customer relationships, lack of customer acceptance or an inability to attract new customers; and

•        the inability to compete effectively in the new line or expanded line of business or in a new market.

Failure to successfully manage these risks in the implementation, expansion or operation of new and existing lines of business and markets or the offering of new products or services could have a material adverse effect on our reputation, business, results of operations and financial condition.

Future acquisitions may have an adverse effect on our ability to manage our business, and raising additional capital for such acquisitions may cause dilution to our stockholders.

We may acquire businesses, technologies, services, or products that are complementary to our business. Future acquisitions may expose us to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing business and technology, our potential inability to generate sufficient revenue to offset new costs, the expenses of acquisitions, or the potential loss of or harm to relationships with both employees and customers resulting from our integration of new businesses.

Any of the potential risks listed above could have a material and adverse effect on our business, financial condition, and results of operations. We may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The raising of additional debt funding by our Company, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on our assets, that would restrict our operations. The sale of additional equity securities could result in additional dilution to our stockholders.

The Company may undergo a future change that could affect your investment.

The Company may change its business, management or advisory team, intellectual property portfolio, location of its principal place of business or production facilities, or other change which may result in adverse effects on your investment. Additionally, the Company may alter its corporate structure through a merger, acquisition, consolidation, or other restructuring of its current corporate entity structure. Should such a future change occur, it would be based on management’s review and determination that it is in the best interests of the Company.

You may have difficulty enforcing judgments against certain of our officers and directors who reside outside the U.S.

David Allan, our Chief Operating Officer, President and member of our Board of Directors and Ugo de Charette, a member of our Board of Directors, reside outside the U.S. As a result, it may be difficult or impossible for investors to effect service of process within the U.S. upon Mr. Allan and Mr. Charrette or to enforce judgments obtained in U.S. courts against them, including judgments based on the civil liability provisions of the U.S. federal securities laws. Even if investors are successful in bringing an action of this type, the laws of the foreign jurisdictions where Mr. Allan or Mr. Charrette reside may render them unable or unwilling to enforce a judgment against the assets of such individuals. Additionally, courts in those foreign jurisdictions may not recognize or enforce judgments of U.S. courts obtained against Mr. Allan or Mr. Charrette under the securities laws of the U.S. As a result, investors may be effectively prevented from enforcing any such civil liabilities under U.S. federal securities laws or otherwise.

Risks Related to Our Financial Condition and Capital Requirements

We have a limited operating history, which may make it difficult for you to evaluate our current business and predict our future success and viability.

Our Company was incorporated under the laws of the State of Delaware on December 20, 2013. The likelihood of our creation of a successful business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We have historically operated at a loss, which has resulted in an accumulated deficit.

For the six months ended September 30, 2025 and 2024, we incurred net losses of approximately $4,161,358 and approximately $10,053,455, respectively. For the fiscal years ended March 31, 2025 and 2024, we incurred net losses of approximately $14,648,792 and approximately $12,401,393, respectively. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital, and would likely result in a decline in the value of your investment in our Company.

Our ability to use net operating loss carryforwards may be limited.

Our ability to use our federal and state NOL carryforwards to offset potential future taxable income is dependent upon our generation of future taxable income before the expiration dates of the NOL carryforwards, and we cannot predict with certainty when, or whether, we will generate sufficient taxable income to use all of our NOL carryforwards. Under current law, federal NOL carryforwards generated in taxable years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such NOL carryforwards is limited to 80% of taxable income. Many states have similar laws. As of March 31, 2025, we had approximately $12.5 million of federal net operating losses that will expire between 2034 and 2038, if not utilized. Of the total federal net operating loss, approximately $27.8 million has an unlimited carryforward and therefore will not expire. Accordingly, certain of our federal and state NOL carryforwards could expire unused and be unavailable to offset future income tax liabilities. In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), federal NOL carryforwards may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of the company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. We may be subject to an annual limitation on the amount of NOL carryforwards that can be utilized in each year. It is also possible that some or all of our NOL carryforwards could be limited by the provisions of Section 382 of the Code as a result of future changes in ownership, including as a result of subsequent sales of securities by us or our stockholders. Further, state NOL carryforwards may be similarly limited. Any such disallowances may result in greater tax liabilities than we would incur in the absence of such a limitation and any increased liabilities could adversely affect our business, results of operations, financial condition and cash flow.

We anticipate sustaining operating losses for the foreseeable future.

It is anticipated that we will sustain operating losses for the foreseeable future as we expand our team, continue to undertake research and development, and strive to gain customers and gain market share in our industry. Our ability to become profitable depends on our ability to expand our customer base and reach our profit margin targets. There can be no assurance that we will succeed in meeting our targets for sales revenue and profit margins. Unanticipated problems and expenses, which are often encountered in offering new products and in sustaining profitable sales of mature products, may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, tariffs, manufacturing cost increases, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

We are exposed to the risks of indebtedness.

As of the year ended March 31, 2025, we have approximately $2.9 million of indebtedness, of which $2.65 million is in the form of unsecured notes. Any payments of principal and interest that we make on the notes may leave us with insufficient cash resources to manage our operations and may otherwise adversely affect our operations. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•        require us to dedicate a substantial portion of cash flow to the payment of principal, and interest on, indebtedness, thereby reducing the funds available for other purposes;

•        make it more difficult for us to borrow additional funds or issue equity to raise additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

•        force us to dispose of one or more of our assets or operations, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•        make us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events;

•        limit our ability to withstand competitive pressures;

•        limit our ability to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•        reduce our flexibility in planning for or responding to changing business, industry and economic conditions; and/or

•        place us at a competitive disadvantage to competitors that have relatively less debt than we have.

If any one of these events were to occur, our financial condition, results of operations and cash flows could be adversely affected.

We may not be able to generate sufficient cash to service our indebtedness.

Our ability to pay principal and interest on our outstanding notes and to satisfy any other debt obligations will depend upon, among other things:

•        our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•        our ability to access the capital and financial markets on commercially reasonable terms.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to access the capital and financial markets, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on our outstanding notes.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. Without such resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

We will require substantial additional capital to finance our operations.

Our operations have consumed substantial amounts of cash since inception, and we expect our expenses to increase in connection with our ongoing activities. The Company will continue to invest in building out its sales and marketing teams as well as strengthening its engineering and development teams. General and administrative expenses will increase as the cost of maintaining a public company is significantly higher than maintaining a privately held company. Accordingly, we will need to obtain substantial additional funding in order to maintain our continuing operations.

As of the six months ended September 30, 2025, and the year ended March 31, 2025, we had approximately $564,567 and $477,908 of cash on hand, respectively, and approximately $(3,518,670) and $(3,547,552) of working capital, respectively, and our anticipated operating requirements for the next twelve months, assuming the maintenance of our current operations, exceed our available capital resources. Our estimate as to how long we expect our existing capital to be able to continue to fund our operations is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.

Our future funding requirements will depend on many factors, including, but not limited to:

•        the initiation, progress, timeline, cost and revenue results of our products;

•        the cost and timing of manufacturing activities;

•        the effect of competing technological and market developments;

•        the payment of licensing fees, potential royalty payments and potential milestone payments;

•        the cost of general operating expenses; and

•        the costs of operating as a public company.

We must maintain, and have adequate working capital to purchase, sufficient inventory to meet customer demand in a timely manner. Due to the lead times required by our suppliers, we order materials in advance of expected sales. As a result, we are required to forecast our sales and purchases accordingly. These forecasts could be inaccurate, resulting in excess inventory purchases. We must maintain sufficient working capital to fund our inventory purchases, including sustaining any periods of excess inventory that arise from inaccurate forecasting.

Advancing the development of our new products, scaling sales and marketing of our existing products, and funding the cost of inventory will require a significant amount of capital. In order to fund all of the activities that are necessary to continue the development of our products and scale revenues, we will be required to obtain further funding through equity offerings, debt financings, collaborations and licensing arrangements or other sources, which may dilute our stockholders or restrict our operating activities. Adequate additional funding may not be available to us on acceptable terms, or at all.

Our failure to raise capital as and when needed or on acceptable terms would have a negative impact on our financial condition and our ability to pursue our business strategy, which could adversely affect the holdings or the rights of our stockholders.

Raising additional capital may cause dilution to our existing stockholders.

We may seek additional capital through a variety of means, including through equity, debt financings, or other sources. We may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences and anti-dilution protections that adversely affect your rights as a stockholder.

Such financing may also result in imposition of debt covenants, increased fixed payment obligations or other restrictions that may adversely affect our ability to conduct our business. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that are not favorable to us.

We may not be able to continue as a going concern without additional financing, and if such financing is not available to us or is not available to us on acceptable terms, we may be forced to cease operations.

We have a limited operating history and have incurred recurring losses from operations. As of September 30, 2025, we have an accumulated deficit of approximately $66,653,948, and stockholders’ equity of approximately $(992,512). For the six months ended September 30, 2025 and 2024, we incurred a net loss of approximately $4,161,358 and approximately $10,053,455, respectively. For the fiscal years ended March 31, 2025 and 2024, we incurred a net loss of approximately $14,648,792 and approximately $12,401,393, respectively. Our failure to generate sufficient revenues, achieve sufficient profit margins, effectively manage expenses or raise additional capital could adversely affect our ability to achieve our intended business objectives. These matters, among others, raise substantial doubt about our ability to continue as a going concern.

We have funded our operations primarily through a series of Regulation D and Regulation Crowdfunding offerings. On August 25, 2025, we entered into a Securities Purchase Agreement (the “First Note Purchase Agreement”) with Streeterville Capital, LLC, a Utah limited liability company (“Streeterville”), pursuant to which we issued to Streeterville a secured promissory note (the “First Note”), convertible into shares of our Class A common stock, in the principal amount of $2,220,000, and a common stock purchase warrant (the “Debt Financing Warrant”) to purchase up to a number of shares of our Class A common stock equal to $4,000,000 divided by the reference price established in connection with this Direct Listing, exercisable at the reference price and expiring six months after the closing of the Direct Listing. On October 30, 2025, we entered into a Securities Purchase Agreement with Streeterville Capital, LLC (the “Second Note Purchase Agreement”), pursuant to which we issued (i) a secured convertible promissory note in the principal amount of $560,000.00, bearing interest at 6% per annum and secured by substantially all of our assets (the “Second Note”), and (ii) a common stock purchase warrant to purchase a number of shares of our Class A common stock equal to $1,000,000 divided by the reference price established in connection with our Direct Listing, exercisable at the reference price and expiring six months after the closing of the Direct Listing. On December 19, 2025, we entered into another Securities Purchase Agreement with Streeterville Capital, LLC (the “Third Note Purchase Agreement” and, together with the First Note Purchase Agreement and the Second Note Purchase Agreement, the “Debt Financing”), pursuant to which we issued (i) a secured convertible promissory note in the principal amount of $560,000.00, bearing interest at 6% per annum and secured by substantially all of our assets (the “Third Note” and together with the First Note and the Second Note, the “Streeterville Notes”), and (ii) a common stock purchase warrant to purchase a number of shares of our Class A common stock equal to $1,000,000 divided by the reference price established in connection with our Direct Listing, exercisable at the reference price and expiring six months after the closing of the Direct Listing. The First, Second, and Third Note are convertible into shares of our Class A common stock at a price equal to 85% of the reference price.

We also entered into an additional Securities Purchase Agreement (the “Equity Purchase Agreement” or “Equity Financing”) with Streeterville on August 25, 2025, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Streeterville will purchase up to an aggregate of $50,000,000 of Class A common stock over the 24-month term of the Equity Financing through one or more pre-paid purchases. The initial pre-paid purchase will close concurrently with this Direct Listing, at which time we will also issue a common stock purchase warrant (the “Equity Financing Warrant”) to purchase a number of shares of Class A common stock equal to $16,000,000 divided by the reference price, exercisable at the reference price and expiring six months after the closing of the Direct Listing.

For additional details regarding the Debt Financing and Equity Financing, see the section entitled “Business — Recent Developments.” The Debt Financing and Equity Financing will provide us with, and allow us to maintain, stockholders’ equity well in excess of the required minimum under Nasdaq Listing Rule 5505(b) as well as enable us to fund our operations through at least June 30, 2026, and after which we intend to raise additional capital pursuant to one or more registered offerings of equity or debt securities. However, we cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. If we are not able to raise additional capital when required or on acceptable terms, we may have to: (i) significantly delay, scale back or discontinue the development or commercialization of new products; (ii) seek collaborators for further development and commercialization of our products; or (iii) relinquish or otherwise dispose of some or all of our rights to technologies or the products that we would otherwise seek to develop or commercialize.

Risks Related to This Offering and Ownership of our Class A common stock

We are engaged in multiple transactions and offerings of our securities. Future resales and/or issuances of shares of Class A common stock, including pursuant to this prospectus, may cause the market price of our shares to drop significantly and may dilute stockholders.

On August 25, 2025, we entered into Equity Purchase Agreement with Streeterville, pursuant to which Streeterville has committed to purchase up to $50,000,000 million of shares of our Class A common stock, subject to certain limitations and conditions set forth in the Equity Purchase Agreement. The shares of our Class A common stock that may be issued under the Equity Purchase Agreement may be sold by us to Streeterville from time to time for a period of up to 24 months from the closing of this Direct Listing, unless the Equity Purchase Agreement is earlier terminated. Within 20 days of the closing of this Direct Listing, we will file a Registration Statement on Form S-1 (the “Resale Registration Statement”) to register for resale from time to time up to 25,000,000 shares of Class A common stock that may be purchased by Streeterville under the Equity Purchase Agreement. Because the per-share purchase price that Streeterville will pay for shares of Class A common stock in any transaction that may be effected pursuant to the Equity Purchase Agreement may be determined either by reference to the reference price established in connection with the Direct Listing or, upon certain trigger events, 90% of the volume weighted-average price during the applicable period on the applicable purchase date, it is not possible for us to predict the number of shares of Class A common stock that we will sell to Streeterville under the Equity Purchase Agreement. If it becomes necessary for us to issue and sell to Streeterville more than 25,000,000 shares of Common Stock as a result of certain resets to the floor price at which Streeterville may purchase shares of our Class A common stock, we may need to file additional registration statements with the SEC to register such additional shares of our Class A common stock for resale. Also on August 25, 2025, we issued to Streeterville the Debt Financing Warrant and will, upon the closing of this Direct Listing, issue the Equity Financing. Pursuant to the Note Purchase Agreement, we agreed to register for resale, pursuant to this prospectus, up to 2,500,000 shares of Class A common stock for issuance upon exercise of the Debt Financing Warrant and Equity Financing Warrant. For additional information on the Equity Purchase Agreement, Note Purchase Agreement, Debt Financing Warrant and Equity Financing Warrant, see “Risk Factors — We may not be able to continue as a going concern without additional financing, and if such financing is not available to us or is not available to us on acceptable terms, we may be forced to cease operations” and “Business — Recent Developments.”

In addition, certain of our current and former employees, directors, and consultants hold outstanding options under our equity compensation plans, and certain of our current and future employees, directors and consultants are expected to be granted equity awards and purchase rights under equity compensation plans. Holders of Class A common stock will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Class A common stock. For additional information on the 2025 LTIP and 2025 Omnibus Plan, see “Executive and Director Compensation — Equity Compensation Plans.”

Additionally, certain of our employees, executive officers and directors will enter into Rule 10b5-1 trading plans providing for sales of shares of our Class A and Class B common stock from time to time. Under a Rule 10b5-1 trading plan, a broker executes trades pursuant to parameters established by the employee, director, or officer when entering into the plan, without further direction from the employee, officer, or director. A Rule 10b5-1 trading plan may be amended or terminated in some circumstances. Our employees, executive officers and directors also may buy or sell additional shares outside of a Rule 10b5-1 trading plan when they are not in possession of material, non-public information.

The market price of shares of our Class A common stock could drop significantly if the holders of the shares of Class A common stock described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our Class A common stock or other securities. The issuance of additional Class A common stock may also significantly dilute the equity interests of existing holders of the Company’s securities.

The direct listing process differs from an initial public offering underwritten on a firm-commitment basis.

This is not an underwritten initial public offering of Class A common stock. This listing of our Class A common stock on Nasdaq differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

•        There are no underwriters engaged on a firm-commitment basis. Consequently, prior to the opening of trading on Nasdaq, there will be no traditional book-building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of trading of our common stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an initial public offering underwritten on a firm-commitment basis. Moreover, there will be no underwriters engaged on a firm-commitment underwritten basis assuming risk in connection with the initial resale of shares of our common stock. In an initial public offering underwritten on a firm-commitment basis, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the market price of shares. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions, there could be greater volatility in the public price of our common stock during the period immediately following the listing. See also “— Our common stock currently has no public market. An active trading market may not develop or continue to be liquid and the market price of shares of our common stock may be volatile.”

•        There is not a fixed number of shares of common stock available for sale. Therefore, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any or all of their Class A common stock and there may initially be a lack of supply of, or demand for, our common stock on Nasdaq. Alternatively, we may have a large number of Registered Stockholders or other existing stockholders who choose to sell their Class A common stock in the near term resulting in an oversupply of our Class A common stock, which could adversely impact the public price of our common stock once listed on Nasdaq and thereafter.

•        We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading on Nasdaq. Instead, we intend to host an investor day, as well as engage in certain other investor education meetings. In advance of the investor day, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor day, which will have content similar to a traditional roadshow presentation, and make one version of the presentation publicly available, without restriction, on a website. There can be no guarantees that the investor day and other investor education meetings will have the same impact on investor education as a traditional “roadshow” conducted in connection with a firm-commitment underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our common stock or sufficient demand among investors immediately after our listing, which could result in a more volatile public price of our Class A common stock.

Such differences from a firm-commitment underwritten initial public offering could result in a volatile trading price for our Class A common stock and uncertain trading volume, which may adversely affect your ability to sell any Class A common stock that you may purchase.

Limitations on investors’ ability to trace their shares to this registration statement may preclude claims under Sections 11 and 12 of the Securities Act, potentially reducing our liability exposure and limiting investors remedies.

In connection with this direct listing, we are registering 34,213,618 shares of our Class A common stock, all of which may be sold into the public market. Unlike in a traditional initial public offering, where all shares sold in the public market are issued pursuant to a registration statement, in a direct listing, both registered and unregistered shares may become freely tradeable simultaneously. As a result, purchasers in the public market following our direct listing may not be able to determine whether their shares were issued pursuant to this registration statement.

The ability to bring a claim under Section 11 of the Securities Act of 1933 requires that the security purchased be traceable to the allegedly defective registration statement. In Slack Technologies, LLC v. Pirani, 598 U.S. 759 (2023), the U.S. Supreme Court held that Section 11 applies only to shares that are actually issued pursuant to the registration statement. The U.S. Court of Appeals for the Ninth Circuit, in its 2025 opinion on remand, confirmed that the tracing requirement applies in the context of direct listings and that tracing shares to a registration statement is particularly difficult where registered and unregistered shares begin trading at the same time.

Accordingly, if you purchase our Class A common stock in the open market following this Direct Listing, you may not be able to assert claims under Section 11 or Section 12(a)(2) of the Securities Act for any material misstatements or omissions in this registration statement or related prospectus. This limitation may reduce the potential remedies available to investors, limit recovery in the event of a violation of the federal securities laws, and adversely affect the market price of our Class A common stock. Moreover, because our potential liability under the Securities Act may be reduced as compared to a traditional initial public offering, investors may face greater risk in the event of inaccurate or incomplete disclosure.

Our Class A common stock currently has no public market. An active trading market may not develop or continue to be liquid and the market price of shares of our Class A common stock may be volatile.

We expect our Class A common stock to be listed and traded on Nasdaq. Prior to the listing on Nasdaq, there has not been a public market for any of our securities, and an active market for our Class A common stock may not develop or be sustained after the listing, which could depress the market price of shares of our Class A common stock and could affect the ability of our stockholders to sell our Class A common stock. In the absence of an active public trading market, investors may not be able to liquidate their investments in our Class A common stock. An inactive market may also impair our ability to raise capital by selling shares of our Class A common stock, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using shares of our Class A common stock as consideration.

In addition, we cannot predict the prices at which our Class A common stock may trade on Nasdaq following the listing of our Class A common stock, and the market price of our Class A common stock may fluctuate significantly in response to various factors, some of which are beyond our control. In particular, as this listing is taking place through an appropriate but less common process that is not a firm-commitment underwritten initial public offering, there will be no traditional book-building process and no price at which traditional underwriters initially sold shares to the public to help inform efficient price discovery with respect to the opening trades on Nasdaq. On the day that our shares of Class A common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Advisor, in its capacity as our financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of Class A common stock are ready to trade, Nasdaq will calculate the Current Reference Price for our shares of Class A common stock, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with the Advisor, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will be executed at such price and regular trading of shares of our common stock on Nasdaq will commence. The Advisor will determine when our shares of Class A common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate preopening buy and sell interest), the Advisor will request that Nasdaq delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade. For more information, see “Plan of Distribution.”

Additionally, prior to the opening trade, there will not be a price at which underwriters initially sold shares of Class A common stock to the public as there would be in a firm-commitment underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, upon listing on Nasdaq, the public price of our Class A common stock may be more volatile than in a firm-commitment underwritten initial public offering and could decline significantly and rapidly.

Furthermore, because of our less common listing process on Nasdaq, Nasdaq’s rules for ensuring compliance with its initial listing standards, such as those requiring a valuation or other compelling evidence of value, are untested. In the absence of a prior active public trading market for our Class A common stock, if the price of our Class A common stock or our market capitalization falls below those required by Nasdaq’s eligibility standards, we may not be able to satisfy the ongoing listing criteria and may be required to delist.

In addition, because of our less common listing process and the potential consumer awareness and brand recognition of Virtuix, individual investors, retail or otherwise, may have greater influence in setting the opening public price and subsequent public prices of our Class A common stock on Nasdaq and may participate more in our initial trading than is typical for a firm-commitment underwritten initial public offering. These factors could result in a public price of our Class A common stock that is higher than other investors (such as institutional investors) are willing to pay, which could cause volatility in the trading price of our Class A common stock and an unsustainable trading price if the price of our Class A common stock significantly rises upon listing and institutional investors believe our Class A common stock is worth less than retail investors believe it is worth, in which case the price of our Class A common stock may decline over time. Further, if the public price of our Class A common stock is above the level that investors determine is reasonable for our Class A common stock, some investors may attempt to short our Class A common stock after trading begins, which would create additional downward pressure on the public price of our Class A common stock. To the extent that there is a lack of consumer awareness among retail investors, such a lack of consumer awareness could reduce the value of our Class A common stock and cause volatility in the trading price of our Class A common stock.

The public price of our Class A common stock following the listing also could be subject to wide fluctuations in response to the risk factors described in this prospectus and others beyond our control, including:

•        changes in the industries in which we operate;

•        variations in our operating performance and the performance of our competitors in general;

•        actual or anticipated fluctuations in our quarterly or annual operating results;

•        publication of research reports by securities analysts about us or our competitors or our industry;

•        the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•        our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•        additions and departures of key personnel;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving us;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our common stock available for public sale; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

In addition, securities exchanges have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our Class A common stock shortly following the listing of our Class A common stock on Nasdaq as a result of the supply and demand forces described above. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations and financial condition.

If we cannot meet the continued listing requirements of Nasdaq, Nasdaq may delist our securities.

As a public company, we are subject to the reporting requirements and the rules and regulations of the applicable listing standards of Nasdaq. If we fail to maintain compliance with the continued listing standards of Nasdaq, our securities may be delisted, which could negatively affect the market price and liquidity of our securities. In such a case, we may seek to regain compliance by implementing a number of available options. If in the future our securities are delisted from Nasdaq, we could face significant material adverse consequences, including: limited availability of market quotations for our securities; reduced liquidity for our shares; a determination that our shares are “penny stock,” which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our shares; a limited amount of news and analyst coverage; and decreased ability to issue additional securities or obtain additional financing in the future. In addition, as long as our shares are listed on Nasdaq, U.S. federal law prevents or preempts the states from regulating their sale, although the law does allow the states to investigate companies if there is a suspicion of fraud and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. If we were no longer listed on Nasdaq, we would be subject to regulations in each state in which we offer our shares.

Following the Direct Listing, there can be no assurance that the Company will be able to comply with the continued listing standards of Nasdaq.

Following the Direct Listing, if the Company fails to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum share price requirement, Nasdaq may take steps to delist the Company’s securities. Such a delisting would likely have a negative effect on the price of the securities and would impair stockholders’ ability to sell or purchase the securities when they wish to do so. In the event of a delisting, the Company can provide no assurance that any action taken by it to restore compliance with listing requirements would allow the securities to become listed again, stabilize the market price or improve the liquidity of the securities, prevent the securities from dropping below the Nasdaq minimum share price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if the securities are not listed on, or become delisted from Nasdaq, for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the securities may be more limited than if the Company was quoted or listed on Nasdaq or another national securities exchange. Stockholders may be unable to sell their securities unless a market can be established or sustained.

Future sales of Class A common stock by our Registered Stockholders and other existing stockholders could cause our share price to decline.

Our Class A common stock will be listed and traded on Nasdaq beginning on or about January 27, 2026. Prior to listing on Nasdaq, there has been no public market for our Class A common stock and there has not been a sustained history of trading in our Class A common stock in “over-the-counter” markets. While our Class A common stock may be sold after our listing on Nasdaq by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 under the Securities Act, unlike a firm-commitment underwritten initial public offering, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of Class A common stock and there may initially be a lack of supply of, or demand for, Class A common stock on Nasdaq. As described herein, certain shares of our common stock outstanding as of the date hereof will be registered under this registration statement. There can be no assurance that the Registered Stockholders and other existing stockholders will not sell all of their shares of Class A common stock, resulting in an oversupply of our Class A common stock on Nasdaq. In the case of a lack of supply of our Class A common stock, the trading price of our Class A common stock may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our Class A common stock if they are unable to purchase a block of our Class A common stock in the open market due to a potential unwillingness of our existing stockholders to sell a sufficient amount of Class A common stock at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our Class A common stock, the market for our Class A common stock may be more volatile without the influence of long-term institutional investors holding significant amounts of our Class A common stock. In the case of a lack of market demand for our Class A common stock, the trading price of our common stock could decline significantly and rapidly after our listing. Therefore, an active, liquid and orderly trading market for our Class A common stock may not initially develop or be sustained, which could significantly depress the public price of our Class A common stock and/or result in significant volatility, which could affect your ability to sell your shares of Class A common stock.

You may be diluted by future issuances of preferred stock or additional common stock in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we adopted the Certificate which will authorize us to issue shares of capital stock and options, rights, warrants and appreciation rights relating to our capital stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion. We could issue a significant number of shares of capital stock in the future in connection with investments or acquisitions. Any of these issuances could dilute our existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our Class A common stock.

The future issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of shares of our Class A common stock, either by diluting the voting power of our Class A common stock if the preferred stock votes together with the Class A common stock as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our shares of our Class A common stock.

The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Class A common stock by making an investment in the Class A common stock less attractive. For example, investors in the Class A common stock may not wish to purchase Class A common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase Class A common stock at the lower conversion price, causing economic dilution to the holders of common stock.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.

We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our future ability to pay cash dividends on our common stock may also be limited by the terms of any future debt securities or credit facility. As a result, capital appreciation, if any, of the Class A common stock you purchase in this offering will be your sole source of gain for the foreseeable future.

We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) having the option of delaying the adoption of certain new or revised financial accounting standards, (iii) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

It is possible that some investors will find our common stock less attractive as a result of the foregoing, which may result in a less active trading market for our common stock and higher volatility in our stock price.

Our fifth amended and restated certificate of incorporation provides for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

We are a “controlled company” within the meaning of the listing standards of Nasdaq, and as a result, we will qualify for exemptions from certain corporate-governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Following this Direct Listing, our founder, Chief Executive Officer and Chairman, Jan Goetgeluk, will own 4,500,000 shares of our Class B common stock, which will represent approximately 77.89% of the combined voting power of both classes of our common stock outstanding immediately after this Direct Listing. As a result, we qualify as a “controlled company” within the meaning of the listing standards of Nasdaq, and we have elected not to comply with certain Nasdaq corporate-governance requirements. Under Nasdaq listing rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. For as long as we remain a controlled company, we are permitted to elect to rely on certain exemptions from Nasdaq’s corporate governance rules, including the following:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule requiring a compensation committee composed entirely of independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors or a nominating committee composed solely of independent directors.

We have elected to rely on the “controlled company” exemptions and you will not have the same protection afforded to shareholders of companies that are subject to Nasdaq’s corporate governance rules. See “Principal and Registered Stockholders” and “Management — Controlled Company.”

The Company has adopted a dual-class share structure with different voting rights, which may adversely affect the value and liquidity of our Class A common stock.

The Company has adopted a dual-class structure with different voting rights, and such dual-class share structure may result in a lower or more volatile market price of the Company’s Class A common stock. The Company’s dual class share structure is comprised of Class A common stock and Class B common stock. In respect of matters requiring the votes of stockholders, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to 20 votes. Only the shares of Class A common stock are tradable on the market upon the consummation of this Direct Listing. Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain stock market indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than five percent of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the Company’s dual-class share structure may prevent the inclusion of the Company’s Class A common stock in such indices and may cause shareholder advisory firms to publish negative commentary about the Company’s corporate governance practices or otherwise seek to cause the Company to change its capital structure. Any such exclusion from indices could result in a less active trading market for the Company’s securities. Any actions or publications by shareholder advisory firms critical of the Company’s corporate governance practices or capital structure could also adversely affect the value of the Company’s Class A common stock.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our Certificate and bylaws, each as amended, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, or for a change in the composition of our board of directors or management to occur, even if doing so would benefit our stockholders. These provisions include:

•        Authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•        Dividing our Board into three classes;

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates; and

•        advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at an annual meeting or special meeting of stockholders, which may discourage or delay a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company until the next stockholder meeting or at all.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our Board. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by, or beneficial to, our stockholders.

Our Certificate provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the U.S. of America will be the exclusive forums for certain disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

Our Certificate provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or the Securities Act or any other claim for which the federal courts of the U.S. have exclusive jurisdiction.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our fifth amended and restated certificate of incorporation provides that the federal district courts of the U.S. of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our fifth amended and restated certificate of incorporation, but there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our fifth amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.

The public price of our shares of Class A common stock, upon listing on Nasdaq, may have little or no relationship to the historical sales prices of our capital stock in private transactions.

Prior to listing on Nasdaq, there has been no public market for our shares of Class A common stock. Our Class A common stock has a limited history of trading in private transactions. In the section entitled “Sale Price History of our Capital Stock”, we have provided the historical sales prices of our Series B Preferred Stock in private transactions. Given the limited history of sales, this information may have little or no relation to broader market demand for our Class A common stock and thus the initial trading price of our Class A common stock on Nasdaq once trading begins. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the opening public prices and subsequent public prices of our shares of Class A common stock on Nasdaq. For additional details about the sale price history of our capital stock and how the initial listing price on Nasdaq will be determined, see “Sale Price History of Our Capital Stock” and “Plan of Distribution.”

The uncertainty associated with the fact that few companies have undertaken direct listings to date may lead to increased volatility and pricing challenges for our Class A common stock.

Few companies have conducted direct listings, and the process by which shares of our Class A common stock will be listed on Nasdaq is an appropriate but less common process. The absence of a traditional underwritten offering may result in a less orderly market for our Class A common stock, increased volatility in the trading price, and potential difficulties in achieving a stable market price. Unlike an initial public offering, there is no firm-commitment underwritten offering to help inform efficient and sufficient price discovery. Consequently, the public price of our Class A common stock may be more volatile than it would be if shares were initially listed in connection with a firm-commitment underwritten initial public offering. In addition, the trading volume and price of shares of our Class A common stock may be more volatile and subject to greater fluctuations due to the direct listing method.

The direct listing process differs from an initial public offering underwritten on a firm-commitment basis and the impact of awareness of our brand and investor recognition of our Company on the demand for our Class A common stock is unpredictable and our marketing and brand development efforts may not be successful.

We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading of our Class A common stock on Nasdaq. Instead, we may engage in certain investor presentations and educational meetings to enhance our brand awareness and investor recognition of our Company. In advance of any investor presentation or educational meeting, we will announce the date for such presentation or meeting through financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for any investor presentation or educational meeting that we hold, and will make the presentation publicly available, without restriction, on a website.

There can be no assurance that any investor presentations or other educational meetings that we hold will have the same impact on awareness of our brand and investor recognition of our Company as a traditional “roadshow” conducted in connection with a firm-commitment underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our Class A common stock or sufficient demand among investors immediately following our listing, which could result in a more volatile public price of our Class A common stock.

We have not agreed to indemnify the Registered Stockholders for claims arising in connection with sales of our Class A common stock in this offering, however, claims for indemnification by our directors and officers may reduce the amount of money available to us.

We have not agreed to indemnify the Registered Stockholders for claims arising in connection with sales of our Class A common stock under this prospectus. However, our Certificate provides that our directors and officers will be indemnified by us to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our six amended and restated certificate of incorporation and any indemnification agreements that we enter into with our directors and officers following the effectiveness of the registration statement of which this prospectus forms a part:

•        we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law;

•        Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•        we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•        we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•        we are authorized to enter into indemnification agreements with our directors, officers, employees, and agents and to obtain insurance to indemnify such persons; and

•        we may not retroactively amend our Certificate provisions to reduce our indemnification obligations to directors, officers, employees, and agents.

While we have procured directors’ and officers’ liability insurance policies, such insurance policies may not be available to us in the future at a reasonable rate, may not cover all potential claims for indemnification, and may not be adequate to indemnify us for all liability. Large indemnity payments to our directors and officers in excess of any available insurance would materially adversely affect our business, financial condition, and results of operations.

General Risks

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Class A common stock.

Securities research analysts may establish and publish their own periodic projections for our Company. These projections may vary widely and may not accurately predict the results we actually achieve. The price of our Class A common stock may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline.

Our internal computer systems, or those of any of our manufacturers, contractors, consultants, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

Despite the implementation of security measures, our internal computer systems and those of our current and any future manufacturers, contractors, consultants, collaborators and third-party service providers, are vulnerable to damage from computer viruses, cybersecurity threats, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failure. Because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors or organizations with which we have formed strategic relationships. Notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses and remediation costs. We also rely on third parties for certain portions of our manufacturing process, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data, or inappropriate disclosure of confidential or proprietary information, we could be exposed to litigation and governmental investigations, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or international privacy and security laws.

Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption, failure or security breach. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

Our operations are vulnerable to interruption by fire, severe weather conditions, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could harm our business.

Our facility is located in a region which experiences severe weather from time to time. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major tornado, flood, fire, earthquake, power loss, terrorist activity or other disasters and do not have a recovery plan for such disasters. In addition, we do not carry sufficient insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could harm our business. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business plan and strategy, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•        the implementation of our business model and our strategic plans for our business, product, services and technology;

•        our commercialization and marketing capabilities and strategy;

•        our Customer Acquisition Cost (“CAC”), return-on-ad-spend (“ROAS”), our ability to scale product sales, and our intended gross profit margins;

•        our ability to enter the Defense market with VTW and win government contracts;

•        our ability to establish or maintain collaborations or strategic relationships or obtain additional funding;

•        our competitive position;

•        the scope of protection that we are able to establish and maintain for intellectual property rights covering our products, services and technology;

•        developments and projections relating to our competitors and our industry;

•        our estimates regarding expenses, future revenue, interest costs, capital requirements liquidity and needs for additional financing;

•        the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements; and

•        the impact of new or existing laws, regulations and legal decisions on our business and strategy, and our ability to respond to adverse political events and unfavorable government policies, such as international trade wars and increases to import tariffs.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

MARKET AND INDUSTRY DATA

This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data-gathering process, and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

We own or otherwise have rights to the trademarks, including those mentioned in this prospectus, used in conjunction with the operation of our business. This prospectus includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks and tradenames of other entities, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, service marks and tradenames. We do not intend our use or display of other entities’ trademarks, service marks or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

USE OF PROCEEDS

The Registered Stockholders may, or may not, elect to sell shares of our Class A common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our Class A common stock covered by this prospectus, we will not receive any proceeds from any such sales of our Class A common stock. See “Principal and Registered Stockholders.”

DIVIDEND POLICY

We have never declared or paid dividends on our Class A common stock. We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors. Any such determination will also depend upon our business prospects, operating results, financial condition, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our future ability to pay dividends on our common stock may also be limited by the terms of any future debt securities or credit facility.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2025, as follows:

•        on an actual basis;

•        on a pro forma basis to give effect to the exchange of Mr. Goetgeluk’s Class A common stock for Class B common stock. For more information, see “Prospectus Summary — Corporate Structure” and “Certain Relationships and Related Person Transactions — Class B Common Stock Exchange.”; and

•        on a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments set forth above and (ii) receipt of aggregate gross proceeds of $500,000 as a result of the issuance of the Second Note with a principal amount of $560,000 after September 30, 2025 and (iii) receipt of aggregate gross proceeds of $500,000 as a result of the issuance of the Third Note with a principal amount of $560,000 after September 30, 2025 and (iv) receipt of aggregate gross proceeds of $1,500,000 as a result of the issuance of subordinated promissory notes (the “October Promissory Notes”) with a principal amount of $1,650,000 after September 30, 2025 and (v) 57,579 shares of Class A common stock issued upon exercise of warrants after September 30, 2025, with an exercise price of $.01 per share and (vi) 22,857 shares of Class A common stock issued to MZHCI, LLC as compensation expense after September 30, 2025.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and related notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of September 30, 2025
	Actual	Pro Forma	Pro Forma as Adjusted
	(unaudited) (in thousands, except per-share numbers)
Cash and cash equivalents	$564,567	$564,567	$3,065,143
Debt:
Current portion of notes payable, net of discount and unamortized deferred loan costs	2,759,535	2,759,535	2,759,535
Current portion of EIDL loan	560	560	560
EIDL Loan	23,805	23,805	23,805
Second Note			560,000
Third Note			560,000
October Promissory Notes	—	—	1,650,000
Total Debt	$2,783,900	$2,783,900	$5,553,900
Stockholders’ equity:
Class A common stock, $0.001 par value per share; 300,000,000 shares authorized, 25,272,021 shares issued and outstanding, actual; 300,000,000 shares authorized, 26,272,021 shares issued and outstanding, pro forma; and 300,000,000 shares authorized, 26,352,457 shares issued and outstanding, pro forma as adjusted	25,272	26,272	26,352
Class B common stock, $0.001 par value per share; 50,000,000 shares authorized, 5,500,000 shares issued and outstanding, actual; 50,000,000 shares authorized, 4,500,000 shares issued and outstanding, pro forma; and 50,000,000 shares authorized, 4,500,000 shares issued and outstanding, pro forma as adjusted	5,500	4,500	4,500
Additional paid-in capital	65,630,664	65,630,664	65,669,788
Accumulated deficit	(66,653,948)	(66,653,948)	(66,692,576)
Total stockholders’ (deficit) equity	$(992,512)	$(992,512)	$(991,936)
Total capitalization	$1,791,388	$1,791,388	$4,561,964

The number of shares of our common stock reflected in our actual and pro forma information set forth in the table above excludes:

•        178,712 shares of Class A common stock reserved for issuance upon exercise of warrants outstanding as of December 30, 2025, with a weighted-average exercise price of $2.52 per share;

•        4,000,000 shares of Class A common stock reserved for issuance under our 2025 Omnibus Incentive Plan.

•        1,635,000 shares of Class A common stock reserved for issuance under our 2025 Long-Term Incentive Plan; and

•        564,470 shares of Class A common stock reserved for issuance under our 2014 Long-Term Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes and other financial information appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview and History

Virtuix pioneers movement in AI-generated worlds, whether imaginary or real, through the development of omni-directional treadmills that enable natural locomotion within VR games, digital twins, and other applications. Since our founding in 2013, we have introduced three generations of products to market, generating over $20 million in cumulative sales. Our flagship product, Omni One, represents a breakthrough in home entertainment, combining full-body movement with immersive VR gaming and fitness. We operate a vertically integrated business across product design, game development, manufacturing, and distribution, with a focus on three key markets: consumer, enterprise, and defense.

Our earlier products, Omni Pro and Omni Arena, established our footprint in commercial VR. We’ve sold more than 4,000 Omni Pro systems for enterprise, installed 80 Omni Arena systems at entertainment venues in the U.S., and built an Omni Arena player base of over 500,000 players who signed up with an email address to play. Omni One, our most recent product, is designed for the home consumer and supports full freedom of movement, including crouching, kneeling, and jumping, within popular VR games. In addition, we sell a version of Omni One for enterprise markets and, in parallel, we are developing VTW, a multi-user mission planning system targeted at the defense market.

We derive revenue through a combination of hardware sales and recurring software and service income. These include:

•        Omni One and Omni One Core hardware sales, with pricing ranging from $2,595 to $3,495.

•        Omni Online subscription service ($14/month or $140/year), offering multiplayer access, esports leaderboards, and free games.

•        Game sales via Omni One’s proprietary game store.

•        Enterprise solutions, including Omni One Enterprise and Omni Arena systems.

•        Accessory and replacement parts sales for Omni One and Omni Arena systems.

•        Omni Care maintenance subscriptions for Omni Arena.

•        Omniverse Credits for Omni Pro and Omni Arena gameplay (per-minute usage fees).

We target a gross margin of 40% on hardware sales of Omni One, Omni One Core, and second-hand Omni Arena systems, and 70% gross margin on Omni One Enterprise hardware sales. Recurring revenue from Omni Online, game sales, Omni Care, and Omniverse Credits provide high-margin, predictable cash flows that recur after initial hardware sales.

Since inception, we have operated at a loss, with revenues of $2,016,948 and $846,767 for the six months ended September 30, 2025 and 2024, respectively, and $3,590,438 and $2,408,920 in fiscal years ended March 31, 2025 and 2024, respectively. Our net losses were $(4,161,358) and $(10,053,455) for the six months ended September 30, 2025 and 2024, respectively, and $(14,648,792) and $(12,401,393) for the fiscal years ended March 31, 2025, and 2024, respectively. We anticipate continued operating losses as we pursue market penetration and revenue growth in 2026.

Key milestones for achieving sustainable profitability include:

•        Scaling Omni One consumer sales through increased marketing.

•        Supplementing potentially high-volume Omni One consumer sales with potentially high-margin defense contracts for VTW. We believe a “dual-use” strategy of building consumer sales plus defense contracts can position us for achieving revenue growth and sustainable profitability.

VTW is still in development. We aim to present a proof-of-concept of VTW to potential customers by calendar year-end 2025, but we expect that meaningful sales of VTW in the defense sector may not materialize until fiscal year 2027 at the earliest. Despite the long sales cycle for penetrating the defense market, we believe that VTW will retain a strong competitive moat because of our expansive omni-directional treadmill patent portfolio, our position as a U.S. company, and the inherent barriers to entry for defense applications that competitors will face, including multi-year procurement cycles and high switching costs. To sell VTW, we will need to comply with certain requirements and regulations to qualify for government contracts or awards, depending on the type of contract or award, including but not limited to compliance with the FAR and DFARS, Export Administration Regulations, cybersecurity regulations, and requirements and restrictions related to the secure sourcing of components, including the Buy American Act and Berry Amendment. For additional information, see “Risk Factors — Our business with governmental entities will be subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and may be negatively or positively impacted by any change thereto.” The development of VTW is part of our already ongoing R&D efforts and expenditures, and we do not foresee a meaningful increase in operational costs resulting from VTW.

Following our shift in R&D and marketing efforts to Omni One, and the shift in demand for entertainment attractions from staffed VR attractions such as Omni Arena to unstaffed, lower-tech offerings, we consider the Omni Arena business to be in sustaining mode. We no longer produce new systems or invest in new games or software upgrades for the system, but we continue to support our existing Omni Arena operators and earn recurring revenues from Omni Care maintenance contracts, Omniverse Credits sales, and the sale of repair and replacement parts. We also facilitate secondary market sales of Omni Arena systems and earn a target gross margin of approximately 40% on revenues earned from reselling second-hand systems and disassembling, moving, and installing such systems.

Our path to profitability relies on scaling Omni One sales at an acceptable CAC and on gaining adoption of VTW for immersive mission planning in the defense sector. Although we believe that our plans are realistic, there is no guarantee that we will be able to scale Omni One sales or find product-market fit in the defense sector.

We believe Virtuix is well placed at the intersection of immersive gaming, fitness, and enterprise VR, and at the leading edge of the development of hyper-realistic digital twins of the real world through Gaussian splatting and other AI-driven 3D reconstruction technologies. In a world where AI is used to rapidly generate realistic virtual environments, whether imaginary game worlds or digital twins of the real world, we pioneer the technology and products for physically moving around in these virtual environments. We believe we are positioned to help define the next decade of VR advancements and be a leader in immersive gaming and simulation.

Factors Affecting our Business and Results of Operations

This section includes a summary of our historical results of operations, including detailed comparisons of our results for the six months ended September 30, 2025 and 2024 and the fiscal years ended March 31, 2025 and March 31, 2024. We have derived this data from our financial statements included elsewhere in this prospectus. Our auditor has completed their audit of our 2025 and 2024 financial statements in accordance with the standards of the PCAOB.

Results of Operations

Comparison of the Six Months Ended September 30, 2025 and 2024

Net Revenues

Net sales for the six months ended September 30, 2025, were $2,016,948, a 138% increase from sales of $846,767 for the six months ended September 30, 2024. This increase is primarily attributable to new sales of Omni One and the fulfillment of legacy Omni One preorders that were placed during our preorder period that ended in September 2024. In the six months ended September 30, 2025, net revenues of $405,656 were attributable to the fulfilment of outstanding Omni One preorders, with $264,990 of those net preorder revenues resulting from sales to investors who used an investor discount.

The following table summarizes our revenue by product line:

	Six Months Ended September 30, 2025	Six Months Ended September 30, 2024
SALES
Omni Pro units and accessories, net of discounts	$36,571	$62,821
Omniverse Credits	84,453	123,967
Omni Care program	94,667	94,990
Omni Arena	436,821	140,807
Omni One	1,364,436	424,182
NET SALES	$2,016,948	$846,767

Cost of Goods Sold

Cost of goods sold primarily consists of material costs and shipping costs of Omni One and Omni Arena.

Cost of goods sold in the six months ended September 30, 2025 was $1,433,322, an increase of $250,370 from cost of goods sold of $1,182,952 in the six months ended September 30, 2024. The increase was primarily due to an increase in Omni One sales.

Gross profit in the six months ended September 30, 2025 increased by $919,811 compared to gross loss in the six months ended September 30, 2024, and gross margin as a percentage of revenues increased from -40% in the six months ended September 30, 2024 to 29% in the six months ended September 30, 2025. This increase in gross margin was the result of an increase in the selling price of the complete Omni One system from $2,595 to $3,495 plus shipping, effective since November 2024, and the completion of the delivery of nearly all discounted units to equity crowdfunding investors. In the six months ended September 30, 2025, net revenues of $664,716 resulted from the delivery of discounted units, and the aggregate value of all discounts totaled $167,319 for the same period.

Operating Expenses

Operating expenses consist of general and administrative expenses, which are primarily salaries, professional fees, and expenses related to the administrative functions of the Company, research and development expenses, which consist primarily of product development costs and salaries, and sales and marketing expenses, which represent advertising and other marketing costs, as well as the associated personnel costs.

	Six Months Ended September 30, 2025	Six Months Ended September 30, 2024
Selling Expenses	$1,395,449	$906,237
General & Administrative	2,366,449	6,935,916
Research & Development	398,185	1,700,084
Total Operating Expenses	$4,160,083	$9,542,237

Total operating expenses decreased to $4,160,083 in the six months ended September 30, 2025 from $9,542,237 in the six months ended September 30, 2024.

•        Selling Expenses:    For the six-month period ending September 30, 2025 compared to the same period in 2024, Selling Expenses increased to $1,395,449 from $906,237, with the increase in the 2025 period largely driven by the significant digital ad spend for our Regulation Crowdfunding (“Reg CF”) investment campaign with StartEngine that ended around the end of June 2025.

•        General and Administrative Expenses:    For the six-month period ending September 30, 2025 compared to the same period in 2024, General and Administrative Expenses decreased to $2,366,449 from $6,935,916, primarily because the expenses in the six months ended September 30, 2024 included a one-time non-cash stock-based compensation expense of approximately $4.7 million for the issuance of an incentive stock award to an advisor and Board member.

•        Research and Development:    For the six-month period ending September 30th, 2025 compared to the same period in 2024, Research and Development expenses decreased to $398,185 from $1,700,084. This drop was due to a decrease in R&D spend and staffing following the completion of Omni One.

Net Loss

As a result of the foregoing, net loss for the six months ended September 30, 2025 was $(4,161,358) compared to $(10,053,455) for the six months ended September 30, 2024, representing a decrease in net loss of $5,892,097. The net loss for the six months ended September 30, 2024 included a one-time non-cash stock-based compensation expense of approximately $4.7 million.

Comparison of the Fiscal Years Ended March 31, 2025 and 2024

Net Revenues

Net sales for the fiscal year ended March 31, 2025, were $3,590,438, a 49% increase from $2,408,920 in fiscal year ended March 31, 2024. This increase was primarily attributable to the launch of Omni One in September 2024 and the fulfillment of Omni One preorders placed in fiscal years ended March 31, 2025 and 2024. In fiscal year 2025, net revenues of $2,104,446 were attributable to the fulfilment of Omni One preorders placed prior to fiscal year 2025, with $1,391,201 of those net preorder revenues resulting from sales to investors who used an investor discount. Quarterly revenue increased 4x from the first quarter to the fourth quarter of fiscal year 2025. The increase in Omni One sales more than offsets the decrease in Omni Arena revenues, caused primarily by market saturation and our shift in marketing and development focus from Omni Arena to Omni One.

Going forward, as is common for discretionary consumer products, we expect Omni One sales to be highly seasonal, with a majority of annual revenues to be earned during the third quarter of our fiscal year, driven by gift-giving and celebrations during the holiday season from November through December. As a result, we expect revenues and net income to be elevated in the third quarter of our fiscal year, while operational costs and cash outflows are expected to be higher in the second quarter as we increase marketing spending and ramp up production in anticipation of holiday sales.

Due to capital constraints in the first quarter and early second quarter of fiscal year 2026, we were unable to ramp up marketing of Omni One and build a strong sales pipeline in time for the expected holiday sales surge in the third quarter of fiscal year 2026. We improved our liquidity and capital resources in the second quarter of fiscal year 2026 thanks to the completion of our StartEngine Reg CF campaign and the Debt Financing. However, these capital constraints will impact overall revenue growth in fiscal year 2026 compared to fiscal year 2025. Thanks to the investments we received in the second quarter, we have started ramping up our marketing efforts related to Omni One and will continue to increase Omni One marketing spend in the third and fourth quarter of fiscal year 2026.

The following table summarizes our revenue by product line:

	Fiscal Year Ended March 31, 2025	Fiscal Year Ended March 31, 2024
SALES
Omni Pro units and accessories, net of discounts	$60,041	$205,846
Omniverse Credits	214,257	296,703
Omni Care program	130,990	256,667
Omni Arena	429,927	1,637,283
Omni One	2,755,223	12,421
NET SALES	$3,590,438	$2,408,920

Cost of Goods Sold

Cost of goods sold primarily consists of material costs and shipping costs of Omni One and Omni Arena.

Cost of goods sold in fiscal year ended March 31, 2025 was $3,817,815, an increase of $2,290,262 from costs of goods sold of $1,527,553 in fiscal year ended March 31, 2024. The increase was primarily due to an increase in Omni One sales.

In fiscal year ended March 31, 2025, gross profit decreased by $1,108,744 over fiscal year ended March 31, 2024. Gross margin as a percentage of revenues decreased from 37% in 2024 to -6% in 2025. This negative gross margin in 2025 was the result of the delivery of Omni One units sold to Virtuix investors who participated in our 2020 and 2023 equity crowdfunding campaigns in which investors were awarded discounts on Omni One purchases. These discounts, in some cases as high as 100% (i.e., free investor units), significantly impacted the profitability of Omni One units delivered in fiscal year ended March 31, 2025. In fiscal year 2025, net revenues of $2,116,089 resulted from the delivery of discounted units. The aggregate value of these discounts totaled $1,283,656 in fiscal year ended March 31, 2025.

We believe our gross margin will significantly increase in fiscal year 2026, because we finished delivering nearly all of the discounted investor units in the first quarter of fiscal year 2026, and we also increased the selling price of the complete Omni One system from $2,595 to $3,495 plus shipping in November 2024. We target a gross margin of 40% on the hardware sales of Omni One and Omni One Core, further supplemented by high-margin sales of Omni Online subscriptions.

Operating Expenses

Operating expenses consist of general and administrative expenses, which are primarily salaries, professional fees, and expenses related to the administrative functions of the Company, research and development expenses, which consist primarily of product development costs and salaries, and sales and marketing expenses, which represent advertising and other marketing costs, as well as the associated personnel costs.

	Fiscal Year Ended March 31, 2025	Fiscal Year Ended March 31, 2024
Selling Expenses	$1,645,147	$2,033,620
General & Administrative	10,129,112	8,420,984
Research & Development	2,185,133	2,621,650
Total Operating Expenses	$13,959,392	$13,076,254

Total operating expenses increased to $13,959,392 in fiscal year ended March 31, 2025 from $13,076,254 in fiscal year ended March 31, 2024.

•        Selling Expenses:    Decreased to $1,645,147 from $2,033,620, largely driven by the significant digital ad spend for our Reg CF investment campaign with DealMaker in fiscal year ended March 31, 2024 that was not present in fiscal year ended March 31, 2025.

•        General and Administrative Expenses:    Grew to $10,129,112 from $8,420,984, primarily due to an expansion of operational staff in fiscal year ended March 31, 2025 to prepare for the launch of Omni One. Both fiscal years include a non-cash stock-based compensation expense of approximately $4.7 million for the issuance of an incentive stock award to an advisor and Board member.

•        Research and Development:    Decreased to $2,185,133 from $2,621,650, reflecting a decrease in R&D spend and staffing following the completion of Omni One.

In the third quarter of fiscal year ended March 31, 2025, following the launch of Omni One, we reduced our headcount by approximately 30%, primarily in our software development and engineering departments, to reflect the substantial completion of the Omni One system.

Net Loss

As a result of the foregoing, net loss for the fiscal year ended March 31, 2025 was approximately $(14,648,792) compared to approximately $(12,401,393) for the fiscal year ended March 31, 2024, an increase of approximately $2,247,399 or approximately 18%. The net losses in both fiscal years include a non-cash stock-based compensation expense of approximately $4.7 million.

Liquidity and Capital Resources

We continue to experience negative cash flows from operations as we expand our business. Our cash flows from operating activities are significantly affected by our cash investments to support the growth of our business in areas such as sales and marketing, product development, and general and administrative. Our operating cash flows are also affected by our working capital needs to support the scaling of manufacturing and inventories.

As of September 30, 2025 and March 31, 2025, the Company had cash on hand of $564,567 and $477,908, respectively, compared to $270,029 as of March 31, 2024. Since its inception, the Company has incurred net losses and funded its operations primarily through the issuance of equity securities. As of September 30, 2025 and March 31, 2025, the Company had a total stockholders’ deficit of $(992,512) and $(794,035), respectively, compared to stockholders’ equity of $1,398,861 as of March 31, 2024. The Company has incurred recurring losses from operations, and as of September 30, 2025 and March 31, 2025, had an accumulated deficit of $(66,653,948) and $(62,492,590), respectively, compared to $(47,843,798) as of March 31, 2024.

The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. The Company has developed plans to raise funds and continues to pursue sources of funding that management believes, if successful, would be sufficient to support the Company’s operation and growth.

During the fiscal year ended March 31, 2025, the Company raised the following proceeds from financing activities:

•        $3,598,805 through issuances of SAFE notes to accredited investors under Regulation D of the Securities Act.

•        $2,999,051 through issuances of Series B preferred stock pursuant to a Reg CF campaign with StartEngine, an online equity crowdfunding platform, and to accredited investors under Regulation D of the Securities Act.

•        $2,485,000 through issuances of unsecured promissory notes to accredited investors. Subsequently, outstanding notes with a principal amount of $117,500 were converted to Series B preferred stock during the fiscal year ended March 31, 2025, and outstanding notes with a principal amount of $400,000 were converted to Series B preferred stock during the six months ended September 30, 2025. As of September 30, 2025, notes with a principal amount of $1,967,500 remain outstanding.

During the six months ended September 30, 2025, the Company raised the following additional proceeds from financing activities:

•        $1,832,362 (net of investor and issuer fees) through issuances of Series B preferred stock pursuant to a Reg CF campaign with StartEngine, an online equity crowdfunding platform.

•        $112,990 through issuances of Series B preferred stock to accredited investors under Regulation D of the Securities Act.

•        $217,678 through issuances of unsecured promissory notes to two related parties, which was subsequently paid back in the same period. For additional information, see “Certain Relationships and Related-Party Transactions — Related-Party Promissory Notes.”

•        $2,000,000 through the First Note Purchase Agreement with Streeterville, pursuant to which Virtuix issued the First Note in the principal amount of $2,220,000.

As an additional inducement for certain investors to participate in our Series B preferred stock financing, we issued warrants to purchase shares of our common stock. At the time of issuance, these warrants were exercisable for an aggregate of 313,153 shares of common stock of Virtuix at an exercise price of $0.01 per share. As of December 30, 2025, all 313,153 common stock warrants had been exercised.

The Company has also raised proceeds from financing of $6,201,917 in the fiscal year ended March 31, 2024.

In association with various agreements to obtain financing with Western Technology Investment between September 2014 and April 2022, the Company has granted warrants to Western Technology Investment to purchase stock in Virtuix. As of December 30, 2025, these warrants were exercisable for an aggregate of 178,712 shares of common stock of Virtuix, of which 128,646 at an exercise price of $2.332 per share and 50,066 at an exercise price of $2.996 per share.

On August 25, 2025, we entered into a Securities Purchase Agreement with Streeterville, pursuant to which Virtuix issued the First Note in the principal amount of $2,220,000. The First Note includes an original issue discount of $200,000 and additional closing costs of $20,000. The First Note bears interest at a rate of 6% per annum, is secured by all assets of the Company, and matures nine months from the funding date. The Company received $2,000,000 in gross proceeds at closing. In addition, Streeterville received the Debt Financing Warrant. On October 30, 2025, we entered into a Securities Purchase Agreement with Streeterville, pursuant to which we issued (i) the Second Note in the principal amount of $560,000.00, bearing interest at 6% per annum and secured by substantially all of our assets and (ii) a common stock purchase warrant to purchase a number of shares of our Class A common stock equal to $1,000,000 divided by the reference price established in connection with our Direct Listing. The Second Note includes an original issue discount of $50,000 and additional closing costs of $10,000. The Company received $500,000 in gross proceeds at closing of the Second Note. On December 19, 2025, we entered into a Securities Purchase Agreement with Streeterville, pursuant to which we issued (i) the Third Note in the principal amount of $560,000.00, bearing interest at 6% per annum and secured by substantially all of our assets and (ii) a common stock purchase warrant to purchase a number of shares of our Class A common stock equal to $1,000,000 divided by the reference price established in connection with our Direct Listing. The Third Note includes an original issue discount of $50,000 and additional closing costs of $10,000. The Company received $500,000 in gross proceeds at closing of the Third Note.

The Streeterville Notes are convertible into shares of common stock at a price equal to 85% of the reference price established in connection with the Direct Listing. The Streeterville Notes are our only secured debt. They contain customary events of default, including failure to make payments or deliver shares, and provides for increased interest and penalties in the event of default. The Streeterville Notes may be prepaid at a premium, subject to certain conditions, and is subject to ownership and selling limitations. The shares underlying the Streeterville Notes and warrants will be registered for resale in connection with this Direct Listing. Ten days following the date on which the Resale Registration Statement providing for the registration of shares issuable pursuant to the Equity Purchase Agreement is declared effective, the Streeterville Notes will automatically be exchanged for and applied to the purchase price of a pre-paid purchase under the Equity Purchase Agreement in an aggregate principal amount equal to the outstanding balance then due under the Streeterville Notes.

Under applicable rules of the Nasdaq Stock Market, in no event may the Company issue more than the number of shares of its common stock which equals 19.99% of the pre-transaction common stock outstanding in a private transaction (the “Exchange Cap”) at a price less than the “Minimum Price” (as defined in the Nasdaq 5600 Series listing rules), unless the Company first obtains stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules. Furthermore, pursuant to the Debt Financing transaction documents, the Company must seek stockholder approval to exceed the Exchange Cap at its next annual or special meeting of stockholders. Accordingly, the Company plans to obtain stockholder approval to issue common stock, including the issuance of common stock upon conversion, exercise, or settlement of warrants, in an amount that may exceed 19.99% of the Company’s issued and outstanding common stock where the issue price is less than the Minimum Price.

Proceeds from the Debt Financing were used to pay off existing indebtedness, including but not limited to retiring the Company’s only secured indebtedness outstanding prior to the Debt Financing, with the remaining proceeds used or to be used for working capital and general corporate purposes.

On August 25, 2025, we entered into the Equity Purchase Agreement with Streeterville, pursuant to which Streeterville committed to purchase up to $50,000,000 of Class A common stock through one or more prepaid advances over a 24-month period. The initial advance of $8,000,000 (net of original issue discount) will be funded at the closing of the Direct Listing, with subsequent advances subject to certain conditions, including minimum market capitalization, trading volume, and compliance with Nasdaq listing standards. Each advance includes an 8% original issue discount and bears interest at 6% per annum. Streeterville will also receive the Equity Financing Warrant. The conversion price for the advances is set at 120% of the reference price, with, subject to certain triggers, an alternate conversion price based on 90% of the lowest volume-weighted average price during the ten trading days prior to conversion, subject to a $2.00 price floor. The Equity Purchase Agreement includes customary events of default, selling and ownership limitations, Company covenants, and a prepayment option for the Company. The shares underlying the advances will be registered for resale following the Direct Listing. The shares underlying the warrants will be registered for resale in connection with this Direct Listing.

We may request advances up to an aggregate of $50,000,000 over the term of the Equity Purchase Agreement; however, Streeterville’s obligation to fund advances is not solely at the discretion of the Company. Each advance is subject to a number of conditions, including that our market capitalization is at least $95,000,000 and both our 20-day and 60-day median and average daily trading volumes are at least $350,000 at the time of any request for a subsequent advance. Additional requirements include compliance with continued listing standards and an effective registration statement for the resale of shares issuable pursuant to the outstanding advances. If we fail to meet any of these conditions at the time of a request, Streeterville may decline to provide the requested funds. As a result, there is no assurance that we will be able to access the full $50,000,000 or any specific amount under the Equity Purchase Agreement, and our ability to request subsequent advances may be limited by market conditions, our performance, or other factors outside our control.

In October and November 2025, we issued unsecured promissory notes (the “October Promissory Notes”) to investors in a transaction exempt from registration under Section 4(a)(2) of the Securities Act, and Rule 506(b) promulgated under Regulation D for total proceeds of $1,500,000. The October Promissory Notes bear principal equal to 110% of each investor’s cash investment, accrue simple interest at 6.0% per annum, and mature on March 31, 2026 (as extended by the Company, in its sole discretion, from December 31, 2025). At or before maturity, the Company may repay the full outstanding principal and interest in cash or convert that amount into Common Stock at a price equal to 85% of the Nasdaq listing price; beginning on the Initial Listing Date and continuing until full repayment, the noteholder may likewise elect to convert outstanding indebtedness at the same conversion price. As of December 30, 2025, the principal amount of $1,650,000 remains outstanding.

As of December 30, 2025, our current obligations include unsecured promissory notes due March 31, 2026, with an outstanding principal balance of $1,967,500 and accrued interest of approximately $400,000, an EIDL loan with a carrying amount of approximately $24,500 maturing in August 2050, secured promissory notes issued to Streeterville Capital, LLC, convertible into shares of our Class A common stock, with an outstanding principal balance of $2,780,000 and accrued interest of approximately $33,000, subordinated convertible promissory notes due March 31, 2026, with an outstanding principal balance of $1,650,000 (convertible into shares of our Class A common stock), current operating lease obligations totaling approximately $170,000, and outstanding gift card liabilities of approximately $457,000.

We anticipate incurring additional losses for the foreseeable future, and we may never become profitable. Furthermore, while we have decreased our operating expenses by reducing our personnel following the launch of Omni One, we nevertheless expect expenses to increase in connection with scaling sales, marketing, and production of Omni One, and in connection with being a public company. At the time of Direct Listing, following the funding of the initial advance from Streeterville of $8,000,000 and assuming the payoff of all unsecured promissory notes due March 31, 2026, we estimate we’ll have the resources to conduct our planned operations for at least 6 months. To continue as a going concern and execute our operating plan for the next 12 months, we estimate we’ll require additional funding of approximately $3,000,000.

Our operating plan is predicated on a variety of assumptions including, but not limited to, the level of product demand, cost estimates, our ability to continue to raise additional financing and the state of the general economic environment in which we operate. There can be no assurance that these assumptions will prove accurate in all material respects, or that we will be able to successfully execute our operating plan. In the absence of additional appropriate financing, we may have to modify our plan or slow down the pace of development and commercialization.

Notwithstanding the foregoing, we believe that by pursuing a public listing, we will gain access to additional funding in the public capital markets, allowing us to scale marketing and production of Omni One and accelerate our revenue growth.

The following table summarizes our cash flows from operating, investing, and financing activities for the six months ended September 30, 2025 and September 30, 2024:

	Six Months Ended September 30, 2025	Six Months Ended September 30, 2024
Net cash used in operating activities	$(3,636,689)	$(5,208,120)
Net cash used by investing activities	$(22,580)	$(461,418)
Net cash provided by financing activities	$3,745,928	$6,107,982

The following table summarizes our cash flows from operating, investing, and financing activities for the fiscal years ended March 31, 2025 and March 31, 2024:

	Fiscal Year Ended March 31, 2025	Fiscal Year Ended March 31, 2024
Net cash used in operating activities	$(7,890,252)	$(6,727,556)
Net cash used by investing activities	$(467,189)	$(1,111,014)
Net cash provided by financing activities	$8,565,320	$5,839,354

Tariffs

Our products are currently manufactured primarily in China and imported into the United States, and therefore import tariffs have potential to materially impact our financial results by reducing our profit margins or forcing us to raise selling prices to the consumer, which could in turn depress demand. We consider the materiality threshold to be any tariff level that exceeds 30% and remains elevated for a sustained period. For additional information, see “Risk Factors — Unfavorable global economic and political conditions, including tariffs and trade barriers, could adversely affect our business, financial condition or results of operations.”

We have already taken steps to mitigate the impact of tariffs on China-made goods by developing Taiwan as an alternative manufacturing location. In January 2023, we opened a wholly owned Taiwan subsidiary named Virtuix Manufacturing Taiwan Ltd. We then sent our Taiwan personnel to work at our factory in Zhuhai, China to spend more than two years learning how to manage the complex supply chain and production steps required for manufacturing Omni One. If import tariffs on goods from China were to exceed the materiality threshold for a sustained period, we can add Taiwan as an alternative manufacturing location for Omni One.

We do not foresee the U.S. imposing high tariffs on imports from Taiwan. Government agencies and industry groups in Taiwan are moving to earn favorable tariff treatment by increasing purchases of U.S. commodities and scaling up investments in America’s manufacturing sector.

The production processes needed for assembling Virtuix’s omni-directional treadmills are similar to those used to make traditional treadmills for fitness. An industrial cluster in Taichung, a city in central Taiwan, serves as a worldwide center for fitness equipment manufacturing services, making Taiwan an ideal location for cost-effectively manufacturing Omni One. Using the Taiwanese supply chain to make Virtuix products is a model we have used before. Before setting up our own factory, we outsourced production of our first product, Omni Pro, to a Taiwanese fitness equipment maker.

Because Taiwan and China share common supply chains for raw materials, setting up the assembly of Omni One in Taiwan can occur without disrupting our output or forcing us to invest capital in recreating all of the dies, molds, and production tools that reside in China. Although we would shift production of U.S.-bound products to Taiwan, our Zhuhai team can continue to contribute by producing many of the forged, cast, stamped, and molded plastic and metal parts that go into Omni One, and by manufacturing Omni One units for sale to customers in China, Europe, and other non-U.S. markets.

Although we have taken preparatory steps toward setting up Taiwan as an alternative production location, this process could encounter delays and unexpected costs that could hinder our ability to meet U.S. consumer demand, decrease our profit margins, and require capital expenditures.

Emerging Growth Company

We are an “emerging growth company,” as defined in the Jump Start Our Business Startups Act of 2012 (“JOBS Act”). The status of “emerging growth company” enables us to invest more in research & development and customer acquisition rather than compliance overhead. As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting and disclosure requirements that are applicable to public companies that are not emerging growth companies, and we have elected to take advantage of those exemptions. For so long as we remain an emerging growth company, we will not be required to:

•        have an auditor attestation report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•        submit certain executive compensation matters to shareholder advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; or

•        disclose certain executive compensation related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means that an emerging growth company can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. We have elected to take advantage of the extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

We will remain an emerging growth company for up to five years, or until the earliest of: (i) the last date of the fiscal year during which we had total annual gross revenues of $1.07 billion or more; (ii) the date on which we have, during the previous three-year period, issued more than $1.07 billion in non-convertible debt; or (iii) the date on which we are deemed to be a “large accelerated filer” as defined under Rule 12b-2 under the Exchange Act.

We do not believe that being an emerging growth company will have a significant impact on our business. Also, even once we are no longer an emerging growth company, we still may not be subject to auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act unless we meet the definition of a large accelerated filer.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While there are a number of significant accounting policies affecting our consolidated financial statements, management believes the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jump Start Our Business Startups Act of 2012 (“JOBS Act”). Under Section 107 of the JOBS Act, emerging growth companies are permitted to use an extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company, or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Virtuix Holdings Inc. as well as its subsidiaries required to be consolidated under accounting principles generally accepted in the United States of America (“GAAP”). Significant intercompany accounts and transactions have been eliminated upon consolidation.

Basis of Presentation

The consolidated financial statements are presented using the accrual basis of accounting, in U.S. dollars which is the Company’s functional currency. Therefore, revenues are recognized when earned and expenses are recognized when incurred.

The Company has adopted a fiscal year ending March 31st of each year.

Management’s Estimates

Preparing the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has not generated profits since inception, has negative cash flows from operations, has sustained net losses of ($4,161,358) and ($10,053,455) for the six months ended September 30, 2025 and 2024, respectively, and has accumulated deficits of $66,653,948 and $62,492,590 as of September 30, 2025 and March 31, 2025, respectively. The Company has limited working capital and liquid assets as of September 30, 2025 relative to its operating cash flow needs. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Management has taken several actions to ensure that the Company will continue as a going concern for the next twelve months from the date the consolidated financial statements are available to be issued:

1.      The Company will continue to ramp up marketing and sales of Omni One and anticipates significant revenues from the Omni One product line going forward.

2.      The Company continues to raise capital from existing and new shareholders as necessary to fund its operating needs.

No assurance can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which provides a five-step model to determine when and how revenue is recognized. Under this model, revenue is recognized in an amount that reflects the consideration the Company expects to be entitled to in exchange for transferring control of goods or services to a customer.

The Company applies the following five steps to all revenue-generating arrangements:

1.      Identify the contract with a customer;

2.      Identify the performance obligations in the contract;

3.      Determine the transaction price;

4.      Allocate the transaction price to the performance obligations; and

5.      Recognize revenue when or as each performance obligation is satisfied.

The Company’s contracts typically consist of product sales, installation services, support programs, or the sale of digital playtime credits. Each of these is evaluated to determine whether it represents a separate performance obligation.

The majority of revenue arrangements involve a single performance obligation to transfer or install physical goods. Revenue is recognized when control is transferred to the customer, which occurs as follows:

•        Omni Pro units and related accessories — Revenue is recognized upon shipment to the customer, which is when control transfers and title passes.

•        Omni One units — Revenue is recognized upon shipment, consistent with the Company’s shipping terms.

•        Omni Arena systems — Revenue is recognized upon installation at the customer’s location, which is when control transfers.

•        Omni Care service program — This is a separate performance obligation included with the sale of each Omni Arena contract, and the program includes access to routine maintenance support, supplies, and software service features. The Company allocates the transaction price to each performance obligation in the contract, including the Omni Care program, on a relative standalone selling price basis. The standalone selling price for Omni Care is based on observable prices for the service when sold separately ($2,000 per quarter) after the initial bundled period. Revenue for the Omni Care service program is recognized ratably over the 12-month period as the services are delivered evenly over time.

•        Omniverse Credits — These credits grant access to virtual content or gameplay tied to Omni Pro and Omni Arena units. Revenue is recognized over the period during which access is expected to be consumed, typically two months from purchase based on usage patterns.

•        Omni Online — Revenue is recognized over time, ratably over the subscription period.

Contracts may include multiple performance obligations. In such cases, the Company allocates the transaction price to each obligation based on relative standalone selling prices. Payment terms are generally fixed and do not include significant financing components.

Amounts received in advance of satisfying performance obligations are recorded as contract liabilities and recognized as revenue when the related obligation is fulfilled. The Company’s contracts do not typically include variable consideration, material rights, or warranties that give rise to separate performance obligations. Additionally, the Company has evaluated its role in the sale of digital content and has concluded that it acts as the principal, as it controls the content prior to transfer to the customer.

Cash and Cash Equivalents

The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months, when purchased, to be cash equivalents. As of September 30, 2025 and March 31, 2025, the Company’s cash and cash equivalents were deposited primarily in five financial institutions, which did not exceed federally insured limits as of September 30, 2025 or March 31, 2025.

All of a depositor’s accounts at an insured depository institution, including all non-interest bearing accounts, are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 in total. Balances in excess of this coverage are uninsured and subject to loss should the institution fail, with a possible offset against outstanding loans. The Company has not experienced any losses in such accounts and management believes the Company is not exposed to any significant credit risk related to cash. Cash and cash equivalents in the amount of $196,962 and $148,432, representing foreign deposits at financial institutions, are not insured by the FDIC at March 31, 2025 and 2024, respectively.

Accounts Receivable

Terms of payment are generally thirty days from the invoice date. Receivables are recorded net of an allowance for credit losses, which is established based on management’s best estimate of probable credit losses after considering factors such as previous loss history, customers’ ability to pay their obligations, and the condition of the general economy and industry as a whole.

Inventory Valuation

Inventory is stated at the lower of cost (first-in, first-out) or net realizable value in accordance with Topic 330, Inventory. Cost is computed using weighted average cost at one subsidiary and specific identification cost at the remaining subsidiaries. There is no material impact on the comparability of the financial results as a result of these differing methods. The Company applies net realizable value and obsolescence to the gross value of the inventory.

The Company estimates net realizable value based on estimated selling price less further costs to completion and disposal. The Company impairs slow-moving products by comparing inventories on hand to projected demand. When impairments are established, a new cost basis of the inventory is created.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. Leasehold improvements are amortized over the shorter of the term of the respective operating lease or the estimated economic life of the asset. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate.

The estimated useful lives for significant property and equipment categories are as follows:

Computer Equipment	5 years
Furniture and Fixtures	7 years
Machinery and Equipment	3 – 7 years
Office Equipment	5 – 7 years
Leasehold Improvements	3 – 5 years

Fair Value Measurements

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued expenses, notes payable, and lease liability. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

•        Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

•        Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

•        Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated balance sheets approximate their fair value.

Intangibles

The Company’s intangible assets include software, trademarks, customer lists, and a website, which are amortized on a straight-line basis over their estimated useful lives. The costs of developing intangible assets for internal use are expensed as incurred.

The estimated useful lives for significant intangible asset categories are as follows:

Software	3 – 5 years
Trademarks	Indefinite
Customer Lists	3 years
Website	3 years

Software and Website Development Costs

The Company accounts for software development costs in accordance with several accounting pronouncements, including Topic 730, Research and Development, Topic 985-20, Costs of Computer Software to be Sold, Leased, or Marketed and Topic 330-10, Inventory.

Costs incurred during the period of planning and design, prior to the period determining technological feasibility, for all software developed for internal and external use, has been charged to operations in the period incurred as research and development costs. Additionally, costs incurred after determination of readiness for market have been expensed as research and development. The Company capitalizes certain costs in the development of its proprietary software (computer software to be sold, leased or licensed) for the period after technological feasibility was determined and prior to marketing and initial sales. Once technological feasibility is reached, and the software has been released for sale, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products. These capitalized costs are amortized over their estimated useful lives and reviewed for impairment in accordance with Topic 330 when indicators of impairment exist.

Website development costs are accounted for separately under Topic 350-50, Website Development Costs.

Deferred Revenue

Deferred revenue represents cash received from customers for which the related revenue has not yet been earned. This primarily includes preorders of Omni One units and Omni Pro units that have not yet been delivered or refunded by the end of the reporting period. Deferred revenue also includes preorders of Omni Arenas not yet installed, as well as deferred revenue related to Omniverse Credits and Omni Care subscriptions associated with installed Omni Arena units for which revenue recognition criteria have not been met.

For the fiscal years ended March 31, 2025 and 2024, changes in deferred revenue were due to the following:

	Fiscal Year Ended March 31, 2025	Fiscal Year Ended March 31, 2024
Beginning deferred revenue	$1,850,342	$1,044,249
Amounts deferred during the year	3,109,944	2,445,020
Less refunds	(90,103)	(29,796)
Less revenue recognized	(3,100,627)	(1,609,131)
Ending deferred revenue	$1,769,556	$1,850,342

Deferred revenue as of September 30, 2025 and March 31, 2025 consists of the following:

	September 30, 2025	March 31, 2025
Omni One	$38,783	$936,821
Omni Pro	449,635	451,545
Omni Arena	166,193	290,169
Omni Online	40,269	44,104
Omniverse Credits	30,651	37,584
Omni Care subscriptions	12,667	9,333
Total	$738,198	$1,769,556

Revenue recognized during the six months ended September 30, 2025 and 2024 that was included in deferred revenue at the beginning of the respective periods was $1,695,562 and $612,697, respectively.

Payments received from customers during the six months ended September 30, 2025 and 2024 that increased deferred revenue was $910,651 and $1,781,606, respectively.

Deferred revenue includes legacy preorders for Omni Pro units that we have not been able to refund to customers due to an inability to get in touch with these customers. We no longer produce or sell Omni Pro. As of September 30, 2025, the value of unrefunded Omni Pro preorders totaled $449,635. We plan to report these preorders as unclaimed

(escheated) property to the State of Texas and submit these funds to the Texas Comptroller of Public Accounts. The related balance will be reclassified from deferred revenue to an escheatment liability account, both of which are presented within current liabilities. The liability will be relieved when the funds are remitted to the State. There will be no impact to the Company’s Consolidated Statement of Operations because we will not recognize revenues or expenses on these preorders. Upon remittance, both cash and current liabilities will be decreased on the Consolidated Balance Sheet, and the remittance will be reflected as a cash outflow within cash used in operating activities in our Consolidated Statement of Cash Flows.

Deferred revenue previously included outstanding Omni One preorder deposits of $200 each from customers who placed a preorder for Omni One but have not yet completed their purchase. However, during the six months ended September 30, 2025, the Company issued customers gift cards as a replacement for their preorder deposit, and thus, reclassified preorder purchases totaling $241,646 from Deferred Revenue to a separate liability account. We expect most of these gift cards to be applied by the customers to a future purchase of Omni One, or otherwise to expire unclaimed.

Advertising Costs

Advertising costs are expensed as incurred, and are included in selling expenses in the accompanying consolidated statements of operations. Total advertising expense for the six months ended September 30, 2025 and 2024, was $892,984 and $106,326, respectively. Total advertising expense for the fiscal years ended March 31, 2025 and 2024, was $347,429 and $1,186,550, respectively.

Federal Income Taxes

Topic 740, Income Taxes, clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. Topic 740 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. No uncertain tax positions were identified. The Company recognizes tax related interest and penalties, if any, as a component of income tax expense. The Company has never incurred any federal income tax liability and has not paid any federal income taxes since its inception.

The U.S. federal tax returns are subject to examination by the Internal Revenue Service, generally for three years after they are filed. State tax returns are subject to examination generally for five years after they are filed.

Net Loss Per Share

Basic and diluted net loss per share is calculated by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. The Company presents both basic and diluted net loss per share. Basic net loss per share includes only the weighted-average common shares outstanding during the period.

Potentially dilutive securities that were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive, include stock options, warrants, and convertible preferred stock. The total number of potentially dilutive shares excluded from the computation was 24,336,201 for fiscal year-end 2025, 22,814,973 for fiscal year-end 2024, and 2,849,410 and 22,592,552 at September 30, 2025 and 2024, respectively.

Foreign Currency Remeasurements

The Company’s non-U.S. subsidiaries, VML and its wholly-owned subsidiary VML_ZH, along with VMT, operate using the U.S. dollar as the functional currency. The effect of foreign currency exchange rate fluctuations on consolidated balance sheet accounts were not material for the fiscal years ended March 31, 2025 and 2024, and for the six months ended September 30, 2025 and 2024.

Quantitative and Qualitative Disclosures About Market Risk

We have not utilized any derivative financial instruments such as futures contracts, options and swaps, forward foreign exchange contracts or interest rate swaps and futures. We believe that adequate controls are in place to monitor any hedging activities, if they were to occur in the future. We do not intend to hedge any existing or future borrowings and, consequently, we do not expect to be affected by changes in market interest rates. We do currently have sales and own assets and operate facilities in countries outside the United States and, consequently, we may be affected by foreign currency fluctuations or exchange rate changes.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326), which significantly changed the allowance for credit losses model by requiring recognition of expected credit losses over the life of the financial asset. The FASB subsequently issued ASU 2019-10, delaying the effective date of Topic 326. For smaller reporting companies subject to SEC regulations, the effective date was delayed from fiscal years beginning after December 15, 2020, to fiscal years beginning after December 15, 2022. For nonpublic companies, the effective date was similarly delayed to fiscal years beginning after December 15, 2022. The Company adopted Topic 326 using a modified retrospective approach effective April 1, 2023, resulting in a decrease to receivables and a cumulative-effect adjustment to retained earnings of $22,483 as of that date.

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350), which simplified the goodwill impairment test by eliminating Step 2 (hypothetical purchase price allocation) and requiring an impairment loss be measured as the excess of a reporting unit’s carrying amount over its fair value, not exceeding the carrying amount of goodwill. The ASU also addressed accounting for internally generated intangible assets and improved related financial statement presentation and disclosures. ASU 2017-04 is effective for public entities for fiscal years beginning after December 15, 2019, and for all other entities for fiscal years beginning after December 15, 2022. The Company adopted ASU 2017-04 effective April 1, 2023 and concluded that the adoption did not have a material impact on its consolidated financial statements.

In August 2023, the FASB issued ASU 2023-05, Business Combinations — Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement. This ASU provides guidance requiring a joint venture (or corporate joint venture) to recognize and initially measure its assets and liabilities at fair value upon formation. ASU 2023-05 is effective for joint venture formations with a formation date on or after January 1, 2025, with early adoption permitted. The amendments are to be applied prospectively. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, requiring public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. The Company adopted ASU 2023-07 on April 1, 2024. As of September 30, 2025, the Company operates as a single segment.

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures, which enhances transparency regarding reconciling items and income taxes paid by jurisdiction. Key new disclosure requirements include qualitative disclosures about reconciling items, disaggregated income (loss) and income tax expense by jurisdiction, and income taxes paid disaggregated by federal, state, and foreign jurisdictions where taxes paid exceed 5% of total. The ASU is effective for fiscal years beginning after December 15, 2025, and interim periods therein, with early adoption permitted. For the Company, the earliest fiscal year affected will begin April 1, 2026. The amendments require a cumulative-effect adjustment to retained earnings at the adoption date. The Company is currently evaluating the impact of ASU 2023-09.

In March 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Subtopic 220-40): Expense Disaggregation Disclosures. The ASU requires public business entities to disclose in a tabular format significant expense categories that are included in each relevant income statement line item. The standard is effective for fiscal years beginning after December 15, 2026, including interim periods within those years. Early adoption is permitted. The Company is currently evaluating the impact that this standard will have on its consolidated financial statements and related disclosures.

Management has reviewed other recently issued but not yet effective accounting standards and believes they will not have a material impact on the Company’s consolidated financial statements. The Company will adopt applicable standards as required.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Internal Control Over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles in the United States, or GAAP. Under standards established by the Public Company Accounting Oversight Board, or PCAOB, a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

In preparation for our Direct Listing, we identified the following material weaknesses in our internal control over financial reporting: (i) we have insufficient written policies and procedures to ensure the correct application of accounting and financial reporting with respect to the current requirements of GAAP and SEC disclosure requirements; (ii) due to the Company’s size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible, resulting in control gaps where the initiation of transactions, the custody of assets, and the recording of transactions are not always performed by separate individuals; and (iii) our controls are not adequate to ensure that all material related-party transactions and developments will be properly identified, approved and reported.

To address these material weaknesses, we have implemented, and are continuing to implement, measures designed to improve our internal controls over financial reporting. Specifically, we are: (i) formalizing and documenting policies and procedures to ensure the correct and consistent application of accounting and financial reporting requirements of GAAP and SEC disclosures; (ii) implementing appropriate segregation of duties where possible, and enhancing compensating controls in areas where full segregation is not economically feasible, to ensure the initiation, custody, and recording of transactions are adequately controlled; and (iii) enhancing our controls and procedures for the proper identification, approval, and reporting of all material related-party transactions and developments. These measures include expanding our accounting and finance team to add additional qualified accounting and finance resources, which may include third party consultants, and implementing new financial processes.

The process of designing and implementing an effective accounting and financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain an accounting and financial reporting system that is adequate to satisfy our reporting obligations. As we continue to evaluate and take actions to improve our internal control over financial reporting, we may determine to take additional actions to address control deficiencies or determine to modify certain of the remediation measures described above. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to remediate the material weakness we have identified or avoid potential future material weaknesses.

BUSINESS

Stockholders should read this section in conjunction with the more detailed information about the Company contained in this prospectus, including our audited financial statements and the other information appearing in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

Virtuix was formed under the laws of the State of Delaware on December 20, 2013. We pioneer movement in AI-generated worlds, both imaginary and real. We are the creator of “Omni,” the premier brand of omni-directional treadmills that let players walk and run in 360 degrees inside VR games, digital twins, and other applications, positioning us at the intersection of gaming, fitness and enterprise VR. To date, we’ve brought three products to market and generated over $20 million in sales. We target a gross margin of 40% on our hardware products, supplemented with recurring revenues from software sales and subscriptions. We increased quarterly revenue 4x from the first quarter to the fourth quarter of fiscal year 2025 (primarily resulting from recognizing Omni One preorder sales).

Products

Our “Omni” line of omni-directional treadmills consists of various products that target a variety of industries:

Omni Pro, the original Omni, is our commercial-grade treadmill initially launched in 2016 for enterprise use in arcades, VR centers, corporations, and research institutions. We shipped over 4,000 Omni Pro units to more than 45 countries worldwide. Following the launch of Omni One in 2024, we stopped production and sales of Omni Pro.

Omni Arena launched in 2019 as a turnkey attraction for the out-of-home entertainment industry. The attraction comprises four Omni Pro treadmills for multiplayer gaming and features weekly esports prize contests. We’ve installed 80 Omni Arena systems at entertainment centers in the U.S. and built a player base of over 500,000 players who signed up with an email address to play. Several players have paid to play the attraction more than 300 times. Following our shift in R&D and marketing efforts to Omni One, we stopped producing and selling new Omni Arena systems in 2025, but we continue to service existing customers and earn recurring revenues through the sale of Omni Care maintenance services, Omniverse game credits, and replacement parts. We also facilitate and earn profits on secondary sales of Omni Arena systems.

Omni One is our latest product and our most advanced treadmill yet, supporting full freedom of movement including crouching, kneeling, and jumping. It’s a compact device that is easy to assemble and disassemble, and it can be moved around using its wheels. We sell Omni One in three different versions: the complete Omni One system, Omni One Core, and Omni One Enterprise. We officially launched Omni One in September 2024, and by September 2025, we shipped the first 1,800 units to customers, resulting in revenues of over $4,000,000. In addition to hardware sales, we earn recurring revenues from the sale of Omni One games and from monthly subscriptions to Omni Online (priced at $14/month), Omni One’s service that allows customers to play online multiplayer games. During checkout, approximately 50% of Omni One customers purchase an annual subscription to Omni Online.

Virtual Terrain Walk is our multi-user system for next-generation mission planning in the defense industry. VTW lets soldiers move physically in 360 degrees inside geo-specific virtual environments, without boundaries, for ground combat planning and leader rehearsals. The geo-specific virtual environments are digital twins of real-world environments, created by converting drone and other camera footage into photorealistic 3D scenes via Gaussian splatting and other AI-driven 3D reconstruction techniques. VTW is currently in development. YokoWERX, an innovation cell of the U.S. Air Force, purchased two prototype stations for experimentation purposes. We aim to present a proof-of-concept of VTW to potential customers by calendar year-end 2025, although we expect that meaningful sales of VTW in the defense sector may not materialize until fiscal year 2027 at the earliest. Despite the long sales cycle for penetrating the defense market, we believe that VTW will retain a strong competitive moat because of our expansive omni-directional treadmill patent portfolio, our position as a U.S. company, and the inherent barriers to entry for defense applications that competitors will face, including multi-year procurement cycles and high switching costs.

Revenue Streams

We operate a vertically integrated business model that generates revenue from both one-time hardware sales and recurring software and service income. The model is designed to create long-term customer value and predictable revenue streams while maintaining healthy gross margins. We sell our products to three different markets: consumer, enterprise, and defense.

Consumer:

•        Omni One:    Our flagship, complete system including an omni-directional treadmill, an integrated standalone VR headset, and preinstalled software. Selling price: $3,495 or as low as $122/month via third-party financing.

•        Omni One Core:    A lower-cost, treadmill-only configuration designed for users with an existing VR headset and PC (both Omni One and Omni One Core can connect to a PC via Omni Connect, our Windows application). Selling price: $2,595 or as low as $90/month via third-party financing.

•        Accessories and replacement parts:    Various accessories and replacement parts for Omni One are available on our website, ranging in price from $19 to $1,199.

•        Omni Online subscription:    A monthly subscription that enables multiplayer connectivity, esports leaderboards, access to free games, and various community features. Price: $14/month or $140/year.

•        Game sales:    Purchases of VR games from Omni One’s proprietary game store. Prices range from approximately $19.99 to $44.99 per title.

We expect consumer sales to be highly seasonal, with a majority of annual revenues to be earned during the third quarter of our fiscal year, driven by gift-giving and celebrations during the holiday season from November through December. As a result, we expect revenues and net income to be elevated in the third quarter of our fiscal year, while operational costs and cash outflows are expected to be higher in the second quarter as we increase marketing spending and ramp up production in anticipation of holiday sales.

Enterprise:

•        Omni One Enterprise:    A variant of Omni One designed for enterprise customers in the U.S., European Union, and Asia, including an enterprise license, access to our software development kit, and one year of developer support. Selling price: $4,995.

•        Omni Arena:    Our flagship entertainment attraction for out-of-home entertainment venues, comprising four Omni Pro treadmills and featuring weekly esports contests, social media sharing functionality, and automated operations. Selling price: $174,000.

•        Omni Care:    Omni Arena’s mandatory maintenance program, priced at $2,000 per quarter (or a longer interval depending on usage). Omni Care includes U.S.-based support, software and game updates, and replacements for Omni Arena parts that wear out with use (such as footwear). Omni Care does not include repairs and replacement parts that fall outside of warranty, and sales of those parts provide an additional revenue stream.

•        Omniverse credits:    Per-minute gameplay credits needed to play select games in Omni Arena and Omni Pro. Sold at approximately $0.10 per minute of gameplay.

Defense:

We are still in the process of developing VTW and determining its pricing structure.

We target a gross margin of 40% on hardware sales of Omni One, Omni One Core, and second-hand Omni Arena systems, and 70% on Omni One Enterprise. Recurring revenues from Omni Online, game sales, Omni Care, and Omniverse credits provide high-margin, predictable cash flows that recur after initial hardware sales.

We believe a “dual-use” strategy of supplementing potentially high-volume Omni One consumer sales with potentially high-margin defense contracts for VTW can position us for achieving continued revenue growth and reaching profitability.

Production & Suppliers

Our products are currently produced in Asia (primarily in China and Taiwan). In 2024, we set up a production facility in Zhuhai, China, that has the capacity to produce up to 3,000 Omni One units per month (a quantity that would represent annual revenues of over $100 million). We source Omni One parts (electronics, plastics, metal parts, and fabric items) from a supply chain of over 50 suppliers, and we complete the assembly, quality assurance, packaging, and shipping from our Zhuhai facility.

Market

The market adoption of VR technology continues to grow steadily. According to a report by Global Market Insights, the global VR headsets market size was estimated at $9.1 billion in 2024. The market is expected to grow from $10.3 billion in 2025 to $51.9 billion in 2034, at a CAGR of 19.7%. The market is rapidly growing due to technological advancements, particularly continuously improving headsets and the integration of Artificial Intelligence (“AI”). AI enhances immersive experiences by enabling more responsive and adaptive virtual environments. AI enables content creators to rapidly generate virtual worlds, both fictional (imaginary game worlds) and real (digital twins of real-world environments). For example, VTW uses third-party Gaussian splatting software to rapidly render photorealistic 3D scenes from video footage captured by drones and ground-level scanning. Gaussian splatting is an AI-driven technique for 3D reconstruction using a process of iterative optimization based on machine learning principles.

Omni One is well positioned to benefit from positive market trends. In addition to a growing VR market, the global video games market size was estimated at $275 billion in 2024 and is projected to hit around USD $722 billion by 2034, growing at a CAGR of 10.2%, according to a report by Precedence Research. The global fitness equipment market was valued at $18 billion in 2024 and is anticipated to reach around $31 billion by 2034, expanding at a CAGR of 5.5% according to such report by Precedence Research.

Major technology companies like Meta, Apple, and Google continue to invest heavily in VR. Since acquiring Oculus in 2014, Meta has cumulatively invested more than $80 billion in VR and augmented reality (“AR”) through Reality Labs, including hardware, software, content, and related research and development. In 2024 alone, Reality Labs spent approximately $19.9 billion, contributing to a total burn of over $100 billion estimated by end of 2025. Estimates suggest Apple has invested roughly $20 to $30 billion cumulatively in Vision Pro and foundational spatial computing over several years. Google officially unveiled Android XR in December 2024, in partnership with Samsung and Qualcomm, positioning it as the successor to earlier platforms like Glass and Daydream. The first products running Android XR, Samsung’s Project Moohan headset and Google’s prototype Project Astra smart glasses, are expected to reach the market in 2025.

Although our products use VR headsets, we believe the market for Omni One does not rely on existing demand for VR headsets. In a survey of Omni One customers, 55% of respondents indicated they didn’t previously own a VR headset, making their purchase of Omni One their first VR purchase. We believe Omni One defines its own entertainment category, allowing players to move around physically inside virtual worlds and burn calories while doing so.

We currently sell Omni One only to consumers in the U.S. We plan to expand consumer sales of Omni One to Europe and other international markets in calendar year 2026.

We define Omni One’s Total Addressable Market (“TAM”) in the U.S. as households that earn at least $75,000 and already own at least one gaming device (excluding smart phones). Based on census data from www.census.gov, about 24% of the 131 million U.S. households earned $75,000 or more in 2022, representing 31.5 million households. According to a Consumer Technology Association report, approximately 53% of U.S. households own a dedicated video game console, such as Xbox, PlayStation, or Nintendo. Therefore, we estimate the TAM for Omni One to be approximately 17 million households in the U.S.

Market Strategy

Omni One’s business resembles that of premium connected fitness and gaming hardware, with comparisons to Peloton and Xbox or PlayStation. We believe that our value proposition, an entertainment system that delivers active gaming and fitness benefits, expands its appeal beyond traditional VR enthusiasts to a broader segment of health- and experience-conscious consumers.

We sell Omni One to consumers via our website (U.S. only), following a direct-to-consumer distribution model. Our marketing strategy for Omni One is focused on scalable, digital-first customer acquisition through three primary channels: paid social advertising, influencer partnerships, and affiliate referral programs.

Paid Digital Advertising:

We invest primarily in performance-driven advertising campaigns across Facebook, Instagram, and YouTube. These campaigns emphasize retargeting strategies to optimize cost-per-acquisition and drive high ROAS. Our advertising highlights Omni One’s unique combination of gaming and fitness benefits, active full-body immersion, and popular gaming content.

Influencer and Content Creator Partnerships:

We’ve established collaborations with popular VR and gaming content creators who showcase Omni One gameplay on platforms such as YouTube, TikTok, and Twitch. These creators — including “Jbahr,” “Zulushi,” “OtterWorldly,” and “Bajheera”— highlight the immersive experience and fitness value of the system to large, organically engaged audiences. Creators may join Virtuix’s Ambassador Program, which offers referral commissions of 6% to 8% per sale. These influencer-driven campaigns support brand awareness, build social proof, and generate inbound traffic to Virtuix’s e-commerce storefront.

Affiliate and Customer Referral Program:

We operate a structured Affiliate Program, allowing customers and partners to earn up to $150 per sale through tracked referrals. This initiative incentivizes word-of-mouth promotion.

These marketing programs are further supported via traditional public relations efforts, live demos, promotions, and tradeshows and events.

Omni One Enterprise units are sold directly by Virtuix in the U.S., and through distributors internationally.

Omni Arena is sold directly by Virtuix to entertainment venues in the U.S. and is not available internationally.

Current Stage and Roadmap

Current Stage

We’ve sold over 4,000 Omni Pro systems and 80 Omni Arena systems, and we’ve built a player base at commercial entertainment venues of over 500,000 players who signed up with an email address to play. We’ve shipped the first 1,800 Omni One systems to customers, resulting in revenues of over $4 million. In total, we’ve generated over $20 million in product sales. Following the launch of Omni One in September 2024, quarterly revenues grew 4x from the first quarter to the fourth quarter of our fiscal year ending March 31, 2025 (primarily resulting from recognizing preorder sales).

Customer Reviews & Reception

Omni Arena has received strong praise from players and operators. In a survey filled out by over 30,000 Omni Arena players, 98% responded they would play again, 45% said they visited the venue specifically to play Omni Arena, and the Omni Arena experience earned an overall satisfaction rating of 9.4/10.

Early customer reviews and media coverage of Omni One have been overwhelmingly favorable. Influencers and VR content creators have praised Omni One’s immersive experience, fitness benefits, and entertainment value. Testimonials from end-users highlight the system’s impact on physical activity and weight loss, reinforcing Omni One’s unique positioning at the intersection of gaming and connected fitness:

“I burned 1,700 calories playing video games with friends. I love this thing.”

– JmFLAK815, Omni One customer

“Omni One has allowed me to break through my weight loss plateau and lose an additional 40 pounds in just four short months.”

– VR4HLTH, Omni One customer

“I love how it gets our son off the couch. It’s an incredibly fun and active experience.”

– Dan Cabannis, Omni One customer

“The Omni One is INSANE. This is technology destined to revolutionize the VR experience.”

– Zulushi, content creator

“Virtuix is on track to turn the Omni One into the best consumer treadmill the XR space has seen so far, being the most promising and seemingly effective locomotion option to date.”

– Nathie, content creator

At Augmented World Expo (“AWE”) 2025, Omni One was awarded the 2025 Auggie Award for Best Interaction Product. AWE is the AR/VR industry’s biggest tradeshow, and the annual Auggie Awards have been the most recognized AR & VR awards since 2010.

Future Roadmap

We aim to scale the sales and marketing of Omni One and rapidly grow market adoption of our consumer product. Further product development efforts will focus on expanding Omni One’s game library and Omni Connect functionality for PC, enhancing Omni One’s wired and wireless connectivity options, implementing next-generation tracking, and developing applications leveraging our expertise in using Gaussian splatting and other AI-driven 3D reconstruction technologies to create digital twins of real-world locations.

In parallel, we are developing VTW, aiming to enter the defense industry with a revolutionary simulation system for immersive mission planning. We aim to present a proof-of-concept of VTW to potential customers by calendar year-end 2025, but we expect that meaningful sales of VTW in the defense sector may not materialize until fiscal year 2027 at the earliest. To sell VTW, we will need to comply with certain requirements and regulations to qualify for government contracts or awards, depending on the type of contract or award, including but not limited to compliance with the FAR and DFARS, Export Administration Regulations, cybersecurity regulations, and requirements and restrictions related to the secure sourcing of components, including the Buy American Act and Berry Amendment. For additional information, see “Risk Factors — Our business with governmental entities will be subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and may be negatively or positively impacted by any change thereto.” The development of VTW is part of our already ongoing R&D efforts and expenditures, and we do not foresee a meaningful increase in operational costs resulting from VTW.

Intellectual Property

We have secured 25 patents covering mechanical design, motion tracking, and game integration of our omni-directional treadmill technology. Five more patents are pending. We also own 14 registered trademarks. We believe our expansive patent portfolio creates a strong competitive moat and defensibility in the omni-directional treadmill space, making it hard for aspiring entrants to develop and sell similar systems.

The following table summarizes our held trademarks.

Trademark Number/ Serial Number	Mark	Class	Registration Date
7,279,811	OMNI ONE	28/41	1/16/2024
6,145,163	OMNI ARENA	41	9/8/2020
5,930,233	OMNIVERSE ESPORTS	41	12/10/2019
5,993,690	OMNIVERSE VR ARENA	19/37/41	2/25/2020
5,000,145	OMNI ARENA	9	7/12/2016
5,042,878	OMNI CONNECT	9	9/13/2016
5,851,790	OMNI VR	41	9/3/2019
5,261,822	OMNI ONLINE	41	8/8/2017
5,407,949	OMNIVERSE	38	2/20/2018
5,681,504	OMNIVERSE	41	2/19/2019
1,375,213	OMNIVERSE (WIPO)	38	9/1/2017
4,951,644	VIRTUIX	9	5/3/2016
4,973,454	VIRTUIX ONMI	25/28	6/7/2016
5,492,571	VIRTUIX OMNIVERSE	9/38/41	6/12/2018

The following tables summarize our held and applied for patents.

Patents:

Registration Number	Title	Publication Date
US 11,823,334	Efficient capture and delivery of walkable and interactive virtual reality or 360 degree video	11/21/2023
US 12,086,942	Efficient capture and delivery of walkable and interactive virtual reality or 360 degree video	9/10/2024
US 11,557,094	Efficient capture and delivery of walkable and interactive virtual reality or 360 degree video	1/17/2023
US 12,475,653	Efficient capture and delivery of walkable and interactive virtual reality or 360 degree video	11/18/2025
US 9,329,681(1)	Locomotion System and Apparatus	05/03/2016
US 9,785,230	Locomotion System and Apparatus	10/10/2017
US 10,635,162	Locomotion System and Apparatus	4/28/2020
US 11,301,032	Locomotion System and Apparatus	4/12/2022
US 10,286,313(2)	METHOD GENERATING AN INPUT IN AN OMNIDIRECTIONAL LOCOMOTION SYSTEM	5/14/2019
US 10,933,320	METHOD GENERATING AN INPUT IN AN OMNIDIRECTIONAL LOCOMOTION SYSTEM	3/2/2021
USRE49772	METHOD GENERATING AN INPUT IN AN OMNIDIRECTIONAL LOCOMOTION SYSTEM	1/2/2024
US D766,239	OMNIDIRECTIONAL LOCOMOTION PLATFORM	09/13/2016
US D789,368	OMNIDIRECTIONAL LOCOMOTION PLATFORM	06/13/2017
US D787,516	OMNIDIRECTIONAL LOCOMOTION PLATFORM	05/23/2017
US 10,065,114	Haptic Glove for use in virtual environment	9/14/2018
US 10,751,622(3)	SYSTEM AND METHOD OF SOFT DECOUPLING AN INPUT	8/25/2020
US 11,247,126	SYSTEM AND METHOD OF SOFT DECOUPLING AN INPUT	2/15/2022
US 11,648,473	SYSTEM AND METHOD OF SOFT DECOUPLING AN INPUT	5/16/2023
US D863,737(4)	SLIP-ON SHOE	10/22/2019
US D863,738	SLIP-ON SHOE	10/22/2019
US D879,417	SLIP-ON SHOE	3/31/2020
US D878,012	SLIP-ON SHOE	3/17/2020
US D887,684	SLIP-ON SHOE	6/23/2020
US 12,147,658	Data management and performance tracking system for walkable or interactive virtual reality	11/19/2024
US D948,076	ARENA	4/5/2022

____________

(1)      Also issued in Australia, Brazil, China, South Korea, Russia, and Europe.

(2)      Also issued in India, Russia, and South Korea.

(3)      Also issued in China and Europe.

(4)      Also issued in China, Europe, Russia, and South Korea.

Patent Applications:

Application Number	Title	Application Date
18,368,483	METHOD GENERATING AN INPUT IN AN OMNIDIRECTIONAL LOCOMOTION SYSTEM	9/14/2023
19,119,339	INTERACTIVE AND DYNAMIC VIRTUAL REALITY VIDEO RECORDINGS AND EXPERIENCES	10/11/2022
17,944,055	ANTI-SLIP FOOTWEAR WITH ROTATABLE TRACTION ELEMENT	9/13/2022
17,693,986	Locomotion System and Apparatus	3/14/2022
18,028,527	Omnidirectional Locomotion System With Full Range Of Motion In Multiple Degrees Of Freedom For Walkable Or Interactive Virtual Reality	3/25/2023

Competitive Landscape

Our main competitors offering omni-directional treadmill systems are KAT VR, Infinadeck, and Cyberith.

KatVR (KAT Walk Series):

KatVR offers a range of omni-directional treadmill products targeted at both consumers and commercial markets. Their products feature a low-friction concave base and an upward support structure with a harness, similar to Virtuix’s designs that we believe are protected by a robust patent portfolio. KatVR’s products don’t offer a complete system. Instead, they are sold as peripherals that claim compatibility with nearly all existing VR headsets and games. Pricing starts in the $1,000 to $2,000 range, depending on model specification.

Infinadeck:

Infinadeck produces a fully motorized, omni-directional treadmill using an X/Y belt system. Their product’s high cost and industrial size limit accessibility for mainstream consumers and enterprise customers. The product is aimed at professional simulation use-cases that don’t require mobility. Pricing starts in the $50,000 to $60,000 range.

Cyberith:

The Cyberith Virtualizer uses a low-friction flat (not concave) platform combined with a harness support structure (similar to Omni Pro) and an optional tilting base. Cyberith was initially crowdfunded but has since focused sales on commercial customers, mostly in research, enterprise, and defense fields. Pricing starts in the $8,000 to $10,000 range.

We believe Omni One stands out from competitors by offering a fully integrated, consumer-ready VR treadmill system that combines superior quality and design, ease of use, portability, and affordability. Backed by a proven track record of product shipments, strong intellectual property protection, native game integration, and U.S.-based customer support, we believe we offer the only omni-directional treadmill solution currently positioned for scalable consumer and enterprise adoption.

Recent Financial Developments

Reclassification

On August 6, 2025, our stockholders approved the Reclassification. Prior to this Reclassification, the Company’s authorized capital stock consisted of multiple classes and series, including Common Stock, Series Seed Preferred Stock, Series 2 Seed Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series B Preferred Stock. Each of these classes and series had distinct rights, preferences, and privileges, including with respect to voting, dividends, liquidation preferences, and conversion rights.

As a result of the Reclassification, all outstanding shares of the Company’s capital stock, including all series of preferred stock and any previously outstanding common stock, were automatically reclassified and converted on a one-for-one basis into shares of Class A common stock. Following the Reclassification, the Company entered into an exchange agreement with Jan Goetgeluk, our Chief Executive Officer and Chairman, pursuant to which all shares of

Class A common stock held by Mr. Goetgeluk were exchanged on a one-for-one basis for shares of Class B common stock. Following the effectiveness of the Certificate, only Class A common stock, Class B common stock, and undesignated preferred stock are authorized. As of the date of this prospectus, only Class A common stock and Class B common stock are issued and outstanding. For additional information regarding the Company’s issued and outstanding Class B common stock, see “Certain Relationships and Related Person Transactions — Class B Common Stock Exchange.”

For additional information regarding the rights, preferences, and privileges of the Class A common stock and the Company’s capital structure following the reclassification and conversion, please see “Description of Capital Stock.”

Debt Financing

On May 15, 2025, the Company borrowed $50,000 from Jan Goetgeluk, who serves as our Chief Executive Officer and Chairman in the form of an unsecured promissory note in the principal amount of $50,000. The promissory note bore interest at a rate of 18% per annum and matured on September 30, 2025. The proceeds from the note were used for General corporate purposes. The promissory note was unsecured and did not contain any financial covenants or security interests. The principal and accrued interest on the note were paid back in full on September 15, 2025.

On May 19, 2025, the Company borrowed $167,678 from Mieke Criel in the form of an unsecured promissory note in the principal amount of $167,678. Ms. Criel is the mother of Jan Goetgeluk, the Company’s Chief Executive Officer and Chairman. The promissory note bore interest at a rate of 18% per annum and matured on September 30, 2025. The proceeds from the note were used for general corporate purposes. The promissory note was unsecured and did not contain any financial covenants or security interests. The principal and accrued interest on the note were paid back in full on September 15, 2025.

On August 25, 2025, we entered into the First Note Purchase Agreement with Streeterville, pursuant to which Virtuix issued the First Note in the principal amount of $2,220,000. The First Note includes an original issue discount of $200,000 and additional closing costs of $20,000. The First Note bears interest at a rate of 6% per annum, is secured by all assets of the Company, and matures nine months from the funding date. The Company received $2,000,000 in gross proceeds at closing. In addition, Streeterville received the Debt Financing Warrant. On October 30, 2025, we entered into the Second Note Purchase Agreement with Streeterville, pursuant to which we issued (i) the Second Note, and (ii) a common stock purchase warrant to purchase a number of shares of our Class A common stock equal to $1,000,000 divided by the reference price established in connection with our Direct Listing. The Second Note includes an original issue discount of $50,000 and additional closing costs of $10,000. The Company received $500,000 in gross proceeds at closing of the Second Note. On December 19, 2025, we entered into a Securities Purchase Agreement with Streeterville, pursuant to which we issued (i) the Third Note in the principal amount of $560,000.00, bearing interest at 6% per annum and secured by substantially all of our assets and (ii) a common stock purchase warrant to purchase a number of shares of our Class A common stock equal to $1,000,000 divided by the reference price established in connection with our Direct Listing. The Third Note includes an original issue discount of $50,000 and additional closing costs of $10,000. The Company received $500,000 in gross proceeds at closing of the Third Note.

The Streeterville Notes are convertible into shares of common stock at a price equal to 85% of the reference price established in connection with the Direct Listing. The Streeterville Notes are our only secured debt. They contain customary events of default, including failure to make payments or deliver shares, and provides for increased interest and penalties in the event of default. The Streeterville Notes may be prepaid at a premium, subject to certain conditions, and is subject to ownership and selling limitations. The shares underlying the Streeterville Notes and warrants will be registered for resale in connection with this Direct Listing. Ten days following the date on which the Resale Registration Statement is declared effective the Streeterville Notes will automatically be exchanged for and applied to the purchase price of a pre-paid purchase under the Equity Purchase Agreement in an aggregate principal amount equal to the outstanding balance then due under the Streeterville Notes.

Proceeds from the Debt Financing were used to pay off existing indebtedness, including but not limited to retiring previously outstanding secured indebtedness, which included paying off an aggregate of $217,678 of related-party unsecured promissory notes on September 15, 2025, with the remaining proceeds used or to be used for working capital and general corporate purposes. For additional information, see “Certain Relationships and Related-Party Transactions — Related-Party Promissory Notes.”

In October and November 2025, we issued unsecured promissory notes (the “October Promissory Notes”) to investors in a transaction exempt from registration under Section 4(a)(2) of the Securities Act, and Rule 506(b) promulgated under Regulation D for total proceeds of $1,500,000. The October Promissory Notes bear principal equal to 110% of each investor’s cash investment, accrue simple interest at 6.0% per annum, and mature on March 31, 2026

(as extended by the Company, in its sole discretion, from December 31, 2025). At or before maturity, the Company may repay the full outstanding principal and interest in cash or convert that amount into Common Stock at a price equal to 85% of the Nasdaq listing price; beginning on the Initial Listing Date and continuing until full repayment, the noteholder may likewise elect to convert all outstanding indebtedness at the same conversion price. As of the date hereof, a principal amount of $1,650,000 remained outstanding. An aggregate of $225,000 of these notes were issued to related parties. For additional information, see “Certain Relationships and Related-Party Transactions — Related-Party Promissory Notes.”

Equity Financing

On August 25, 2025, we entered into the Equity Purchase Agreement with Streeterville, pursuant to which Streeterville committed to purchase up to $50,000,000 of Class A common stock through one or more prepaid advances over a 24-month period. The initial advance of $8,000,000 (net of original issue discount) will be funded at the closing of the Direct Listing, with subsequent advances subject to certain conditions, including minimum market capitalization, trading volume, and compliance with Nasdaq listing standards. Each advance includes an 8% original issue discount and bears interest at 6% per annum. Streeterville will also receive the Equity Financing Warrant. The conversion price for the advances is set at 120% of the reference price, with, subject to certain triggers, an alternate conversion price based on 90% of the lowest volume-weighted average price during the ten trading days prior to conversion, subject to a $2.00 price floor. The Equity Purchase Agreement includes customary events of default, selling and ownership limitations, Company covenants, and a prepayment option for the Company. The shares underlying the advances will be registered for resale following the Direct Listing. The shares underlying the warrants will be registered for resale in connection with this Direct Listing.

Human Capital Resources

As of December 30, 2025, Virtuix has 39 full-time employees, 14 of whom are based in the U.S., with the rest based in Asia. We employ three full-time contractors, two based in the U.S. and one based in the United Kingdom, and 4 part-time contractors based in the U.S.

Virtuix’s management team and advisory board come from notable companies including Activision, Dave & Buster’s, Flex, Corsair, and Raytheon. They bring to the Company strong expertise in the gaming, defense, and manufacturing fields, including experience scaling hardware businesses to multimillion-dollar operations.

Property

Our corporate headquarters is located at 11500 Metric Blvd, Suite 430, Austin, TX 78758. Our China subsidiary, Virtuix Manufacturing (Zhuhai) Co., Ltd., rents an office and production facility at 8 Pingdong 2nd Road, Nanping Science Park, Zhuhai, Guangdong, China 519060. We also rent an office for Virtuix Manufacturing Limited, our Hong Kong subsidiary, at Unit 19, 12/F, Fortune Commercial Building, 362 Sha Tsui Road, Tsuen Wan, New Territories, Hong Kong. The registered office of Virtuix Manufacturing Taiwan Ltd., our Taiwan subsidiary, is located at 6F, No. 81, Sec. 3, Cheng-Gong Road, Neihu District, Taipei, Taiwan 114.

Legal Proceedings

From time to time, Virtuix may be subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. Virtuix is not presently a party to any litigation the outcome of which, if determined adversely to us, would in our estimation, have a material adverse effect on our business, operating results, cash flows or financial condition.

Government Regulation

We are subject to various laws, regulations and permitting requirements of federal, state and local authorities, including those related to conducting business on the Internet, data privacy and data security, export controls and other laws and regulations of general applicability to employers and companies in general.

We are further subject to various trade restrictions, including economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade controls and economic sanctions administered by the United States Department of Treasury’s Office of

Foreign Assets Control and the United States Department of Commerce, we are prohibited from engaging in certain transactions involving certain persons (individuals and entities) and certain designated countries or territories, including Cuba, Iran, Syria, North Korea, as well as the Crimea, Donestsk People’s Republic and Luhansk People’s Republic regions of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance and administrative time to address. In recent years the United States government has a renewed focus on export matters. Our current and future products may be subject to these heightened regulations, which could increase our compliance costs. We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the United States Foreign Corrupt Practices Act, as well as the laws of the countries where we do business. For additional information, see “Risk Factors — Unfavorable global economic and political conditions, including tariffs and trade barriers, could adversely affect our business, financial condition or results of operations.”

In the ordinary course of business we and customers using our solutions access, collect, store, analyze, transmit and otherwise process certain types of data, including personal information, which subjects us and our customers to certain privacy and information security laws in the United States and internationally, including, for example, the CCPA, which took effect January 1, 2020, and the CPRA which took effect January 1, 2023, and which significantly amended the CCPA, and imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data and imposes significant data privacy and potential statutory damages related to data protection for the data of California residents.

The CPRA also created a new California data protection agency specifically tasked to enforce the law, which will likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security and may increase our compliance costs and potential liability. In addition to the CCPA, numerous other states’ legislatures have passed or are considering similar laws that will require ongoing compliance efforts and investment. For example, Virginia passed the Virginia Consumer Data Protection Act, and Colorado passed the Colorado Privacy Act, both of which differ from the CPRA and became effective in 2023. Similar laws have been proposed in other states as well and at the federal level. Other international laws are also in place or pending, and such laws may have potentially conflicting requirements that would make compliance challenging.

Under these data protection and privacy laws, we and our customers are required to maintain appropriate technical and organizational measures to ensure the security and protection of personal data and information, and we must comply (either directly or indirectly in support of our customers’ compliance efforts, as may be provided for the agreements we enter into with our customers) with a number of requirements with respect to individuals whose personal data or information we collect and process. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate.

The costs of complying with these laws and regulations are high and likely to increase in the future, as our business grows and our geographic scope expands. Any failure on our part to comply with these laws and regulations may subject us to significant liabilities or penalties, or otherwise adversely affect our business, financial condition or operating results.

Additionally, our products utilize wireless communication technologies as an integral part of their operation, and, as such, are subject to a range of domestic and international regulations. In the United States, the Federal Communications Commission (“FCC”) regulates the use of radio frequency spectrum, equipment authorization, and other aspects of wireless communications. The FCC’s rules and regulations govern the technical standards, operational requirements, and certification processes that must be met before wireless communications products can be marketed, sold, or operated within the United States. These regulations are designed to ensure that wireless devices do not cause harmful interference to other spectrum users and that they meet established safety and performance criteria.

See the sections titled “Risk Factors,” including the sections titled “Risk Factors — Our business is subject to complex and evolving United States and foreign laws, regulations and industry standards, many of which are subject to change and uncertain interpretation, which uncertainty could harm our business, operating results and financial condition,” and “Risk Factors — Our collection, processing, use and disclosure of individually identifiable biometric or other personally identifiable information is subject to evolving and expanding privacy and security regulations.”

MANAGEMENT

Executive Officers

The following table sets forth certain information, as of the date of this prospectus, concerning our executive officers:

Name	Age	Position
Jan Goetgeluk	41	Chief Executive Officer and Chairman
Thomas McGinnis	34	Chief Financial Officer
David Allan	58	Chief Operating Officer, President and Director

The following is a biographical summary of the experience of our executive officers.

Jan Goetgeluk, Chief Executive Officer and Chairman

Jan Goetgeluk is the founder, Chief Executive Officer, and Chairman of Virtuix. He has served in the position of Chief Executive Officer and as a director since February 2013. Mr. Goetgeluk also served as Chief Financial Officer from July 2025 to October 2025.

Prior to founding Virtuix, Mr. Goetgeluk was an Investment Banking Associate at J.P. Morgan from May 2010 to February 2013. From September 2006 to July 2007, he was a Project Engineer at the Belgian logistics conglomerate, Katoen Natie.

He holds a Bachelor of Science degree in Mechanical Engineering and a Master of Science degree in Mechanical Engineering & Industrial Management from Ghent University. Mr. Goetgeluk also received a Master of Business Administration from Rice University.

Thomas McGinnis, Chief Financial Officer

Mr. McGinnis has served as Chief Financial Officer of the Company since October 2025. From April 2021 to August 2025, Mr. McGinnis served as Controller of Ammo, Inc., where he managed the company’s SEC reporting process, oversaw Sarbanes-Oxley internal controls compliance, and led all aspects of financial reporting, including supporting the successful sale of the business. From September 2019 to April 2021, he was an auditor with Durbin & Company, where he focused on financial statement audits.

Mr. McGinnis holds a Bachelor of Science degree from Arizona State University and a Master of Science degree from the University of Texas at Dallas. He is a Certified Public Accountant licensed by the Texas State Board of Public Accountancy.

David Allan, Chief Operating Officer, President and Director

David Allan has served as a director since December 2016. He was appointed President and Chief Operating Officer of Virtuix in December 2013 and served until September 2024, when he resigned from these two roles to concentrate on Asian operations. He was reappointed President and Chief Operating Officer in July 2025. During the interval from September 2024 to July 2025, Mr. Allan continued to serve as Virtuix’s Managing Director of Asian Operations, a position he has held since joining Virtuix in August 2013.

Prior to joining Virtuix, Mr. Allan was Vice President at ERP Power LLC, a California-based manufacturer of power supplies and LED light engines, from June 2008 to January 2012. In that role, he established the company’s wholly owned factory in Zhuhai, China and contributed to the company’s growth to approximately $50 million in annual sales and 700 employees, culminating in the company’s acquisition by a private equity firm. From January 2006 to May 2008, Mr. Allan served as Regional Materials Manager at Flextronics (now called Flex), a Fortune 500 manufacturer, where he managed the supply chain for Flextronics plants in China and Malaysia that produced products for top-tier customers such as Apple and Dell. He also spent twelve years as co-owner of a Taiwan-based OEM hardware business.

Mr. Allan holds a Bachelor of Applied Science in Systems Design Engineering from the University of Waterloo, Canada. He is fluent in Mandarin and divides his time between Virtuix’s subsidiaries in Taipei, Taiwan, Hong Kong, and Zhuhai, China.

Non-Employee Directors

The following table sets forth certain information, as of the date of this prospectus, concerning our non-employees who serve on our board of directors:

Name	Age	Position
Ugo de Charette	49	Director
John Cunningham	58	Director
Parthkumar Jani	37	Director
Randolph Read	73	Director

The following is a biographical summary of the experience of our non-employee directors.

Ugo de Charette, Director

Mr. de Charette has served on our board since April 2024. From April 2005 to October 2024, he was the General Manager at Tous Contes Fees, where he managed a catalogue of musical rights. Mr. de Charette has experience managing investments in a diverse portfolio of media, technology, and real estate investments. Mr. de Charette holds a B.A. in International Economics and International Affairs from the American University in Paris, France, and currently resides in Dubai, United Arab Emirates. He brings a global perspective and deep experience in investment management and international business to his board service.

John Cunningham, Director

Mr. Cunningham joined our Board in October 2025. Since October 2023, Mr. Cunningham has served as founder and Chief Executive Officer of Spatial Synergy, a technology consulting and services firm focused on digital transformation solutions for defense and manufacturing clients. In that role, he has overseen the establishment of U.S. operations for Virtualware (USA), advised U.S. defense integrators on product development and go-to-market strategies, and led business development for a medical AI company entering U.S. Defense Healthcare. From June 2020 to October 2023, Mr. Cunningham was Head of Government and Aerospace at Unity Technologies, where he launched and built Unity’s federal and aerospace business. From 2017 to 2020, Mr. Cunningham served as Chief Revenue Officer of The DiSTI Corporation, where he co-led a strategic pivot from government-focused perpetual software licensing to a SaaS model targeting commercial markets, restructured the business into three lines of business, and expanded global partnerships.

Mr. Cunningham holds an M.B.A. in Technology Management from the University of Phoenix and a B.S. in Data Processing from Florida Agricultural & Mechanical University.

Parthkumar Jani, Director

Mr. Jani has served on our board since July 2023. Mr. Jani founded JC Team Capital, a venture fund with interests and investments in the entertainment, hospitality, and real estate industries, in February 2018 and currently serves as its Chief Executive Officer. As the leader of JC Team Capital, Mr. Jani brings significant expertise in managing diverse investment portfolios and strategic growth across multiple sectors. Mr. Jani holds a B.A. in Business Administration from Centennial College in Toronto, Canada.

Randolph Read, Director

Randolph Read has served as a member of the Virtuix board of directors since August 2025. Mr. Read has been President and Chief Executive Officer of Nevada Strategic Credit Investments, LLC for more than five years and has been President and Chief Executive Officer of International Capital Markets Group, Inc. for more than five years.

Mr. Read has served since November 2018 as an independent manager/director and Chairman of the Board of Managers of New York REIT Liquidating LLC, a successor to New York REIT, Inc., a publicly traded (NYSE: NYRT) real estate investment trust, where Mr. Read served as an independent director from December 2014 to November 2018, including as Chairman of its Board of Directors from June 2015 to November 2018. Mr. Read has served as an independent Director of SandRidge Energy, Inc. (NYSE: SD) since June 2018. Mr. Read has served as an independent Chairman of the Board of Enzon Pharmaceuticals, Inc. (OTCQX: ENZN) since August 2020. Mr. Read previously served as an independent director of Luby’s Inc. (NYSE: LUB) from August 2019 to August 2021.

Mr. Read has previously served as President of a variety of other companies and has previously served on a number of public and private company boards.

Mr. Read is admitted as a Certified Public Accountant and has an M.B.A. in Finance from the Wharton Graduate School of the University of Pennsylvania and a B.S. from Tulane University.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Controlled Company

Following this Direct Listing, our founder, Chief Executive Officer and Chairman, Jan Goetgeluk, will own 4,500,000 shares of our Class B common stock, which will represent approximately 77.89% of the combined voting power of both classes of our common stock outstanding immediately after this Direct Listing. As a result, we are, and expect to continue to be, a controlled company within the meaning of the Nasdaq listing rules, and as a result, we qualify for exemptions from certain corporate governance requirements, on which we intend to rely.

Companies that qualify as a “controlled company” with securities listed on Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity, or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We intend to rely on these exemptions.

Board of Directors

Our business and affairs are managed under the direction of our Board. Our Board currently consists of six (6) directors. The number of directors may be determined by our Board, subject to the terms of our Certificate and bylaws, which provide that the number of directors be determined exclusively by a resolution adopted by directors constituting a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.

In accordance with the terms of our Certificate, the Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Mr. Charette, Mr. Jani and Mr. Cunningham were appointed to serve as Class I directors, with terms expiring at the Company’s 2026 annual meeting of stockholders. Mr. Allan and Mr. Read were appointed to serve as Class II directors, with a term expiring at the Company’s 2027 annual meeting of stockholders. Mr. Goetgeluk was appointed to serve as a Class III director, with a term expiring at the Company’s 2028 annual meeting of stockholders. The Board is authorized for seven (7) seats, six (6) of which are filled and one (1) is currently vacant.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through the audit committee of the Board that addresses risks inherent in its area of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. The Board has also adopted certain nominating and corporate governance procedures including director nomination criteria, majority voting guidelines, and stockholder communication policies.

Director Independence

Our Board has determined that Mr. Read and Mr. Jani are independent directors for purposes of the rules of Nasdaq and the SEC. In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances that our Board deemed relevant, including the beneficial ownership of our Class A common stock and Class B common stock by each non-employee director.

Upon the effectiveness of the registration of which this prospectus forms a part, we expect that the composition and functioning of our board of directors and each of our committees will comply with all applicable requirements of Nasdaq and the rules and regulations of the SEC.

Board Leadership Structure

Our Board is currently chaired by Jan Goetgeluk. Our corporate governance guidelines further provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.

Committee of our Board of Directors

Audit Committee

The members of our audit committee are Randolph Read and Parthkumar Jani. Mr. Read serves as the chairman of the committee. Our Board has determined that each member of the audit committee is “independent” as that term is defined in Nasdaq rules and has sufficient knowledge in financial and auditing matters to serve on the audit committee. In addition, our board of directors has determined that each member of the audit committee meets the heightened independence requirements for audit committees required under Section 10A of the Exchange Act and related SEC and Nasdaq rules. Our Board has determined that Mr. Read is an “audit committee financial expert,” as defined under the applicable rules of the SEC. We intend to rely on the Nasdaq phase-in schedules outlined in Nasdaq Rule 5615, which allows up to one year from the Company’s Listing Date (as defined in the Nasdaq rules) to have three audit committee members. The audit committee’s responsibilities include:

•        appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•        pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•        reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•        reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•        coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•        establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•        recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our annual report on Form 10-K;

•        monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•        preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•        reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•        reviewing quarterly earnings releases.

Code of Conduct

We have adopted a written code of business conduct and ethics, that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. In connection with the effectiveness of the registration statement of which this prospectus forms a part, a current copy of the code will be posted on our website at www.Virtuix.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers who are named in the “— 2025 Summary Compensation Table” below. For the fiscal year ended March 31, 2025, our “named executive officers” and their positions were as follows:

•        Jan Goetgeluk, Chief Executive Officer and Chairman of the Board;

•        David Allan, President and Chief Operating Officer; and

•        Lauren Premo, Head of Marketing.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” and a “smaller reporting company,” each as defined under SEC rules, we are not required to include a compensation discussion and analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies.

2025 Summary Compensation Table

The following table represents information regarding the total compensation awarded to, earned by or paid to our named executive officers during the fiscal years ended March 31, 2024 and March 31, 2025:

Name and Principal Position	Fiscal Year	Salary(1) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	Total ($)
Jan Goetgeluk	2025	250,000	—	—	250,000
Chief Executive Officer and Chairman of the Board	2024	250,000	—	—	250,000
David Allan	2025	300,000	1,120,500	—	1,420,500
President and Chief Operating Officer	2024	300,000	—	—	300,000
Lauren Premo	2025	200,292	26,145	5,660	232,097
Head of Marketing	2024	65,385	—	3,160	68,545

____________

(1)     Ms. Premo joined the Company in November 2023. The amount reported in this column reflects the actual salary earned by her for the portion of the applicable fiscal year during which she was employed.

(2)     The amounts reported in this column for 2025 represent the grant date fair value of incentive stock options (for Ms. Premo) and nonstatutory stock options (for Mr. Allan) issued under the 2025 Long-Term Incentive Plan. The grant date fair value of the options has been determined in accordance Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. With respect to the amounts reported in these columns, there can be no assurance that these values will ever be realized. We provide information regarding the assumptions used to calculate the value of the stock options granted in Note 13 to our audited financial statements included elsewhere in this prospectus.

(3)     Represents sales performance bonuses earned by Ms. Premo based on the achievement of performance targets for fiscal years ended March 31, 2024 and March 31, 2025.

Base Salaries

Base salaries are paid to our named executive officers to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.

For the fiscal years ended March 31, 2024 and March 31, 2025, Mr. Goetgeluk’s annual base salary was $250,000 and Mr. Allan’s annual base salary was $300,000.

For the fiscal year ended March 31, 2024, Ms. Premo’s initial annual base salary was $200,000 but was increased to $220,000 in December 2024.

Bonuses

Mr. Goetgeluk, Mr. Allan and Ms. Premo are eligible to earn bonuses based on the achievement of certain goals and milestones, as determined by the Company in its sole discretion. For the fiscal year ended March 31, 2025, neither Mr. Goetgeluk nor Mr. Allan received bonuses and Ms. Premo received $5,660 in bonuses based on sales performance. For the fiscal year ended March 31, 2024, neither Mr. Goetgeluk nor Mr. Allan received bonuses and Ms. Premo received $3,160 in bonuses based on sales performance.

Equity Compensation

David Allan and Lauren Premo each received stock options to purchase shares of common stock that were granted in January 2025 pursuant to the Company’s 2025 Long Term Incentive Plan (the “2025 LTIP”). In 2025, Mr. Allan was awarded stock options to purchase 1,500,000 shares of common stock and Ms. Premo was awarded stock options to purchase 35,000 shares of common stock. In 2024, no stock options were awarded to Mr. Goetgeluk, Mr. Allan or Ms. Premo.

Fifty percent (50%) of the options will vest and become exercisable on the second anniversary of the vesting commencement date, with the balance vesting and becoming exercisable in a single installment on the third anniversary of the vesting commencement date.

For additional information about the 2025 Long Term Incentive Plan, please see the section titled “Equity Compensation Plans” below.

Other Elements of Compensation

Retirement Plans

The Company sponsors the Virtuix Inc. 401(k) savings plan, which is available to all of our U.S.-based employees, including our named executive officers based in the U.S., who are eligible to participate in the Virtuix Inc. 401(k) plan on the same terms as other full-time employees.

Employee Benefits

The Company’s named executive officers who are based in the U.S. are eligible to receive the same employee benefits that are generally available to all full-time, U.S.-based employees, subject to the satisfaction of certain eligibility requirements. In structuring these benefit plans, the Company seeks to provide an aggregate level of benefits that are comparable to those provided by similar companies.

Employment Arrangements with our Named Executive Officers

Jan Goetgeluk and David Allan

Prior Employment Arrangements

Prior to entering into the employment agreements described below, each of Mr. Goetgeluk and Mr. Allan was employed by us on an at-will basis and did not have a long-term employment agreement in place.

Mr. Goetgeluk was employed at-will and did not have an employment agreement with the Company. His employment was subject to our standard policies and procedures applicable to employees generally, and there were no severance, change-in-control, or other post-employment arrangements in place. In his first years as Chief Executive Officer of the Company, Mr. Goetgeluk did not earn a salary. Mr. Goetgeluk earned an initial salary of $75,000 in 2015, which was increased over time through a series of Board-approved adjustments, ultimately reaching $250,000 in 2023.

Mr. Allan accepted an offer letter dated August 10, 2013, pursuant to which he agreed to serve in the capacity of Chief Operating Officer. In December 2013, he was formally appointed to the position of Chief Operating Officer and also named President.

Mr. Allan’s employment under that offer letter was at-will and terminable by either party at any time, with or without cause or notice. Under the terms of the offer letter, Mr. Allan was entitled to receive an initial base salary of $175,000, which was increased over time through a series of Board-approved adjustments, ultimately reaching

$300,000 in 2023. The offer letter also provided for an equity grant of $1,000,000 in restricted stock, vesting over a three-year period. Mr. Allan was eligible for annual, semi-annual or quarterly incentive bonuses based on individual achievements or Company performance.

Current Employment Arrangements

In connection with our direct listing, we have entered into employment agreements with Mr. Goetgeluk and Mr. Allan, each with an initial term of three years, effective as of September 17, 2025. Upon expiration of the initial term, these agreements will automatically renew for successive one-year terms unless either we or the executive officer provides written notice of non-renewal at least 120 days prior to the expiration of the then-current term.

The employment agreements described below reflect the executives’ current compensation arrangements and other terms of employment entered into in connection with our direct listing. These arrangements were not in effect during the fiscal years ended March 31, 2024 and March 31, 2025, and accordingly are not reflected in the Summary Compensation Table or related narrative disclosure, which present compensation earned or granted during the applicable fiscal years. Each of Mr. Goetgeluk and Mr. Allan is entitled to a base salary of $350,000 that is subject to annual review by the Board (or a duly authorized committee). In connection with the consummation of our direct listing, each executive will receive a one-time cash bonus of $50,000. For the fiscal year ending March 31, 2026, each executive is eligible to earn an annual cash bonus of up to $140,000, based on the Company’s revenue for such fiscal year. For subsequent fiscal years, each executive is eligible to receive a target annual cash bonus equal to 40% of base salary, subject to achievement of performance objectives established annually by the Board. Each executive is also eligible to receive annual equity awards under the Virtuix Holdings Inc. 2025 Omnibus Incentive Plan (the “2025 Omnibus Plan”) with a target grant date value equal to 60% of base salary, in the form of restricted stock units. These awards are expected to be granted in the first month of each fiscal year and are subject to four-year vesting, with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments thereafter, subject to continued service.

In the event of a termination without cause or a resignation for good reason, each executive is entitled to receive six months of continued base salary, any earned but unpaid annual bonus for the prior fiscal year, and for Mr. Goetgeluk, payment of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to six months, subject in each case to execution of a release of claims and continued compliance with applicable restrictive covenants. In the event of termination due to death or disability, substantially similar severance benefits are payable to the executive’s estate or legal representative. No severance is payable upon a termination for cause or a resignation without good reason.

In addition, Mr. Allan’s employment agreement provides that he will be entitled to a one-time grant of 375,000 restricted stock units to be issued on or after the first day of public trading of our common stock. These restricted stock units will vest in full six months following the first day of public trading of our common stock, which is expected to coincide with the expiration of Mr. Allan’s lock-up period, subject to his continued service through such date. Upon exercise of any of his existing vested stock options covering 1,500,000 shares of our common stock, Mr. Allan will receive a cash bonus equal to the aggregate exercise price paid in connection with such exercise.

Based on a compensation benchmarking review conducted by an independent third-party in connection with the Company’s preparations for becoming a public company, the total annual cash compensation historically paid to Mr. Goetgeluk and Mr. Allan has generally been below the 25th percentile of executives in comparable roles at similarly situated companies. Historically, a significant portion of their potential economic upside has been tied to their equity ownership in the Company. The Company believes this compensation structure aligns the interests of its executives with those of its stockholders over the long term.

Lauren Premo

We have entered into an offer letter with Ms. Premo, dated November 11, 2023, pursuant to which Ms. Premo serves as our Head of Marketing. Mr. Premo’s employment pursuant to the agreement is “at-will” and is terminable by either party for any reason and with or without notice.

Pursuant to her offer letter, Ms. Premo was entitled to receive an initial base salary of $200,000, which was increased to $220,000 in 2024. The offer letter also provides that Ms. Premo was eligible to participate in Company-sponsored benefits that the Company may offer to similarly situated employees from time to time. In addition, the offer letter provided that Ms. Premo was eligible to receive a stock option grant for 35,000 shares in the Company, vesting over a three-year period, subject to her continued employment through each applicable vesting date.

In October 2025, Ms. Premo was also granted 115,000 restricted stock units under our 2025 Omnibus Plan, which vests over a four-year period, with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments thereafter, in each case subject to her continued service through the applicable vesting date.

Thomas McGinnis

At a meeting of our board of directors on October 9, 2025, Thomas McGinnis was appointed to serve as our Chief Financial Officer, effective immediately.

The employment terms described below reflect Mr. McGinnis’ current compensation and other conditions of employment established in connection with our direct listing. Because these terms were not in effect during the fiscal years ended March 31, 2024 and March 31, 2025, they are not reflected in the Summary Compensation Table or related narrative disclosure.

Mr. McGinnis is entitled to a base salary of $220,000 and is eligible to receive annual equity awards under the 2025 Omnibus Plan with a target grant date fair value of $80,000, delivered in the form of restricted stock units. These annual awards are expected to be granted on April 1 of each year and will vest over four years, subject to his continued service. He will also receive a one-time grant of 8,000 restricted stock units under the 2025 Omnibus Plan, which will vest 50% on the second anniversary and 50% on the third anniversary of his employment start date, subject to continued service. In addition, upon the consummation of our direct listing, Mr. McGinnis will receive a one-time grant of 42,000 restricted stock units under the 2025 Omnibus Plan, effective as of the listing date. This award will vest over four years, with 25% vesting on the first anniversary of the listing date and the remainder vesting in equal quarterly installments thereafter, subject to continued service.

Equity Compensation Plans

The following summarizes the material terms of the Company’s equity compensation plans.

2014 Long-Term Incentive Plan

On April 7, 2014, our board of directors adopted the Virtuix Holdings Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”). The 2014 LTIP provided for the grant of incentive stock options, nonstatutory stock options, and shares of restricted stock. The 2014 LTIP was intended to help us secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such eligible award recipients may be given an opportunity to benefit from increases in value of our common stock through the granting of awards.

The 2014 LTIP expired by its terms on April 7, 2024, ten years from its effective date; however, awards granted under the 2014 LTIP that remained outstanding at the time of expiration continue to be governed by its terms. Following the expiration of the 2014 LTIP, we adopted the 2025 LTIP to continue granting equity-based awards to employees, directors, and other eligible participants. As described below, our board of directors approved the suspension of new awards under the 2025 LTIP in July 2025. In connection with our direct listing, we adopted 2025 Omnibus Plan to serve as our primary vehicle for equity compensation going forward. The 2025 Omnibus Plan is intended to align employee incentives with long-term stockholder value creation and support our ability to attract and retain key personnel. For a description of the material terms of the 2025 LTIP and the 2025 Omnibus Plan, see “Equity Compensation Plans — 2025 Stock Option Plan” and “Equity Compensation Plans — 2025 Omnibus Incentive Plan.”

The 2014 LTIP initially reserved an aggregate of 2,000,000 shares of our common stock for issuance pursuant to awards, subject to proportional adjustments for stock splits, recapitalizations, and similar events. The share reserve under the 2014 LTIP was subsequently increased to 2,500,000 shares in September 2020 by our board of directors and stockholders. Up to the full amount of the share reserve, as increased, may have been issued as incentive stock options. Shares underlying awards that lapse, are forfeited, are withheld to satisfy applicable tax withholding obligations, are settled in cash, or are reacquired by the Company as consideration for the exercise of an option generally become available for future issuance under the 2014 LTIP, although shares previously issued pursuant to an incentive stock option may not be re-issued as incentive stock options. Awards may be settled in cash, shares, or a combination of both, as determined by the plan administrator.

The board of directors administers the 2014 LTIP and may delegate administrative authority to a committee of the board or, subject to the limitations set forth in the plan, to one or more of our officers. The administrator has broad authority to, among other things, select eligible participants, determine the types and terms of awards (including vesting schedules, exercise prices, and repurchase or forfeiture provisions), accelerate or extend the time at which awards vest or may be exercised, and amend outstanding awards, subject to specified limitations and any required participant consent. Generally, awards may not be transferred other than by will or the laws of descent and distribution, although the administrator may permit limited transfers under certain circumstances.

Options granted under the 2014 LTIP must have an exercise price at least equal to the fair market value of our common stock on the date of grant (110 percent of fair market value in the case of incentive stock options granted to 10 percent stockholders) and may have a term of up to ten years (five years for incentive stock options granted to 10 percent stockholders). An option may be granted with an exercise price lower than 100 percent of fair market value if the option is granted pursuant to an assumption or substitution for another option. The plan administrator determines the vesting schedule for each award. An option may provide that the optionholder may elect at any time before termination of employment to exercise the option as to some or all shares underlying the option prior to full vesting, subject to repurchase options or other restrictions in the board’s discretion.

The foregoing description of the 2014 LTIP is qualified in its entirety by reference to the full text of the 2014 LTIP, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

2025 Long-Term Incentive Plan

On January 22, 2025, our board of directors adopted the 2025 LTIP. The 2025 LTIP provides for the grant of incentive stock options and nonstatutory stock options. The 2025 LTIP was intended to help us secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for our success. In July 2025, our board of directors approved the suspension of new award grants under the 2025 LTIP. As a result, no additional equity awards will be granted under the 2025 LTIP following the board’s action, although previously granted awards under the plan will remain outstanding and continue to be governed by their existing terms and conditions.

In connection with the Company’s direct listing, we have adopted the 2025 Omnibus Plan to provide equity-based compensation awards to our employees, directors, and consultants, with the intent of aligning employee incentives with long-term stockholder value creation and supporting our ability to attract and retain key personnel following the direct listing. A description of the material terms of the 2025 Omnibus Plan is included under “Equity Compensation Plans — 2025 Omnibus Incentive Plan.”

The 2025 LTIP reserves an aggregate of 1,850,000 shares of our common stock for issuance pursuant to awards, subject to proportional adjustments for stock splits, recapitalizations, and similar events. Up to the full 1,850,000-share reserve may be issued as incentive stock options. Shares underlying awards that lapse, are forfeited, or are otherwise returned to us generally become available for future issuance under the 2025 LTIP, although shares previously issued pursuant to an incentive stock option may not be re-issued as incentive stock options. Awards may be settled in cash, shares, or a combination of both, as determined by the plan administrator.

The board of directors administers the 2025 LTIP and may delegate administration to a committee or to one or more officers in accordance with the plan’s terms. The administrator has broad authority to, among other things, select eligible participants, determine the types and terms of awards (including vesting schedules, exercise prices, and repurchase or forfeiture provisions), accelerate or extend the time at which awards vest or may be exercised, and amend outstanding awards, subject to specified limitations and any required participant consent. Generally, awards may not be transferred other than by will or the laws of descent and distribution, although the administrator may permit limited transfers under certain circumstances.

Options granted under the 2025 LTIP must have an exercise price at least equal to the fair market value of our common stock on the date of grant (110 percent of fair market value in the case of incentive stock options granted to 10 percent stockholders) and may have a term of up to ten years (five years for incentive stock options granted to 10 percent stockholders). The plan administrator determines the vesting schedule for each award.

The foregoing description of the 2025 LTIP is qualified in its entirety by reference to the full text of the 2025 LTIP, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

2025 Omnibus Plan

On July 23, 2025 and August 6, 2025, our board of directors and stockholders, respectively, approved the 2025 Omnibus Plan. The 2025 Omnibus Plan is intended to promote the long-term success of Virtuix by aligning the interests of employees, directors and consultants with those of our stockholders, encouraging individual performance, fostering teamwork and enabling us to attract and retain the talent necessary to drive our growth following the direct listing of our common stock.

The 2025 Omnibus Plan authorizes the grant of a broad array of equity and cash-based awards, including incentive stock options, nonstatutory stock options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-conditioned restricted shares and restricted stock units), other share-based awards and other cash-based awards, or any combination of the foregoing, each as determined by the plan administrator.

The 2025 Omnibus Plan initially reserves 4,000,000 shares of our common stock for issuance, subject to adjustment for stock splits, recapitalizations and similar events. Beginning January 1, 2026 and on the first trading day of each calendar year thereafter, the share reserve will automatically increase by a number of shares equal to three (3) percent of the total outstanding shares of our common stock on the last day of the immediately preceding calendar year, unless the board of directors determines prior to the date of increase that no such increase (or a lesser increase) will occur. Shares underlying awards that expire, are forfeited, or are settled in cash (including shares surrendered or withheld to cover exercise prices or tax withholding obligations) generally become available again for future awards under the 2025 Omnibus Plan; however, shares tendered to pay an exercise price, withheld to satisfy tax obligations, or repurchased on the open market with option proceeds will not again become available for issuance.

The board of directors administers the 2025 Omnibus Plan and may delegate its authority to a committee of the board or, within prescribed limits, to one or more officers. The administrator has broad discretionary authority to, among other things: select eligible participants; determine the type, size and terms of awards (including performance goals, vesting conditions, exercise prices and expiration dates); accelerate or extend vesting or exercise; interpret and amend the plan and outstanding awards; and establish rules for plan administration.

Options and stock appreciation rights (“SARs”) granted under the 2025 Omnibus Plan must have an exercise price (or base price, in the case of SARs) at least equal to the fair market value of our common stock on the date of grant (110 percent of fair market value for incentive stock options granted to holders of 10 percent or more of our total voting power). Options and SARs may have a term of up to ten years, except that incentive stock options granted to 10 percent stockholders may not exceed a five-year term. The administrator determines vesting schedules for all awards; however, stock options and other full-value awards are generally expected to vest over time or upon achievement of performance goals.

Upon certain changes in our capitalization (for example, stock splits, mergers or similar events), the administrator will make equitable adjustments to the number and type of shares reserved under the 2025 Omnibus Plan and to outstanding awards (including, as applicable, the number of shares and exercise prices). In connection with a change in control, the administrator may, in its discretion, provide for the assumption, substitution, cash-out or acceleration of outstanding awards, or for their termination if the exercise price equals or exceeds the consideration payable to stockholders.

The 2025 Omnibus Plan allows the administrator to establish procedures for satisfying tax-withholding obligations, including by withholding shares otherwise deliverable upon exercise, vesting or settlement, or by accepting previously owned shares. Awards may be settled in shares, cash, or a combination of both, as provided in the applicable award agreement.

Unless earlier terminated by the board of directors, the 2025 Omnibus Plan will remain in effect until the day immediately preceding the tenth anniversary of its effective date, and no awards may be granted under the plan thereafter.

The foregoing summary of the 2025 Omnibus Plan is qualified in its entirety by reference to the full text of the plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Outstanding Equity Awards at March 31, 2025(1)

The following table presents information regarding outstanding equity awards held by our named executive officers as of March 31, 2025:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Jan Goetgeluk	—	—	—	—
David Allan(2)	1,500,000	—	$1.66	January 24, 2035
Lauren Premo(2)	—	35,000	$1.66	January 24, 2035

____________

(1)    All stock options were granted under the 2025 LTIP, as described in more detail under “Equity Compensation Plans — Stock Option Plan” above. All of the stock options were granted with a per-share exercise price equal to the fair value of one share of the Company’s common stock on the date of grant, as determined in good faith by the Board. In making this determination, the Board relied on an independent third-party valuation prepared in accordance with Section 409A of the Code to assess the fair market value of the Company’s common stock as of the applicable grant date.

(2)      On January 25, 2025, the Company granted to Mr. Allan and Ms. Premo the option to purchase the number of shares of common stock reflected above. Fifty percent of the options vest on the second anniversary of the vesting commencement date with the balance vesting and become exercisable in a single installment on the third anniversary, in each case subject to the individual’s continued employment with the Company through applicable vesting date. The options granted to Mr. Allan were classified as nonstatutory stock options, while the options granted to Mr. Premo were classified as incentive stock options.

Director Compensation

Non-employee Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the fiscal year ended March 31, 2025. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2025 for their services as members of our board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Total ($)
Michael Bradley McGovern(2)	—	—	—	—
Parthkumar Jani	—	—	—	—
Ugo de Charette	—	4,647,500	—	4,647,500

____________

(1)      In April 2024, the Company entered into an advisory agreement with Mr. de Charette pursuant to which he agreed to provide strategic advisory services to the Company. As consideration for such services, the Company granted Mr. de Charette 2,750,000 shares of its common stock, which had a grant date fair value of approximately $4,647,500, based on the fair market value of $1.69 per share on the date of grant. The advisory agreement further provides that, in the event Mr. de Charette is appointed or elected to serve on the Board, he will not receive any additional compensation for his service as a director, and the equity grant will be deemed to compensate him for both strategic advisory services and Board service. Accordingly, the full grant date fair value of the equity award is reflected in the table above.

(2)      Mr. McGovern ceased serving as a member of the Board as of July 15, 2025.

In connection with our direct listing, we have entered into individual offer letters with Randolph Read (effective July 27, 2025), Giri Devanur (effective August 20, 2025 and terminated on December 26, 2025 upon Mr. Devanur’s resignation), and John Cunningham (effective October 9, 2025) to provide compensation intended to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of our stockholders. Each arrangement is for an indefinite term and is subject to the director’s removal by us or our stockholders at any time in accordance with applicable law.

The offer letters described below reflect the applicable directors’ current compensation arrangements and other terms of their engagement. These directors were not serving on the board during the fiscal year ended March 31, 2025, and the arrangements described below were not in effect during that period. Accordingly, they are not reflected in the Non-employee Director Compensation Table or related narrative disclosure, which present compensation earned or granted during fiscal year 2025.

Mr. Read is entitled to a cash retainer of $2,000 per month, with the retainer increasing to $3,000 per month starting in the first month after our direct listing. Each of Mr. Read and Mr. Cunningham is also eligible to receive annual equity awards under the 2025 Omnibus Plan with a grant date fair value equal to $125,000, in the form of restricted stock units, except that Mr. Read’s first such annual award will be a grant of 20,000 restricted stock units. The first such annual award will be issued on the first day of public trading of our common stock and will vest in full on the one-year anniversary of the grant date, subject to continued service on the Board.

In addition, in connection with the consummation of our direct listing: (i) Mr. Cunningham will be eligible to receive a one-time stock grant, with a grant date value of $25,000, and (ii) Mr. Read, as chair of the Audit Committee, will be eligible to receive a one-time grant of 25,000 restricted stock units, vesting one-third per year over three years unless Mr. Read is not renominated to the board, in which case the award will vest in full.

Each offer letter also provides for reimbursement of reasonable travel and other business expenses in connection with the applicable director’s duties as a board and committee member.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a summary of transactions or series of transactions since March 31, 2023, or currently proposed transactions or series of transactions, to which we were, or will be, a party, in which the amount involved exceeded, or will exceed, $120,000, and in which any of our directors, executive officers, or to our knowledge, beneficial owners of 5% or more of our capital stock, or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Joint Venture with Hero Entertainment (Heroix VR (Shanghai) Co., Ltd.)

Virtuix, through its wholly owned Hong Kong subsidiary, Virtuix Manufacturing Limited, holds a 49% equity interest in Heroix VR (Shanghai) Co., Ltd., a Sino-foreign equity joint venture established in Shanghai, China. The remaining 51% of the Joint Venture is owned by Hero Entertainment, a Chinese game publisher and esports operator. The Company does not control the Joint Venture, and the investment is accounted for under the equity method.

During the fiscal years ended March 31, 2025, 2024 and 2023, the Company’s China subsidiary engaged in sales transactions with the Joint Venture. The following table summarizes the nature and amounts of these related-party transactions:

Fiscal Year Ended March 31	Sales to Joint Venture	Prepayments from Joint Venture for Unshipped Orders	Accounts Receivable from Joint Venture	Accounts Payable to Joint Venture
2025	$42,754	$7,293	$0	$0
2024	$111,218	$45,379	$0	$0
2023	$182,349	$33,708	$557	$0

As of March 31, 2025 and 2024, the Company had no outstanding accounts receivable or accounts payable balances with the Joint Venture, and held prepayments from the Joint Venture for unshipped orders totaling $7,293 and $45,379, respectively. As of March 31, 2023, the Company had accounts receivable from the Joint Venture of $557, no accounts payable, and held prepayments from the Joint Venture for unshipped orders totaling $33,708.

All transactions with the Joint Venture were conducted in the ordinary course of business and on terms that management believes are consistent with those that would be obtained from unaffiliated third parties.

Related-Party Promissory Notes

On May 15, 2025, the Company borrowed $50,000 from Jan Goetgeluk, who serves as our Chief Executive Officer and Chairman, in the form of an unsecured promissory note in the principal amount of $50,000. The promissory note bore interest at a rate of 18% per annum and matured on September 30, 2025. The proceeds from the note were used for General corporate purposes. The promissory note was unsecured and did not contain any financial covenants or security interests. The principal and accrued interest on the note were paid back in full on September 15, 2025.

On May 19, 2025, the Company borrowed $167,678 from Mieke Criel in the form of an unsecured promissory note in the principal amount of $167,678. Ms. Criel is the mother of Jan Goetgeluk, the Company’s Chief Executive Officer and Chairman. The promissory note bore interest at a rate of 18% per annum and matured on September 30, 2025. The proceeds from the note were used for general corporate purposes. The promissory note was unsecured and did not contain any financial covenants or security interests. The principal and accrued interest on the note were paid back in full on September 15, 2025.

On October 15, 2025, as part of the October Promissory Notes, the Company borrowed $50,000 from Jan Goetgeluk, who serves as our Chief Executive Officer and Chairman, in the form of an unsecured promissory note in the principal amount of $55,000. The promissory note bears interest at a rate of 6% per annum and matures on March 31, 2026 (as extended by the Company, in its sole discretion, from December 31, 2025). The note is convertible into Common Stock of the Company at a 15% discount to the Company’s Nasdaq listing price, at the option of either the noteholder or the Company. The promissory note is unsecured and does not contain any financial covenants or security interests. As of December 30, 2025, the principal and accrued interest on this note remain outstanding.

On November 24, 2025, as part of the October Promissory Notes, the Company borrowed $175,000 from Mieke Criel in the form of an unsecured promissory note in the principal amount of $192,500. Ms. Criel is the mother of Jan Goetgeluk, the Company’s Chief Executive Officer and Chairman. The promissory note bears interest at a rate of 6% per annum and matures on March 31, 2026 (as extended by the Company, in its sole discretion, from December 31, 2025). The note is convertible into Common Stock of the Company at a 15% discount to the Company’s Nasdaq listing price, at the option of either the noteholder or the Company. The promissory note is unsecured and does not contain any financial covenants or security interests. As of December 30, 2025, the principal and accrued interest on this note remain outstanding.

The Company believes that the terms of these promissory notes issued to Related Parties are no less favorable to the Company than those that could have been obtained from an unaffiliated third party.

Class B Common Stock Exchange

On August 8, 2025, Virtuix entered into an exchange agreement with Jan Goetgeluk, the Company’s Chief Executive Officer, Chairman and founder. Pursuant to the agreement, Mr. Goetgeluk exchanged 5,500,000 shares of his Class A common stock of the Company for 5,500,000 shares of Class B common stock on a one-for-one basis (the “Exchange”).

The Class B common stock is identical to the Class A common stock in all respects except for voting rights. Each share of Class B common stock is entitled to twenty votes per share, whereas each share of Class A common stock is entitled to one vote per share. The Exchange did not result in any change to the total number of shares held by Mr. Goetgeluk, but it did increase his voting power in the Company. Following the Exchange, Mr. Goetgeluk held 5,500,000 shares of Class B common stock (and currently holds 4,500,000 shares of Class B common stock after transferring 1,000,000 shares of Class B common stock, which automatically converted into 1,000,000 shares of Class A common stock upon the transfer, to a family member) and no shares of Class A common stock, and controls a majority of the combined voting power of the Company’s outstanding capital stock. See “Description of Capital Stock.”

The Exchange was approved by the Company’s board of directors, except for Mr. Goetgeluk, who recused himself from any decisions of the board related to the Exchange, in accordance with the Company’s policies and procedures for related-party transactions. The terms of the Exchange were determined to be fair to the Company and consistent with the rights and preferences set forth in the Company’s Certificate.

Other than as described above, there were no other material related-party transactions with Mr. Goetgeluk during the periods presented.

PRINCIPAL AND REGISTERED STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The Company’s founder and CEO, Jan Goetgeluk, retains a significant ownership stake in Virtuix and 77.89% of voting power, providing strong incentives and alignment with public investors. The following table sets forth:

•        certain information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of December 30, 2025 for:

•        each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our Class A common stock and Class B common stock;

•        each of our directors and named executive officers;

•        all of our directors and named executive officers as a group; and

•        the number of shares of our Class A common stock and Class B common stock held by the Registered Stockholders and registered as Class A common stock for resale by means of this prospectus for the Registered Stockholders.

The Registered Stockholders include substantially all holders of our common stock, including (i) our affiliates and certain other stockholders with “restricted securities” (as defined in Rule 144 under the Securities Act) who, because of their status as affiliates pursuant to Rule 144 or because they acquired their Class A common stock from an affiliate or from us within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for a period of at least 90 days and (ii) our employees. The Registered Stockholders may, or may not, elect to sell their Class A common stock covered by this prospectus, as and to the extent they may determine. The Registered Stockholders may offer, sell or distribute all or a portion of the shares of Class A common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. The Registered Stockholders may elect to sell their shares in connection with this Direct Listing and in market transactions following this Direct Listing. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their Class A common stock or the prices at which any such sales may occur. See “Plan of Distribution.”

Information concerning the Registered Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Stockholders who hold Class B common stock may convert their shares of Class B common stock into Class A common stock at any time and the Registered Stockholders may sell all, some, or none of the Class A common stock covered by this prospectus, we cannot determine the number of Class A common stock that will be sold by the Registered Stockholders, or the amount or percentage of shares of common stock, either as Class A common stock or Class B common stock, that will be held by the Registered Stockholders upon consummation of any particular sale. In addition, the Registered Stockholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, our Class A common stock or Class B common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of Class A common stock by the Registered Stockholders. However, we have engaged a financial advisor with respect to certain other matters relating to our listing. See “Plan of Distribution.”

We have based percentage of beneficial ownership for the following table on 26,352,457 shares of Class A common stock and 4,500,000 shares of Class B common stock outstanding as of December 30, 2025. In addition, in accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities issuable within 60 days of December 30, 2025. As such, shares of Class A common stock and Class B common stock issuable pursuant to options and warrants that may be exercised or settled within 60 days of December 30, 2025 are deemed to be outstanding for purposes of computing the percentage of the class beneficially owned by the person holding such securities but are not deemed to be outstanding for purposes of computing the percentage of the class beneficially owned by any other person.

Each share of our Class A common stock is entitled to one vote per share and each Class B common stock is entitled to 20 votes per share on all matters submitted to a vote of the stockholders, including the election of directors.

The Registered Stockholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. See “Management’s Discussion & Analysis of Financial Results and Condition” and “Certain Relationships and Related-Party Transactions” for further information regarding the Registered Stockholders.

Except as otherwise indicated in the footnotes to the table set forth below, all persons listed have sole voting power and investment power, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership of their common stock. Unless otherwise indicated, the business address of each of the individuals and entities named below is c/o Virtuix Holdings, 11500 Metric Blvd, Suite 430, Austin, TX 78758.

Name of Beneficial Owner	Shares Benefically Owned				Percentage of Total Voting Power†	Shares of Class A Common Stock Being Registered
	Class A Common Stock		Class B Common Stock†
	Number	%	Number	%
Executive Officers and Directors
Jan Goetgeluk(1)	5,129,738	16.62%	4,500,000	100%	77.89%	5,129,738
David Allan(2)	1,500,000	5.39%	—		*	—
Parthkumar Jani(3)	299,358	1.14%	—		*	299,358
Ugo de Charette(4)	3,888,002	14.75%	—		3.34%	3,888,002
Randolph Read(5)	—	*	—		—	—
John Cunningham(6)	—	*	—		—	—
Thomas McGinnis(7)	—	*	—		—	—
Lauren Premo(8)	17,500	*	—		*	—
All executive officers and directors as a group (8 persons)	10,834,598	37.90%	4,500,000	100%	81.23%	9,317,098
5% Stockholders
Jan Goetgeluk(1)	5,129,738	16.62%	4,500,000	100%	77.89%	5,129,738
Ugo de Charette(4)	3,888,002	14.75%	—		3.34%	3,888,002
Streeterville Capital, LLC(9)	2,924,797	9.99%	—		—	2,984,022
David Allan(2)	1,500,000	5.39%	—		*	—
Bernard Goetgeluk(10)	1,401,944	5.32%	—		1.20%	1,401,944

Other Registered Stockholders:
Subhra Biswal(11)	490,288	1.86%	—		*	490,288
451 WE Virtuix LLC(12)	446,516	1.69%	—		*	446,516
Michael McGovern(13)	440,476	1.67%	—		*	440,476
Radical Investments LP(14)	428,481	1.63%	—		*	428,481
Douglas J. Erwin(15)	389,224	1.48%	—		*	389,224
Antonie Wobbe Ploegsma(16)	337,547	1.28%	—		*	337,547
Tekton Ventures LLC(17)	308,339	1.17%	—		*	308,339
SKM Partnership, Ltd.(18)	303,525	1.15%	—		*	303,525
BHV Entrepreneurship Fund II, LP(19)	300,071	1.14%	—		*	300,071
SSSS Investment LLC(20)	276,499	1.05%	—		*	276,499
Scentan Venture Partners Limited(21)	262,208	1.00%	—		*	262,208
Paul A. Farr(22)	230,166	0.87%	—		*	230,166
Wefunds LLC, Wefunds Virtuix I(23)	224,479	0.85%	—		*	224,479

Name of Beneficial Owner	Shares Benefically Owned				Percentage of Total Voting Power†	Shares of Class A Common Stock Being Registered
	Class A Common Stock		Class B Common Stock†
	Number	%	Number	%
Hero Virtuix Esports & Entertainment(24)	214,408	0.81%	—		*	214,408
Leyard (HongKong) Co., Limited(25)	214,408	0.81%	—		*	214,408
Truffle BV(26)	208,530	0.79%	—		*	208,530
Michael Jones(27)	192,872	0.73%	—		*	192,872
John Bess LLC(28)	195,571	0.74%	—		*	195,571
David Rowe(29)	187,500	0.71%	—		*	187,500
Vestcess LLC(30)	187,500	0.71%	—		*	187,500
Stephen Cook(31)	192,415	0.73%	—		*	192,415
Scott F. Mather(32)	200,323	0.76%	—		*	200,323
Keith A. Kreuer(33)	160,924	0.61%	—		*	160,924
Gregory Novak(34)	157,381	0.60%	—		*	157,381
SWAD 1608 Ltd.(35)	156,250	0.59%	—		*	156,250
Yoshiaki Murakami(36)	156,250	0.59%	—		*	156,250
Daniel Jones(37)	154,718	0.59%	—		*	154,718
Walden Woods Holdings LLC(38)	148,324	0.56%	—		*	148,324
Venture Lending & Leasing VII, LLC(39)	143,480	0.54%	—		*	143,480
Knickerbocker Capital, LP(40)	136,000	0.52%	—		*	136,000
All Other Stockholders (each holding less than 0.5%)	13,697,851	51.88%	—		17.57%	13,065,881
Total Number of Shares	36,303,863					34,213,618

____________

*        Represents less than 1%.

†        The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.

†        The percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as one class. Each holder of our Class A common stock is entitled to one vote per share and each holder of our Class B common stock is entitled to 20 votes per share. Holders of our Class A common stock and Class B common stock will vote together as one class on all matters submitted to a vote of our stockholders, except as otherwise expressly provided in our sixth amended and restated certificate of incorporation or required by applicable law. See the section titled “Description of Capital Stock — Voting Rights” for additional information.

(1)      Common stock holdings consist of (i) 4,500,000 shares of Class B common stock held directly, (ii) 7,488 shares of Class A common stock underlying the October Promissory Notes and (iii) 622,250 shares of Class A common stock held by Virtuix Series B CF SPV LLC. Jan Goetgeluk, as manager, may be deemed to have voting and dispositive power over the shares held by Virtuix Series B CF SPV LLC. Mr. Goetgeluk disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein. We are registering 4,500,000 shares of Class A common stock issuable upon conversion of the same number of Class B common stock.

(2)      Consists of 1,500,000 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days.

(3)      Includes 299,358 shares of Class A common stock held by JC Team Capital Inc. (“JC Team”). Parthkumar Jani, the Chief Executive Officer of JC Team, has the sole voting and investment discretion with respect to the shares held by JC Team. Mr. Jani disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein. The business address of JC Team and Mr. Jani is 80 Micro Ct #100, Markham, ON L3R 9Z5, Canada.

(4)      Includes (i) 3,888,002 shares of Class A common stock currently held.

(5)      Randolph Read currently serves as a director of the Company.

(6)      John Cunningham currently serves as a director of the Company.

(7)      Thomas McGinnis currently serves as Chief Financial Officer of the Company.

(8)      Lauren Premo currently serves as Head of Marketing of the Company.

(9)      Includes, assuming an $8.75 reference price established in connection with this Direct Listing, First Note: (i) 312,229 shares of Class A common stock issuable pursuant to the conversion of the principal and interest at maturity of the Note at an estimated conversion price of $7.44, (ii) 457,143 shares of Class A common stock issuable upon exercise of the Debt Financing Warrant and (iii) 1,828,571 shares of Class A common stock issuable upon exercise of the Equity Financing Warrant. Includes, assuming an $8.75 reference price established in connection with this Direct Listing, Second Note: (i) 78,755 shares of Class A common stock issuable pursuant to the conversion of the principal and interest at maturity of the Note at an estimated conversion price of $7.44 and (ii) 114,286 shares of Class A common stock issuable upon exercise of the Debt Financing Warrant. Includes, assuming an $8.75 reference price established in connection with this Direct Listing, Third Note: (i) 78,755 shares of Class A common stock issuable pursuant to the conversion of the principal and interest at maturity of the Note at an estimated conversion price of $7.44 and (ii) 114,286 shares of Class A common stock issuable upon exercise of the Debt Financing Warrant. Shares Beneficially Owned exclude 59,225 shares of Class A common stock issuable upon exercise of the Equity Financing Warrant which contains a 9.99% beneficial ownership blocker. John M. Fife has voting and dispositive power over shares held by Streeterville. The address of Streeterville is 297 Auto Mall Drive Suite #4, St. George, Utah 84770.

(10)    The address for Bernard Goetgeluk is Bergstraat 42 Merelbeke 9820 Belgium. Mr. Goetgeluk is a family member of Jan Goetgeluk.

(11)    The address for Subhra Biswal is H-151 Cosmopolis Khandagiri Square Bhubaneswar, Odisha 751019 India.

(12)    Marcus Hager may be deemed to have voting and dispositive power over the shares held by 451 WE Virtuix LLC. The address for 451 WE Virtuix LLC is 250 Broadway 29th fl. New York, NY 10007.

(13)    Common stock holdings consist of (i) 440,476 shares of Class A common stock held directly and (ii) 10,720 shares of Class A common stock held by The Mbm Tx Trust U/T/A 11/25/2019. Mr. McGovern, as co-trustee, may be deemed to have voting and dispositive power over the shares held by The Mbm Tx Trust U/T/A 11/25/2019. The address for Michael McGovern is 18 Berley Hall Court, The Woodlands, Texas 77389.

(14)    Mark Cuban may be deemed to have voting and dispositive power over the shares held by Radical Investments LP. The address for Radical Investments LP is 5424 Deloache Ave Dallas, Texas 75220.

(15)    The address for Douglas J. Erwin is 4 Briarwood Court Houston, Texas 77019.

(16)    The address for Antoinie Wobbe Ploegsma is 2047 Westcreek Ln., Houston Texas 77027.

(17)    The address for Tekton Ventures LLC is 200 California Street Suite 500, San Francisco, California 94111. The manager of Tekton Ventures is Summit Managers LLC. Vincent Worms, the President of Summit Managers LLC, may be deemed to have voting and dispositive power over the shares held by Tekton Ventures LLC.

(18)    Scott Martin may be deemed to have voting and dispositive power over the shares held by SKM Partnership, Ltd. The address for SKM Partnership, Ltd. is 2000 Bering Drive, Suite 260, Houston Texas 77057.

(19)    The address for BHV Entrepreneurship Fund II, LP is 2903 Oak Haven Drive, Austin, Texas 78704. Bradley C. Harrison may be deemed to have voting and dispositive power over the shares held by BHV Entrepreneurship Fund II, LP.

(20)    The address for SSSS Investment LLC is 9036 Marlive Lane, Houston Texas 77025. Somdutt Behura may be deemed to have voting and dispositive power over the shares held by SSSS Investment LLC.

(21)    The address for Scentan Venture Partners Limited is RM 402, 4/F, New Landwide Commercial Building, 73 Kimberly Road, Tsim Sha Tsui, Kowloon, Hong Kong. Ken Kanada and Noriaki Okubo may be deemed to have voting and dispositive power over the shares held by Scentan Venture Partners Limited.

(22)    The address for Paul A. Farr is 2215 Augusta Dr. Center Valley, Pennsylvania 18034.

(23)    The address for Wefunds LLC, Wefunds Virtuix I, a series of WeFunds, LLC is 4101 24th St. PMB 8113, San Francisco, California 94114. Nicholas Tommarello, may be deemed to have voting and dispositive power over the shares held by Wefunds LLC, Wefunds Virtuix I.

(24)    Danny Tang may be deemed to have voting and dispositive power over the shares held by Hero Virtuix Esports & Entertainment. The address for Hero Virtuix Esports & Entertainment is Room 621, Haitai Building, Zhixincun Community, Haidian District, Beijing, China.

(25)    Li Jun may be deemed to have voting and dispositive power over the shares held by Leyard (HongKong) Co., Limited. The address for Leyard (HongKong) Co., Limited is Room A30, 9/F Silvercorp International Tower, 707-713 Nathan Road, Mongkok, Kowloon, Hong Kong.

(26)    Renee Drake may be deemed to have voting and dispositive power over the shares held by Truffle BV. The address for Truffle BV is Willemsplein 492, 3016 DR Rotterdam, The Netherlands.

(27)    The address for Michael Jones is 313 Lakeside Ln., Houston Texas 77058.

(28)    The address for John Bess LLC is 2720 Donald Ross Rd., Unit 302, Palm Beach Gardens, Florida 33410. John Bess may be deemed to have voting and dispositive power over the shares held by John Bess LLC. Includes 7,488 shares of Class A common stock underlying the October Promissory Notes.

(29)    The address for David Rowe is 42 Arkwright Rd., London, United Kingdom NW3 6BH.

(30)    The address for Vestcess LLC is 9400 Bamboo Rd. Houston, Texas 77041. Federico Gonzalez may be deemed to have voting and dispositive power over the shares held by Vestcess LLC.

(31)    The address for Stephen Cook is 27 Watsons Ct. Provincetown, Massachusetts 02657. Includes 14,974 shares of Class A common stock underlying the October Promissory Notes.

(32)    The address for Scott F. Mather is 220 Bowles Road Newbury, New Hampshire 03255. Includes 37,442 shares of Class A common stock underlying the October Promissory Notes.

(33)    The address for Keith A. Kreuer is 18701 East Cool Breeze Ln, Montgomery, Texas 77356.

(34)    The address for Gregory Novak is 1000 Louisiana St., Fifty Third Floor, Houston Texas 77002.

(35)    Dan Sharplin may be deemed to have voting and dispositive power over the shares held by SWAD 1608 Ltd. The address for SWAD 1608 Ltd. is 3205 Aztec Fall Cove Austin, Texas 78746.

(36)    The address for Yoshiaki Murakami is 6 Cuscaden Walk #94-02 The Boulevard Residences Singapore.

(37)    The address for Daniel Jones is 716 S Overlook Dr, Alexandria, VA, 22305.

(38)    Brett Hershey may be deemed to have voting and dispositive power over the shares held by Walden Woods Holdings LLC. The address for Walden Woods Holdings LLC is 889 Tanglewood Drive Concord, Massachusetts 01742.

(39)    Maurice Werdegar may be deemed to have voting and dispositive power over the shares held by Venture Lending & Leasing VII, LLC. The address for Venture Lending & Leasing VII, LLC is 104 La Mesa Drive Portola Valley, California 94028.

(40)    The address for Knickerbocker Capital, LP is 142 West 26th Street, #12B New York, NY 10001.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect in connection with the effectiveness of the registration statement of which this prospectus forms a part. This description summarizes the provisions of our sixth amended and restated certificate of incorporation and second amended and restated bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our sixth amended and restated certificate of incorporation and our second amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

On August 6, 2025, the Board of Directors and the stockholders of Virtuix approved the Reclassification. Prior to this Reclassification, the Company’s authorized capital stock consisted of multiple classes and series, including Common Stock, Series Seed Preferred Stock, Series 2 Seed Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series B Preferred Stock. Each of these classes and series had distinct rights, preferences, and privileges, including with respect to voting, dividends, liquidation preferences, and conversion rights.

As a result of the Reclassification, all outstanding shares of the Company’s capital stock, including all series of preferred stock and any previously outstanding common stock, were automatically reclassified and converted on a one-for-one basis into shares of Class A common stock. Following the Reclassification, Mr. Goetgeluk exchanged all of his Class A common stock for shares of Class B common stock on a one-for-one basis. See “Certain Relationships and Related Person Transactions — Class B Common Stock Exchange.” Following the effectiveness of the Certificate, only Class A common stock, Class B common stock, and undesignated and unissued preferred stock are authorized.

We are authorized to issue 400,000,000 shares of capital stock, which consist of: (i) 300,000,000 shares of Class A common stock, par value $0.001 per share, (ii) 50,000,000 shares of Class B common stock, par value $0.001 per share, and (iii) 50,000,000 shares of undesignated preferred stock.

Common Stock

As of December 30, 2025, there were 26,352,457 shares of our Class A common stock outstanding held by approximately 8,817 stockholders of record and 4,500,000 shares of our Class B common stock outstanding held by one stockholder of record.

Voting Rights

Holders of Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders, except as otherwise required by Delaware law or our Certificate. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to twenty votes per share. The holders of our Class B common stock will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and the approval of any change in control transaction, for so long as they hold a majority of the voting power of our outstanding capital stock.

Under our Certificate, the number of authorized shares of either class of common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote, without a separate class vote, except as otherwise required by law or our Certificate of Incorporation.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, holders of Class A common stock and Class B common stock are entitled to receive dividends and other distributions as may be declared from time to time by our board of directors out of funds legally available therefor. Dividends and distributions must be paid equally, identically, and ratably on a per-share basis to holders of Class A common stock and Class B common stock, unless different treatment is approved by a majority of each class, voting separately as a class. In the event a dividend is paid in the form of shares of common stock, holders of Class A common stock will receive Class A common stock and holders of Class B common stock will receive Class B common stock.

Subdivisions and Combinations

If we subdivide or combine the outstanding shares of either class of common stock, the outstanding shares of the other class will be subdivided or combined in the same proportion and manner, unless different treatment is approved by a majority of each class, voting separately as a class.

Change of Control Transactions

In connection with any change of control transaction, shares of Class A common stock and Class B common stock will be treated equally, identically, and ratably, on a per-share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders, unless different treatment is approved by a majority of each class, voting separately as a class.

Conversion Rights

Each share of Class B common stock is convertible at any time at the option of the holder into one (1) share of Class A common stock. Shares of Class B common stock will automatically convert into an equal number of shares of Class A common stock upon (i) any transfer of such shares, except for certain permitted transfers to affiliates or family members as described in the Certificate, or (ii) the date specified by written notice and certification request from the Company if the holder fails to provide satisfactory certification of continued ownership, subject to certain exceptions. In addition, all outstanding shares of Class B common stock will automatically convert into Class A common stock upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B common stock, voting as a single class. Once converted, shares of Class B Common Stock may not be reissued.

Other Rights

Holders of Class A common stock and Class B common stock have no preemptive or subscription rights, and there are no redemption or sinking fund provisions applicable to either class. Upon liquidation, dissolution, or winding up of the Company, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferential rights of any outstanding preferred stock.

Preferred Stock

Our Certificate provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of our control or the removal of our existing management.

Amended and Restated Investors’ Rights Agreement

Registration Rights

Under our Amended and Restated Investors’ Rights Agreement, dated March 10, 2016, by and among the Virtuix and investors party thereto (as amended by Amendment No. 1, dated September 20, 2020, and Amendment No. 2, dated January 31, 2023, the “Investors’ Rights Agreement”) certain holders of shares of our common stock, or their transferees, have the right to require us to register common stock held by or issuable to such holders (the “registrable securities”) under the Securities Act so that those shares may be publicly resold, and the holders of these shares of common stock, or their transferees, have the right to include their shares in any registration statement we file, in each case as described below.

Demand registration rights: Certain holders of our common stock are entitled to certain demand registration rights. Pursuant to the Investors’ Rights Agreement, beginning after March 10, 2021, the holders of at least a majority of such registrable securities may request that we register all or a portion of their shares, subject to certain specified exceptions.

S-3 registration rights: Certain holders of shares of our common stock are entitled to certain Form S-3 registration rights. The holders of such registrable securities may request that we register all or a portion of their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to specified exceptions. Such request for registration on Form S-3 must cover securities with an aggregate offering price to the public which equals or exceeds $1.0 million. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations.

Piggyback registration rights: In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, certain holders of registrable securities will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to specified conditions and limitations.

Preemptive Rights

Under our Investors’ Rights Agreement, holders that acquire at least 85,000 shares of registerable securities generally are entitled to preemptive rights to acquire shares in any new offering of equity securities by the Company. Holders of less than 85,000 shares do not have preemptive rights. Such preemptive rights will terminate at such time as the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act.

Anti-Takeover Effects of our Certificate of Incorporation, Bylaws and Delaware Law

Classified Board

Our Certificate requires our board of directors to be divided into three classes serving staggered three-year terms, with one class elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

The following table summarizes composition of our Board:

Name	Class	Expiration of Term
David Allan	II	2027 Annual Meeting
Ugo de Charette	I	2026 Annual Meeting
John Cunningham	I	2026 Annual Meeting
Jan Goetgeluk	III	2028 Annual Meeting
Parthkumar Jani	I	2026 Annual Meeting
Randolph Read	II	2027 Annual Meeting

Advance Notice Requirements

Our second amended and restated bylaws contain advance notice procedures for stockholder proposals and director nominations. These procedures are the exclusive means by which a stockholder may bring business before an annual meeting or nominate directors (other than matters eligible for inclusion under Exchange Act Rule 14a-8). To be timely for an annual meeting, a stockholder’s written notice generally must be received by our secretary at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, or if no annual meeting was held in the prior year, notice must be received not later than the close of business on the later of the 90th day before the scheduled meeting date or the 10th day following the first public announcement of the meeting date. If the number of directors to be elected is increased and there is no public announcement of all nominees or the size of the board at least 10 days before the last date for timely notice, a stockholder’s notice with respect to nominees for the new positions will be timely if received not later than the 10th day following the first public announcement thereof.

A proposing stockholder must be a holder of record entitled to vote at the meeting, must appear in person or by qualified proxy at the meeting, and must include in its notice the information specified by the bylaws. For director nominations, required information includes, among other things, information about each nominee (e.g., name, addresses, occupation, security ownership, any derivative or synthetic equity interests, consents and questionnaires, agreements or understandings regarding service or voting, and other information required by Regulation 14A), as well as information about the proposing stockholder and beneficial owners on whose behalf the nomination is made (e.g., holdings of our securities and synthetic equity interests, voting arrangements, dividend rights decoupled from ownership, performance fee arrangements, relevant litigation or relationships, and other information required by Regulation 14A). For other business, the notice must include a description of the business, the reasons for conducting it, the text of any proposed resolutions or bylaw amendments, and any material interest of the proposing stockholder or beneficial owner.

Proposing stockholders must also provide a “Solicitation Statement” regarding their intent to solicit proxies and, if soliciting in support of director nominees other than our nominees, must represent compliance with Rule 14a-19 under the Exchange Act (the universal proxy rule). The bylaws require proposing stockholders to update and supplement their notice so that the information is true and correct as of the record date and as of 10 business days before the meeting, with specified deadlines, and to promptly notify us of certain changes (including if they cease soliciting in accordance with their representations). If a proposing stockholder fails to comply with Rule 14a-19, including providing required notices and evidence of solicitation, the nominee(s) will be disqualified and no vote will occur on such nominee(s).

Only business brought in accordance with these procedures may be conducted at an annual meeting. The Board (or a designated committee) or the chair of the meeting has authority to determine whether a notice complies with the bylaws, and we may disregard nominations or business that do not comply. For special meetings, only the matters set forth in the notice of meeting may be brought, and stockholders may not bring nominations or other business unless a special meeting is held in lieu of an annual meeting; in that case, the annual-meeting advance notice procedures apply. In addition, any stockholder directly or indirectly soliciting proxies must use a proxy card color other than white, which is reserved for use by our board of directors.

Director Removal and Vacancies

Our Certificate provides that, subject to the rights of any series of preferred stock, any director (including a director elected by the remaining directors to fill a vacancy) or the entire board may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding shares entitled to elect such director, acting at a duly organized meeting of stockholders or by written consent.

Vacancies on the Board, however occurring (including due to an increase in the size of the board, or the death, resignation, disqualification or removal of a director), and any newly created directorships resulting from an increase in the number of directors, may be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director, and may not be filled by the stockholders. Any director so chosen will hold office for the remainder of the full term of the class in which the vacancy occurred or the new directorship was created and until such director’s successor is duly elected and qualified or until earlier resignation, death or removal. When the number of directors is increased or decreased, the board will determine the class or classes to which the increased or decreased number of directors will be apportioned; provided that no decrease in the number of directors will shorten the term of any incumbent director. These provisions are subject to any separate rights of holders of preferred stock to elect directors, remove any director they are entitled to elect, and fill vacancies relating to such directorships. In addition, Jan Goetgeluk, our Chief Executive Officer and Chairman, holds a majority of the voting power of the outstanding shares of the Company and therefore could, subject to the rights of any series of preferred stock, unilaterally remove directors.

Undesignated Preferred Stock

Our Certificate provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our shareholders, our board of directors could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group. In this regard, our Certificate grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Class A common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in our control.

Exclusive Forum

Our Certificate provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or the Securities Act or any other claim for which the federal district courts of the U.S. of America shall be the exclusive jurisdiction.

Notwithstanding the foregoing, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and our fifth amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the U.S. of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our fifth amended and restated certificate of incorporation, but there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Moreover, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our fifth amended and restated certificate of incorporation provides that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our Certificate. Our choice of forum provision may impose additional litigation costs on stockholders in pursuing claims and may limit a stockholder’s ability to bring a claim in a judicial forum that it believes to be favorable for disputes with us or any of our directors, officers or other employees, which may discourage lawsuits with respect to such claims.

Limitation of Liability and Indemnification of Directors and Officers

Our Certificate provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions and insurance are necessary to attract and retain talented and experienced directors and officers. In addition, in connection with the effectiveness of the registration statement of which this prospectus forms a part, we intend to enter into separate indemnification agreements with each of our directors and executive officers.

Section 203 of the DGCL

As a Delaware corporation, we will be subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with an “interested stockholder.” In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of the corporation.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 of the DGCL do not apply if any one of the following conditions are met:

•        the business combination takes place more than three years after the interested stockholder became an “interested stockholder;”

•        our Board approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Section 203 determines “interested stockholder” status by reference to beneficial ownership of outstanding voting stock (shares entitled to vote for directors), not a holder’s percentage of aggregate voting power. Based on current holdings, Jan Goetgeluk and Ugo de Charette each beneficially own more than 15% of our outstanding voting stock and therefore are each (or may each be) an “interested stockholder.” As a result, for three years after any such person became an interested stockholder, we may not enter into a business combination with that person unless an exception applies, including prior approval by our Board or approval by at least two-thirds of the outstanding voting stock not owned by that interested stockholder.

Listing

We have been approved to list our Class A common stock on the Nasdaq Global Market under the symbol “VTIX”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Odyssey Transfer and Trust Company. The transfer agent and registrar’s address is 2155 Woodlane Drive, Suite 100, Woodbury, MN 55125. The transfer agent and registrar can be contacted by phone at: 1-855-584-2880.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the listing of our Class A common stock on Nasdaq, there has been no public market for our Class A common stock. Sales of a substantial number of shares of our Class A common stock in the public market following our listing on Nasdaq, or the perception that such sales could occur, could adversely affect the public price of our Class A common stock and may make it more difficult for you to sell your shares at a time and price that you deem appropriate. Subject to lock-up agreements and market standoff restrictions as described below, we will have no input if and when any Registered Stockholders may, or may not, elect to sell their shares or the prices at which any such sales may occur.

After the Direct Listing, a total of 26,352,457 shares of our Class A common stock will be outstanding. We are registering for resale an aggregate of 34,213,618 shares of our Class A common stock pursuant to this prospectus, which includes 26,352,457 shares of Class A common stock outstanding as of the date of this prospectus and 7,668,122 shares of Class A common stock that may be issuable pursuant to conversions and exercises of convertible securities. For additional information on shares issuable pursuant to conversions and exercises, see “Principal and Registered Stockholders.” Shares not covered by an effective registration statement, including shares that may be issued after the Direct Listing pursuant to equity compensation awards, our financing arrangements or otherwise, will be ‘restricted securities’ under Rule 144 and may be sold publicly only if they are registered or an exemption from registration is available. These restricted securities are eligible for public sale only if they are registered under the Securities Act, including, but not limited to, the shares registered hereunder, or if they qualify for an exemption from registration, including under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities also may be sold outside of the U.S. to non-U.S. persons in accordance with Rule 904 of Regulation S. With the exception of shares owned by our directors, officers and certain stockholders, substantially all of our common stock may be sold after our initial listing on Nasdaq, either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act.

Rule 144

Although all of our outstanding Class A common stock are covered by this prospectus as of the date hereof, Rule 144 will remain an important resale pathway for shares that may be issued following the Direct Listing or during any period when the resale prospectus is unavailable. In general, under Rule 144 as currently in effect, once we have been subject to and in compliance with public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares of Class A common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling Class A common stock on behalf of our affiliates are entitled to sell shares 90 days after we become a reporting company. Within any three-month period, such shareholders may sell a number of shares that does not exceed the greater of:

•        1% of the number of shares of Class A common stock then outstanding, which will equal approximately shares immediately after our registration; or

•        the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares of Class A common stock on behalf of our affiliates also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a shareholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after we become a reporting company before selling those shares under Rule 701.

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Class A common stock subject to outstanding stock options or reserved for issuance under our 2025 Omnibus Incentive Plan, as soon as permitted under the Securities Act. Such registration statements will automatically become effective upon filing with the SEC. However, shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144.

Market Standoff Restrictions

In connection with this Direct Listing and pursuant to Section 2.11 (the “Market Stand-off Agreement”) of the Investors’ Rights Agreement, the Company will enforce a market standoff restriction for a period of 180 days following the closing of this Direct Listing on 75% of the shares held by stockholders who are parties to the Investors’ Rights Agreement. The Company will waive such market standoff restriction with respect to the remaining 25% of each such stockholder’s shares. Substantially all of our stockholders, except for Maxim Group LLC, are subject to such market standoff restriction. This restriction will apply automatically and contractually to all investors who are parties to the Investors’ Rights Agreement.

Our Chief Executive Officer and Chairman, Jan Goetgeluk, has entered into a lock-up agreement that includes customary transfer restrictions for a period of 180 days following the closing of this Direct Listing with respect to 75% of his shares.

Additionally, the award agreements under which our employees, officers and directors were granted equity awards, and shares that were obtained by exercising common stock warrants, also contain these market standoff provisions, however, no waiver will be provided for these shares. These restrictions are imposed pursuant to market standoff provisions contained in the award agreements that govern the grant of equity awards under our incentive stock plans, as well as in other agreements relating to the issuance of incentive stock. As a result, any shares of Class A common stock acquired, or previously acquired, by employees, officers, or directors through the exercise or settlement of such equity awards, or through the receipt of incentive stock for advisory services, will be subject to the same 180-day market standoff period, during which time the Company will enforce restrictions prohibiting the sale or transfer of such shares.

The holders of common stock, which were previously underlying warrants to purchase common stock, are also subject to similar restrictions. Pursuant to the terms of the market standoff provision included in such warrants to purchase common stock, the Company will enforce a prohibition on selling, transferring, or otherwise disposing of any shares of Class A common stock acquired upon exercise of such warrants for a period of 180 days following the closing of this Direct Listing. However, shares of Class A common stock underlying the warrants owned by Western Technology Investment are not subject to any market standoff restrictions.

SALE PRICE HISTORY OF OUR CAPITAL STOCK

Prior to the Reclassification of our capital stock in August 2025, the Company’s authorized capital stock consisted of multiple classes and series, including Common Stock, Series Seed Preferred Stock, Series 2 Seed Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series B Preferred Stock. Each of these classes and series had distinct rights, preferences, and privileges, including with respect to voting, dividends, liquidation preferences, and conversion rights.

As a result of the Reclassification, all outstanding shares of the Company’s capital stock, including all series of preferred stock and any previously outstanding common stock, were automatically reclassified and converted on a one-for-one basis into shares of Class A common stock. Following the Reclassification, the Company entered into an exchange agreement with Jan Goetgeluk, our Chief Executive Officer and Chairman, pursuant to which all shares of Class A common stock held by Mr. Goetgeluk were exchanged a one-for-one basis for shares of Class B common stock. Following the effectiveness of the Certificate, only Class A common stock, Class B common stock, and undesignated preferred stock are authorized. As of the date of this prospectus, only Class A common stock and Class B common stock are issued and outstanding. For additional information regarding the Company’s issued and outstanding Class B common stock, see “Certain Relationships and Related Person Transactions — Class B Common Stock Exchange.”

We have been approved to list our Class A common stock on Nasdaq. Prior to the listing of our Class A common stock on Nasdaq, there have been no public market for our Class A common stock. Our Class A common stock has no history of trading in private transactions. However, our Series B Preferred Stock has a history of trading in private transactions. The table below shows the high and low sales prices for our Series B Preferred Stock in private transactions, for the indicated periods, as well as the volume weighted average price per share, based on information available to us.

Between February 2023 and April 2024, we issued Simple Agreements for Future Equity in the form of notes (the “SAFE Notes”) for a total of $7,942,679 in proceeds in a series of exempt offerings under Regulation D and Reg CF. The SAFE Notes were convertible into shares of our Series B Preferred Stock at a conversion price of 80% of the Series B Preferred Stock price of $6.22 per share. As of March 31, 2025, all SAFE Notes had been converted to 1,595,873 shares of Series B Preferred Stock at an average price equivalent to $4.976 per share of Series B Preferred Stock. In April 2023, we issued an aggregate of 622,250 shares of Series B Preferred Stock pursuant to Reg CF at a price per share of $6.22 for total gross proceeds of $3,870,547. Between September 2024 and July 2025, we issued an aggregate of 431,071 shares of Series B Preferred Stock, and warrants to purchase 313,153 shares of common stock at an exercise price of $0.01 per share as additional inducement for certain investors, including 94,604 shares of Series B Preferred Stock and warrants to purchase up to 94,604 shares of common stock pursuant to the conversion of $517,500 in principal amount of previously outstanding unsecured promissory notes, in a private placement under Regulation D at a price per share of $6.22 for total proceeds of $2,635,956. In November 2024 we launched a Reg CF offering, which closed in July 2025. Pursuant to such Reg CF offering, we issued an aggregate of 474,051 shares of Series B Preferred Stock at a price per share of $6.22, with an additional 98,495 shares issued as bonus shares, for total gross proceeds of $2,948,597 (excluding investor fees). After the Reclassification, each share of Series B Preferred Stock issued pursuant to the foregoing offerings were converted into one share of Class A common stock and any instrument sold in the foregoing offers that are convertible or exercisable for shares of Series B Preferred Stock will be convertible or exercisable for shares of Class A common stock.

	Per-Share Sale Price or Note Conversion Price		Number of Shares Sold in the Period		Volume- Weighted Average Price (VWAP)	Number of Shares Outstanding (Period End)(1)
	High	Low
Annual
Fiscal Year ended March 31, 2024	$6.22	$4.976	1,295,137		$5.573	28,476,589
Fiscal Year ended March 31, 2025	$6.22	$4.976	1,416,469	(6)(7)	$5.409	29,947,911
Quarterly
Fiscal Year ended March 31, 2024
First Quarter	$6.22	$6.22	121,293		$6.22	24,552,584
Second Quarter	$6.22	$6.22	500,957		$6.22	25,053,702
Third Quarter	—	—	—		—	27,803,702
Fourth Quarter	$4.976	$4.976	672,887		$4.976	28,476,589

	Per-Share Sale Price or Note Conversion Price		Number of Shares Sold in the Period		Volume- Weighted Average Price (VWAP)	Number of Shares Outstanding (Period End)(1)
	High	Low
Fiscal Year ended March 31, 2025
First Quarter	$4.976	$4.976	922,986	(2)	$4.976	29,399,575
Second Quarter	$6.22	$6.22	40,192		$6.22	29,439,767
Third Quarter	$6.22	$6.22	351,259	(3)(6)	$6.22	29,825,117
Fourth Quarter	$6.22	$6.22	102,032	(4)(7)	$6.22	29,947,911
Fiscal Year ended March 31, 2026
First Quarter	$6.22	$6.22	327,849	(5)(8)	$6.22	30,333,814
Second Quarter	$6.22	$6.22	76,482	(9)(10)(11)(12)	$6.22	30,772,021
Third Quarter(13)(14)	—	—	—		—	30,852,457

____________

(1)      Reflects the total number of shares of capital stock outstanding at period end.

(2)      Represents the conversion of SAFE Notes at a conversion of 80% of the Series B Preferred Stock Price of $6.22 per share.

(3)      Excludes the issuance of warrants to purchase up to 222,647 shares of common stock at an exercise price of $0.01 issued in the third quarter of fiscal year ended March 31, 2025. The Company issued 8,841 shares of common stock pursuant to warrant exercises in the third quarter of fiscal year ended March 31, 2025.

(4)      Excludes the issuance of warrants to purchase up to 16,076 shares of common stock at an exercise price of $0.01 issued in the fourth quarter of fiscal year ended March 31, 2025. The Company issued 803 shares of common stock pursuant to warrant exercises in the fourth quarter of fiscal year ended March 31, 2025.

(5)      Excludes the issuance of warrants to purchase up to 74,430 shares of common stock at an exercise price of $0.01 issued in the first quarter of fiscal year ended March 31, 2026. The Company issued 8,038 shares of common stock pursuant to warrant exercises in the first quarter of fiscal year ended March 31, 2026.

(6)      In the third quarter of the fiscal year ended March 31, 2025, the Company also issued an additional 25,250 shares as bonus shares for no additional consideration in connection with our Reg CF campaign.

(7)      In the fourth quarter of the fiscal year ended March 31, 2025, the Company also issued an additional 19,959 shares as bonus shares for no additional consideration in connection with our Reg CF and Reg D campaigns.

(8)      In the first quarter of the fiscal year ended March 31, 2026, the Company also issued an additional 50,016 shares as bonus shares for no additional consideration in connection with our Reg CF and Reg D campaigns.

(9)      In the second quarter of the fiscal year ended March 31, 2026, the Company also issued an additional 10,577 shares as bonus shares for no additional consideration in connection with our Reg CF and Reg D campaigns.

(10)    In the second quarter of the fiscal year ended March 31, 2026, the Company issued 237,892 shares of common stock pursuant to warrant exercises.

(11)    In the second quarter of the fiscal year ended March 31, 2026, the Company issued 115,169 shares of common stock as compensation for services to Maxim Group.

(12)    In the second quarter of the fiscal year ended March 31, 2026, to reconcile with StartEngine’s transfer agent records, the Company reduced outstanding shares of common stock by 1,888 shares.

(13)    In the third quarter of the fiscal year ended March 31, 2026, the Company issued 57,579 shares of common stock pursuant to warrant exercises.

(14)    In the third quarter of the fiscal year ended March 31, 2026, the Company issued 22,857 shares of common stock as compensation for services to MZHCI, LLC.

While Maxim Group LLC, in its capacity as our financial advisor, is expected to consider this information in connection with setting the opening public price of our Class A common stock, this information may have little or no relation to broader market demand for our Class A common stock and thus the opening public price and subsequent public price of our common stock on Nasdaq. As a result, you should not place undue reliance on these historical private sale prices as it may differ materially from the opening public price and subsequent public price of our Class A common stock on Nasdaq. See the section entitled “Risk Factors — Risks Related to This Offering and Ownership of our Class A common stock — The public price of our shares of Class A common stock, upon listing on Nasdaq, may have little or no relationship to the historical sales prices of our capital stock in private transactions.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership, and disposition of our common stock. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local, or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this prospectus and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•        certain former citizens or long-term residents of the U.S.;

•        partnerships or other pass-through entities (and investors therein);

•        “controlled foreign corporations;”

•        “passive foreign investment companies;”

•        corporations that accumulate earnings to avoid U.S. federal income tax;

•        banks, financial institutions, investment funds, insurance companies, brokers, dealers, or traders in securities;

•        tax-exempt organizations and governmental organizations;

•        tax-qualified retirement plans;

•        persons subject to special tax accounting rules under Section 451(b) of the Code;

•        persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•        persons that own, or have owned, actually or constructively, more than 5% of our common stock;

•        persons who have elected to mark securities to market; and

•        persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners in such partnerships are urged to consult their own tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the U.S.;

•        a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As described under the section titled “Dividend Policy,” we have never declared or paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. However, if we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts that exceed such current and accumulated earnings and profits and, therefore, are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess amount distributed will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “— Gain On Disposition of Our Common Stock” below.

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined under the section titled “— Withholding on Foreign Entities” below), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the U.S., and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the U.S. if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the U.S.. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Non-U.S. holders should consult their own tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:

•        the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.;

•        the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•        our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation (“USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the U.S. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the U.S.), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Gain described in the third bullet point above generally will be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to any provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or applicable successor form), or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code and the Treasury regulations promulgated thereunder (collectively, “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity either certifies that it does not have any “substantial United States owners” as defined in the Code or provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. The withholding provisions described above currently apply to payments of dividends on our common stock. Prior to the issuance of proposed Treasury regulations described below, withholding taxes under FATCA were scheduled to apply to gross proceeds from sales or other disposition of our common stock. However, the U.S. Treasury Department’s proposed regulations that, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers (including withholding agents) generally may rely on the proposed regulations until they are revoked or final regulations are issued.

Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors should consult with their own tax advisors regarding the possible implications of FATCA on an investment in our common stock.

PLAN OF DISTRIBUTION

The Registered Stockholders, and their pledgees, donees, transferees, assignees, or other successors in interest, may sell their shares of Class A common stock covered hereby pursuant to brokerage transactions on Nasdaq, or other public exchanges or registered alternative trading venues, at prevailing market prices, at any time after the Class A common stock is listed for trading. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of Class A common stock by the Registered Stockholders, except we have engaged the Advisor with respect to certain other matters relating to the registration of our common stock and listing of our Class A common stock, as further described below. As such, we do not anticipate receiving notice as to if and when any Registered Stockholder may, or may not, elect to sell their shares of Class A common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of their shares of Class A common stock covered by this prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders. We will recognize costs related to this direct listing and our transition to a publicly traded company consisting of professional fees and other expenses. We will expense these amounts in the period incurred and not deduct these costs from net proceeds to the issuer as they would be in an initial public offering.

We have engaged Maxim Group LLC (the “Advisor”), as our financial advisor to advise and assist us with respect to certain matters relating to our Direct Listing. The services expected to be performed by the Advisor will include providing advice and assistance with respect to defining objectives, analyzing, structuring and planning the Direct Listing, developing and assisting with our investor communication strategy in relation to the Direct Listing, and being available to consult with Nasdaq, including on the day that our shares of Class A common stock are initially listed on the Nasdaq Global Market.

In addition, the Advisor will determine when our shares of Class A common stock are ready to trade and to approve proceeding with the opening of trading at the Current Reference Price (as defined below). However, the Advisor has not been engaged to participate in investor meetings or to otherwise facilitate or coordinate price discovery activities or sales of our Class A common stock in consultation with us, except as described herein.

On the day that our shares of Class A common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Advisor, in its capacity as our financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of Class A common stock are ready to trade, Nasdaq will calculate the Current Reference Price for our shares of Class A common stock, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with the Advisor, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will then be executed at such price and regular trading of our shares of Class A common stock on Nasdaq will commence.

Under Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of Class A common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder.

In determining the Current Reference Price, Nasdaq’s cross algorithms will match orders that have been entered into and accepted by Nasdaq’s system. This occurs with respect to a potential Current Reference Price when orders to buy shares of Class A common stock at an entered bid price that is greater than or equal to such potential Current Reference Price are matched with orders to sell a like number of shares of Class A common stock at an entered asking price that is less than or equal to such potential Current Reference Price. To illustrate, as a hypothetical example of the calculation of the Current Reference Price, if Nasdaq’s cross algorithms matched all accepted orders as described above, and two limit orders remained — a limit order to buy 500 shares of Class A common stock at an entered bid price of $10.01 per share and a limit order to sell 200 shares of Class A common stock at an entered asking price of $10.00 per share — the Current Reference Price would be selected as follows:

•        Under clause (i), if the Current Reference Price is $10.00, then the maximum number of additional shares that can be matched is 200. If the Current Reference Price is $10.01, then the maximum number of additional shares that can be matched is also 200, which means that the same maximum number of additional shares would be matched at the price of either $10.00 or $10.01.

•        Because more than one price under clause (i) exists, under clause (ii), the Current Reference Price would be the price that minimizes the imbalance between orders to buy or sell (i.e., minimizes the number of shares that would remain unmatched at such price). Selecting either $10.00 or $10.01 as the Current Reference Price would create the same imbalance in the limit orders that cannot be matched, because at either price 300 shares would not be matched.

•        Because more than one price under clause (ii) exists, under clause (iii), the Current Reference Price would be the entered price at which orders for shares of Class A common stock at such entered price will remain unmatched. In such case, choosing $10.01 would cause 300 shares of the 500-share limit order with the entered price of $10.01 to remain unmatched, compared to choosing $10.00, where all 200 shares of the limit order with the entered price of $10.00 would be matched, and no shares at such entered price remain unmatched. Thus, Nasdaq would select $10.01 as the Current Reference Price, because orders for shares at such entered price will remain unmatched. The above example (including the prices) is provided solely by way of illustration.

The Advisor, as the designated financial advisor under Nasdaq Rule 4120(c)(8), will determine when our shares of Class A common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), the Advisor will request that Nasdaq delay the opening until such a time that sufficient price discovery has been made to ensure that a reasonable amount of volume crosses on the opening trade.

Further, in the highly unlikely event that Nasdaq consults with the Advisor as described in clause (iv) of the definition of Current Reference Price, the Advisor would request that Nasdaq delay the opening to ensure a single opening price within clauses (i), (ii) or (iii) of the definition of the Current Reference Price. Under Nasdaq rules, in the event of such delay, prior to terminating such delay, there will be a 10-minute “Display Only” period during which market participants may enter quotes and orders in shares of our common stock in Nasdaq systems. In addition, beginning at 4:00 a.m., market participants may enter orders in shares of our common stock on Nasdaq. Such orders will be accepted and entered into the system. After the conclusion of the 10-minute “Display Only” period, our common stock will enter a “Pre-Launch” period of indeterminate duration. The “Pre-Launch” period will end and shares of our common stock will be released for trading by Nasdaq when certain conditions are met, including Nasdaq’s receipt of notice from the Advisor that our shares of common stock are ready to trade, after which the Nasdaq system will calculate the Current Reference Price at that time and display it to the Advisor. If the Advisor then approves proceeding, the Nasdaq system will conduct certain validation checks. The Advisor, with concurrence of Nasdaq, may determine at any point during the delay process up through the conclusion of the “Pre-Launch” period to postpone and reschedule the Direct Listing. Neither we nor the Registered Stockholders will be involved in Nasdaq’s price-setting mechanism nor will we or they coordinate or be in communication with the Advisor including with respect to any decision by the Advisor to delay or proceed with trading.

Similar to a Nasdaq-listed firm-commitment underwritten initial public offering, in connection with the listing of our shares of Class A common stock, buyers and sellers who have subscribed will have access to Nasdaq’s Order Imbalance Indicator (the “Net Order Imbalance Indicator”), a widely available, subscription-based data feed, prior to submitting buy or sell orders. Nasdaq’s electronic trading platform simulates auctions every second to calculate a Current Reference Price, the number of shares of Class A common stock that can be paired off the Current Reference Price, the number of shares of Class A common stock that would remain unexecuted at the Current Reference Price and whether a buy-side or sell-side imbalance exists, or whether there is no imbalance, to disseminate that information continuously to buyers and sellers via the Net Order Imbalance Indicator data feed.

However, because this is not an initial public offering being conducted on a firm-commitment underwritten basis, there will be no traditional book-building process (that is, an organized process pursuant to which buy and sell interest is coordinated in advance to some prescribed level — the “book”). Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of Class A common stock to the public, as there would be in a firm-commitment underwritten initial public offering. The lack of an initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, the public price of our shares of Class A common stock may be more volatile than in an initial public offering underwritten on a firm-commitment basis and could, upon being listed on Nasdaq, decline significantly and rapidly.

In addition, to list on Nasdaq, we are also required to have at least three registered and active market makers. We expect that the Advisor will act as a registered and active market maker and will engage other market makers.

In addition to sales made pursuant to this prospectus, the shares of Class A common stock covered by this prospectus may be sold by the Registered Stockholders in private transactions exempt from the registration requirements of the Securities Act. Under the securities laws of some states, shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers.

A Registered Stockholder may from time to time transfer, distribute (including distributions in kind by Registered Stockholders that are investment funds), pledge, assign, or grant a security interest in some or all the shares of Class A common stock owned by it and, if it defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees, or secured parties may offer and sell the shares of Class A common stock from time to time under this prospectus, or under an amendment to this prospectus under applicable provisions of the Securities Act amending the list of the Registered Stockholders to include the transferee, distributee, pledgee, assignee, or other successors in interest as Registered Stockholders under this prospectus. The Registered Stockholders also may transfer the shares in other circumstances, in which case the transferees, distributes, pledgees, or other successors in interest will be the registered beneficial owners for purposes of this prospectus.

A Registered Stockholder that is an entity may elect to make an in-kind distribution of Class A common stock to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus.

If any of the Registered Stockholders utilize a broker-dealer in the sale of the shares of Class A common stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions or commissions from such Registered Stockholder or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal.

In connection with its engagement as our financial advisor, the Advisor received 115,169 shares of our Class A common stock, which are being registered under this registration statement, as of the date of our engagement letter (the “Engagement Letter”) with the Advisor. The Advisor will be entitled to an additional number of shares of Class A common stock upon the successful consummation of the Direct Listing. The Advisor will also be entitled to an expense reimbursement for all reasonable, documented expenses incurred by the Advisor in connection with its engagement, provided that (i) such expenses, other than legal fees, may not exceed $10,000 without our prior authorization and (ii) such expenses that constitute legal fees may not exceed $50,000 per transaction.

In addition, pursuant to our agreement with the Advisor, for a period of 12 months from the date of the Engagement Letter, if we propose to (i) effect a public offering of our securities on a major U.S. exchange, (ii) effect a private placement of our securities, (iii) enter into certain financing transactions with third parties introduced to us by the Advisor or (iv) propose to enter into certain other transactions with third parties introduced to us by the Advisor, including, without limitation, a merger, acquisition or sale of stock or assets, or other similar transaction, we are obligated to pay to the Advisor fees in accordance with the fee schedule contained in the Engagement Letter, including (i) a cash fee of 7.0% of the amount of capital raised, invested or committed and (ii) a warrant to purchase shares of our common stock equal to 3.0% of the number of common stock underlying the securities issued in such financing.

The Advisor will not be engaged to otherwise facilitate or coordinate price discovery activities or the solicitation or sales of shares of our common stock in consultation with us, and will not be permitted to, and will not be instructed by us to, plan or actively participate in any investor education activities, except as described herein.

Prior to the financial advisory services provided by the Advisor to us in connection with the listing of our securities, neither the Advisor nor any affiliates of the Advisor have provided services of any kind to us.

LEGAL MATTERS

Winston & Strawn LLP, Houston, Texas, is our legal advisor.

EXPERTS

The financial statements for the fiscal years ended March 31, 2025 and 2024 included in this prospectus have been audited by M&K CPAS, PLLC, an independent registered public accounting firm, as set forth in their report appearing herein, and included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Enforceability of Civil Liabilities

We are incorporated under the laws of the State of Delaware, and all of our officers and directors reside in the U.S., except for David Allan, our Chief Operating Officer, President and a member of our Board of Directors, and Ugo de Charrette, a member of our Board of Directors. Mr. Allan resides in Taiwan and divides his time between Virtuix’s subsidiaries in Taipei, Taiwan, Hong Kong, and Zhuhai, China. Mr. Charrette resides in Dubai, United Arab Emirates (“UAE”). Consequently, any judgment obtained in the U.S. against Mr. Allan or Mr. Charrette may not be collectible within the U.S.

Taiwan

Although the “Agreement on Mutual Legal Assistance in Criminal Matters between the Taipei Economic and Cultural Representative Office and the American Institute in Taiwan” was entered into on March 26, 2002, the mutual legal assistance between the relevant authorities of the U.S. and Taiwan is limited to the investigation, prosecution, and prevention of offenses, service of process, and proceedings related to criminal matters. As a result, with respect to civil proceedings, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state thereof.

Article 402 of the Taiwan Code of Civil Procedure governs the recognition and enforcement of foreign judgments. It states that a final and binding judgment from a foreign court will be recognized in Taiwan, provided certain conditions are met:

•        the U.S. court rendering the judgment has jurisdiction over the subject matter according to the laws of Taiwan;

•        if the judgment is a default judgment against the debtor as rendered by the U.S. court, (a) the debtor has been duly served in the jurisdiction of the U.S. court within a reasonable period of time in accordance with the laws and regulations of such jurisdiction, or (b) process has been served on the debtor with judicial assistance of the government of Taiwan;

•        the judgment and the U.S. court procedure resulting in the judgment do not contradict public policy as expressed in Taiwan’s generally held ethical concepts or violate due process of law as defined in Taiwan’s fundamental legal principles; and

•        the courts in the jurisdiction where the U.S. judgment is rendered do not violate the principle of reciprocity by expressly refusing to recognize the validity of judgments rendered by the courts of Taiwan.

For the enforcement of a foreign arbitral award in Taiwan, the foreign arbitral award, after an application for recognition has been granted by a court of Taiwan, shall be binding on the parties involved and is enforceable. For the enforcement of a U.S. arbitral award in Taiwan, such award shall not contain any of the following elements:

•        the recognition or enforcement of the arbitral award contradicts public policy as expressed in Taiwan’s generally held ethical concepts or violates due process of law as defined in Taiwan’s fundamental legal principles;

•        the dispute is not arbitrable under Taiwan laws;

•        the arbitration agreement is invalid as a result of the incapacity of a party according to the law chosen by the parties to govern the arbitration agreement;

•        the arbitration agreement is null and void according to the law chosen to govern said agreement or, in the absence of choice of law, the law of the country where the arbitral award was made;

•        a party is not given proper notice, whether of the appointment of an arbitrator or of any other matter required in the arbitral proceedings, or any other situations which give rise to lack of due process;

•        the arbitral award is not relevant to the subject matter of the dispute covered by the arbitral agreement or exceeds the scope of the arbitration agreement, unless the offending portion can be severed from and not affect the remainder of the arbitral award;

•        the composition of the arbitral tribunal or the arbitration procedure contravenes the arbitration agreement or, in the absence of an arbitration agreement, the law of the place of the arbitration;

•        the arbitral award is not yet binding upon the parties or has been suspended or revoked by a competent court; or

•        the U.S. jurisdiction or authority that granted the arbitral award does not recognize arbitral awards of Taiwan.

China

It may be difficult to assert U.S. securities law claims in original actions instituted in the People’s Republic of China (“PRC”). The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently, China does not have treaties or reciprocity arrangements providing for recognition and enforcement of foreign judgments ruled by courts in the U.S. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the U.S.

Subject to specified time limitations and legal procedures, Chinese courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•        the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in the PRC;

•        the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Chinese courts (however, the Chinese courts may waive this requirement following a request by the attorney general);

•        adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•        the judgments are not contrary to public interest of the PRC, and the enforcement of the civil liabilities set forth in the judgments does not violate the basic legal principles of PRC laws or impair the security or sovereignty of the PRC;

•        the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

•        an action between the same parties in the same matter is not pending in any Chinese court at the time the lawsuit is instituted in the foreign court; and

•        the obligations under the judgment are enforceable according to the laws of the PRC and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by a Chinese court, it generally will be payable in Chinese currency, which can then be converted into foreign currency and transferred out of the PRC. Under existing Chinese law, a foreign judgment payable in foreign currency may be paid in Chinese currency at the rate of exchange in force on the date of the payment. Current Chinese exchange control regulations also permit a judgment debtor to make payment in foreign currency. The conversion of Chinese currency into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Chinese currency has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Chinese currency against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. Judgment creditors may bear the risk of unfavorable exchange rates.

Hong Kong

There is currently no arrangement providing for the reciprocal enforcement of judgments between Hong Kong and the U.S., as such judgments of U.S. courts will not be directly enforced in Hong Kong. However, under common law, a foreign judgment (including one from federal or state court in the U.S.) obtained against the Company may generally be treated by the courts of Hong Kong as a cause of action in itself and sued upon as a debt between the parties. In a common law action for enforcement of a foreign judgment, the judgment creditor has to prove that (i) the judgment is in personam; (ii) the judgment is in the nature of a monetary award; (iii) the judgment is final and conclusive on the merits and has not been stayed or satisfied in full; and (iv) the judgment is from a court of competent jurisdiction. The defenses available to the defendant in a common law action for enforcement of a foreign judgment include breach of natural justice, fraud and contrary to public policy of Hong Kong. In order to enforce the foreign judgment at common law, fresh proceedings must be initiated in Hong Kong, which involves issuing a Writ of Summons and Statement of Claim attaching the foreign judgment as proof of the debt.

As a result of the foregoing, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any state or territory within the U.S.

It may be difficult for investors to effect service of process within the U.S. upon Mr. Allan, or to enforce judgments obtained in U.S. courts against him, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. It will also be costly and time-consuming for the investors to effect service of process outside the U.S, or to enforce judgments obtained from the U.S. courts in the courts of the jurisdictions where Mr. Allan resides. For example, to enforce a foreign judgment in Hong Kong, you will be required to apply to the Hong Kong High Court to enforce a foreign judgment (the “Application”) for which you will be required to engage a local counsel to facilitate or prepare the Application alongside the various supporting documentations for the Application. After which, you will be required to go through the standard litigation process to sue on the judgment as a debt. In addition, a judgment of a U.S. court for civil liabilities predicated upon the federal securities laws of the U.S. may also not be enforceable in or recognized by the courts of the jurisdictions where Mr. Allan resides. As such, it may be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against Mr. Allan.

United Arab Emirates

UAE has no arrangement for the reciprocal enforcement of judgments with the U.S. As a result, there is uncertainty as to the enforceability in the UAE.

The enforcement of foreign judgments in the UAE is now governed by Chapter IV (Articles 222 to 225) of the UAE’s New Civil Procedure Law (Federal Decree-Law No. 42 of 2022, or NCPL). Under Article 222, a party may apply to the execution judge in the court of competent jurisdiction for enforcement of a foreign judgment. The judge must issue a decision within five working days of receiving the application. The judge’s role is limited to determining whether the conditions for enforcement have been satisfied; the judge does not have the authority to re-examine the merits of the foreign judgment.

A UAE court may enforce a foreign judgment if: (a) the UAE courts did not have exclusive jurisdiction over the original dispute; (b) the foreign court had jurisdiction under its own law; (c) the parties were properly summoned and represented; (d) the judgment is final and binding in the issuing jurisdiction; and (e) the judgment does not contradict a UAE court judgment and does not violate public morals or public order.

However, the enforcement of civil liabilities under U.S. securities laws remains uncertain in onshore UAE. Investors should be aware that judgments obtained in the United States may not be readily enforceable in the UAE’s local court system, and any recovery would likely require initiation of new legal proceedings in the UAE.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and our common stock, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy, and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.virtuix.com. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is an inactive textual reference only. The information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase shares of our common stock.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Virtuix Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Virtuix Holdings, Inc. and subsidiaries (the Company) as of March 31, 2025, and 2024, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended March 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025, and 2024 and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern.

Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Intangibles, Software and game design

As discussed in Note 2 and 7 to the financial statements, the Company has capitalized software development costs in accordance with ASC 985-20.

Auditing management’s evaluation of annual impairment of the intangibles, software and game design, to be sold can be a significant judgment given the fact that the Company uses management’s estimates on various inputs to determine whether these assets are impaired, such as the assigned useful lives of the assets and revenue projections.

To evaluate the appropriateness of management’s judgment and estimates, we examined and evaluated the inputs management used in their annual consideration of impairment of these assets. These procedures also included, among others, (i) evaluating the capitalized value of the software; (ii) evaluating the useful lives assigned to the assets; (iii) evaluating the revenue projections of the software based on historical trends.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2025.
The Woodlands, TX
August 11, 2025

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2025 AND 2024

ASSETS

	March 31, 2025	March 31, 2024
CURRENT ASSETS
Cash and cash equivalents	$477,908	$270,029
Receivables, net of allowance for credit losses	125,672	29,667
Inventory	1,456,249	970,490
Prepaids and other current assets	306,153	678,642
TOTAL CURRENT ASSETS	2,365,982	1,948,828

NONCURRENT ASSETS
Property and equipment	1,321,931	1,335,112
Less: accumulated depreciation	(857,028)	(812,989)
Net property and equipment	464,903	522,123

Intangibles	2,792,059	2,443,018
Less: accumulated amortization	(810,356)	(503,335)
Net intangibles	1,981,703	1,939,683

Investment in joint venture	40,689	55,637
Other assets	86,258	79,604
Right-of-use asset – operating	835,488	296,437
TOTAL NONCURRENT ASSETS	3,409,041	2,893,484
TOTAL ASSETS	$5,775,023	$4,842,312

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — (Continued)
MARCH 31, 2025 AND 2024

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

	March 31, 2025	March 31, 2024
CURRENT LIABILITIES
Accounts payable	$807,401	$396,778
Accrued expenses	502,001	229,128
Deferred revenue	1,769,556	1,850,342
Due to related party	40,000	25,770
Current portion of notes payable, net of discount and unamortized deferred loan costs	2,589,976	397,412
Current portion of EIDL loan	549	363
Lease liability – operating	204,051	222,717
TOTAL CURRENT LIABILITIES	5,913,534	3,122,510

LONG-TERM LIABILITIES
Notes payable, net of discount and unamortized deferred loan costs	—	222,584
EIDL loan	24,087	24,637
Lease liability, net of current portion – operating	631,437	73,720
TOTAL LONG-TERM LIABILITIES	655,524	320,941
TOTAL LIABILITIES	6,569,058	3,443,451

STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred stock, $.001 par value, 29,300,000 shares authorized at both March 31, 2025 and 2024, and 21,688,242 and 20,226,564 shares issued and outstanding at March 31, 2025 and March 31, 2024, respectively, with liquidation preferences respectively of $55,536,941 and $46,445,304, at March 31, 2025 and March 31, 2024	21,688	20,226
Common stock, $.001 par value, 37,000,000 shares authorized at both March 31, 2025 and 2024, and 8,259,644 and 8,250,000 shares issued and outstanding at March 31, 2025 and March 31, 2024, respectively	8,259	8,250
Additional paid-in capital	61,668,608	48,218,665
SAFE notes	—	995,518
Accumulated deficit	(62,492,590)	(47,843,798)
TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(794,035)	1,398,861
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$5,775,023	$4,842,312

The accompanying notes are an integral part of these consolidated financial statements.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

	2025	2024
NET SALES	$3,590,438	$2,408,920

COST OF GOODS SOLD	3,817,815	1,527,553

GROSS PROFIT	(227,377)	881,367

OPERATING EXPENSES
Selling expenses	1,645,147	2,033,620
General and administrative expenses	10,129,112	8,420,984
Research and development expenses	2,185,133	2,621,650
TOTAL OPERATING EXPENSES	13,959,392	13,076,254

LOSS FROM OPERATIONS	(14,186,769)	(12,194,887)

OTHER INCOME (EXPENSE)
Interest income	1,372	2,093
Other expense	(72)	—
Interest expense – debt	(369,420)	(126,047)
TOTAL OTHER INCOME (EXPENSE)	(368,120)	(123,954)

PROVISION FOR INCOME TAX
Enterprise income tax expense	2,353	10,676
Delaware franchise tax	76,602	51,715
TOTAL PROVISION FOR INCOME TAX	78,955	62,391

SHARE OF LOSS IN JOINT VENTURE	(14,948)	(20,161)

NET LOSS	$(14,648,792)	$(12,401,393)

Weighted average common shares outstanding:
Basic and Diluted	8,224,645	6,424,180
Net loss per share:
Basic and Diluted	$(1.78)	$(1.93)

The accompanying notes are an integral part of these consolidated financial statements.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

	Preferred Stock		Common Stock		Treasury Shares	Treasury Stock	Additional Paid-In Capital	SAFE Notes	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at March 31, 2023	18,931,266	$18,931	5,500,000	$5,500	—	$—	$36,626,321	$1,701,692	$(35,419,922)	$2,932,522
Cummulative-effect adjustment ASC 326 adoption	—	—	—	—	—	—	—	—	(22,483)	(22,483)
Stock-based compensation	—	—	—	—	—	—	40,798	—	—	40,798
Issuance of common stock for services	—	—	2,750,000	2,750	—	—	4,644,750	—	—	4,647,500
Issuance of preferred stock	622,411	622	—	—	—	—	3,559,113	—	—	3,559,735
Issuance of SAFE Notes	—	—	—	—	—	—	—	2,642,182	—	2,642,182
Conversion of SAFE notes	672,887	673	—	—	—	—	3,347,683	(3,348,356)	—	—
Net loss	—	—	—	—	—	—	—	—	(12,401,393)	(12,401,393)
Balance at March 31, 2024	20,226,564	$20,226	8,250,000	$8,250	—	$—	$48,218,665	$995,518	$(47,843,798)	$1,398,861
Stock-based compensation	—	—	—	—	—	—	1,213,195	—	—	1,213,195
Exercise of common stock warrants	—	—	9,644	9	—	—	86	—	—	95
Issuance of preferred stock	538,692	539	—	—	—	—	2,998,512	—	—	2,999,051
Repurchase of common stock	—	—	—	—	(2,750,000)	(2,750)	—	—	—	(2,750)
Issuance of common stock for services	—	—	—	—	2,750,000	2,750	4,644,750	—	—	4,647,500
Issuance of SAFE Notes	—	—	—	—	—	—	—	3,598,805	—	3,598,805
Conversion of SAFE notes	922,986	923	—	—	—	—	4,593,400	(4,594,323)	—	—
Net loss	—	—	—	—	—	—	—	—	(14,648,792)	(14,648,792)
Balance at March 31, 2025	21,688,242	$21,688	8,259,644	$8,259	$—	$—	$61,668,608	$—	$(62,492,590)	$(794,035)

The accompanying notes are an integral part of these consolidated financial statements.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,648,792)	$(12,401,393)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	482,389	147,938
Amortization of discount on notes payable	13,727	21,685
Credit (recovery) loss expense	(17,912)	43,461
Stock-based compensation	5,860,695	4,688,298
Share of loss in joint venture	14,948	20,161
(Increase) decrease in assets:
Prepaid expenses and other current assets	372,489	(521,237)
Accounts receivable	(78,093)	96,553
Other assets	(6,654)	(32,890)
Inventory	(485,759)	147,759
Operating lease right-of-use assets	282,593	219,519
Increase (decrease) in liabilities:
Accounts payable	410,623	235,765
Accrued expenses	272,873	20,251
Operating lease liabilities	(282,593)	(219,519)
Deferred revenue	(80,786)	806,093
CASH USED IN OPERATING ACTIVITIES	(7,890,252)	(6,727,556)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchases of property and equipment	(113,149)	(470,520)
Cash paid for purchases of intangibles	(354,040)	(640,494)
CASH USED IN INVESTING ACTIVITIES	(467,189)	(1,111,014)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock	2,999,051	3,559,735
Proceeds from SAFE notes	3,598,805	2,642,182
Payments on short-term notes payable	(411,247)	—
Payments on long-term notes payable	(364)	(363,245)
Proceeds from short-term notes payable	2,367,500	—
Payment for equity repurchase	(2,750)	—
Warrants exercised	95	—
Due to related parties	14,230	682
CASH PROVIDED BY FINANCING ACTIVITIES	8,565,320	5,839,354

NET INCREASE (DECREASE) IN CASH	207,879	(1,999,216)
CASH AT BEGINNING OF YEAR	270,029	2,269,245
CASH AT END OF YEAR	$477,908	$270,029

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

	2025	2024
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$56,824	$104,361
Enterprise income taxes paid to People’s Republic of China	$2,353	$10,676
Delaware franchise tax paid	$55,258	$26,439

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
SAFE notes converted to preferred stock	$4,594,323	$3,348,356

Recognition of right-of-use assets – operating	$821,644	$443,112

The accompanying notes are an integral part of these consolidated financial statements.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 1. Nature of Operations

Virtuix Holdings Inc. (“Virtuix Holdings” or the “Company” or “VHI”) was formed on December 20, 2013 as a Delaware Corporation. The Company has a wholly owned subsidiary, Virtuix Inc., a Delaware corporation formed on April 15, 2013. Virtuix Inc. develops virtual reality hardware and software, originally the Omni Pro, the first omni-directional treadmill that lets players walk and run freely in 360 degrees inside video games and other virtual worlds. In February 2019, the Company began to offer Omni Arena, a four-player esports attraction that includes four Omni Pro motion platforms. In January 2023, the Company began to offer Omni One, the first Omni entertainment system designed for the home. On June 24, 2015, the Company acquired Virtuix Manufacturing, Limited (“VML”), a wholly owned subsidiary. VML is a Hong Kong corporation that was formed to conduct manufacturing operations and transact USD-denominated business with suppliers. Virtuix Manufacturing (Zhuhai) Co., Ltd. (“VML_ZH”) was formed on July 28, 2016, and is a wholly owned subsidiary of VML. VML_ZH is a Wholly Foreign-Owned Enterprise (“WFOE”) registered in Zhuhai, Guangdong, China that was formed to sell products to Chinese customers and transact CNY-denominated business with Chinese suppliers. Virtuix Manufacturing Taiwan Ltd. (“VMT”) was formed on January 17, 2023, and is a wholly owned foreign subsidiary of VHI. VMT is a Taiwan corporation that was formed to employ staff in Taiwan and conduct manufacturing operations. Virtuix Arabia LLC (“VA”) was formed in June 2024, and is a 57.5% owned foreign subsidiary of VHI. VA has not yet begun operations.

In July 2016, the Company formed a joint venture with Hero Entertainment, a Chinese game publisher and esports operator, to develop active virtual reality content and product bundles for the Chinese and U.S. markets. The joint venture, named Heroix VR (Shanghai) Co., Ltd. (the “Joint Venture” or “Heroix”), is a Sino-foreign equity joint venture company established under the laws of the People’s Republic of China and registered in Shanghai. VML has 49% ownership and does not have control over the Joint Venture, therefore, the investment is accounted for using the equity method. In October 2016, the Joint Venture began operations.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Virtuix Holdings Inc. as well as its subsidiaries required to be consolidated under accounting principles generally accepted in the United States of America (“GAAP”). Significant intercompany accounts and transactions have been eliminated upon consolidation.

Basis of Presentation

The consolidated financial statements are presented using the accrual basis of accounting, in U.S. dollars which is the Company’s functional currency. Therefore, revenues are recognized when earned and expenses are recognized when incurred.

The Company has adopted a fiscal year ending March 31st of each year.

Management’s Estimates

Preparing the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 2. Summary of Significant Accounting Policies (cont.)

The Company has not generated profits since inception, has negative cash flows from operations, has sustained net losses of $14,648,792 and $12,401,393 for the fiscal years ended March 31, 2025 and 2024, respectively, and has an accumulated deficit of $62,492,590 and $47,843,798 as of March 31, 2025 and 2024, respectively. The Company has limited working capital and liquid assets as of March 31, 2025 relative to its operating cash flow needs. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Management has taken several actions to ensure that the Company will continue as a going concern for the next twelve months from the date the consolidated financial statements are available to be issued:

1.      The Company will continue to ramp up production of Omni One and anticipates significant revenues from the Omni One product line going forward.

2.      The Company continues to raise capital from existing and new shareholders as necessary to fund its operating needs.

No assurance can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which provides a five-step model to determine when and how revenue is recognized. Under this model, revenue is recognized in an amount that reflects the consideration the Company expects to be entitled to in exchange for transferring control of goods or services to a customer.

The Company applies the following five steps to all revenue-generating arrangements:

1.      Identify the contract with a customer;

2.      Identify the performance obligations in the contract;

3.      Determine the transaction price;

4.      Allocate the transaction price to the performance obligations; and

5.      Recognize revenue when or as each performance obligation is satisfied.

The Company’s contracts typically consist of product sales, installation services, support programs, or the sale of digital playtime credits. Each of these is evaluated to determine whether it represents a separate performance obligation.

The majority of revenue arrangements involve a single performance obligation to transfer or install physical goods. Revenue is recognized when control is transferred to the customer, which occurs as follows:

•        Omni Pro units and related accessories — Revenue is recognized upon shipment to the customer, which is when control transfers and title passes.

•        Omni One units — Revenue is recognized upon shipment, consistent with the Company’s shipping terms.

•        Omni Arena systems — Revenue is recognized upon installation at the customer’s location, which is when control transfers.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 2. Summary of Significant Accounting Policies (cont.)

•        Omniverse Credits — These credits grant access to virtual content or gameplay tied to Omni Pro and Omni Arena units. Revenue is recognized over the period during which access is expected to be consumed, typically two months from purchase based on usage patterns.

•        Omni Online — Revenue is recognized over time, ratably over the subscription period.

•        Omni Care service program — This is a separate performance obligation included with the sale of each Omni Arena contract, and the program includes access to routine maintenance support, supplies, and software service features. The Company allocates the transaction price to each performance obligation in the contract, including the Omni Care program, on a relative standalone selling price basis. The standalone selling price for Omni Care is based on observable prices for the service when sold separately ($2,000 per quarter) after the initial bundled period. Revenue for the Omni Care service program is recognized ratably over the 12-month period as the services are delivered evenly over time.

Contracts may include multiple performance obligations. In such cases, the Company allocates the transaction price to each obligation based on relative standalone selling prices. Payment terms are generally fixed and do not include significant financing components.

Amounts received in advance of satisfying performance obligations are recorded as contract liabilities and recognized as revenue when the related obligation is fulfilled. The Company’s contracts do not typically include variable consideration, material rights, or warranties that give rise to separate performance obligations. Additionally, the Company has evaluated its role in the sale of digital content and has concluded that it acts as the principal, as it controls the content prior to transfer to the customer.

Cash and Cash Equivalents

The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months, when purchased, to be cash equivalents. As of March 31, 2025 and 2024, the Company’s cash and cash equivalents were deposited primarily in five financial institutions, which did not exceed federally insured limits as of March 31, 2025 or 2024.

All of a depositor’s accounts at an insured depository institution, including all non-interest bearing accounts, are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 in total. Balances in excess of this coverage are uninsured and subject to loss should the institution fail, with a possible offset against outstanding loans. The Company has not experienced any losses in such accounts and management believes the Company is not exposed to any significant credit risk related to cash. Cash and cash equivalents in the amount of $196,962 and $148,432, representing foreign deposits at financial institutions, are not insured by the FDIC at March 31, 2025 and 2024, respectively.

Accounts Receivable

Terms of payment are generally thirty days from the invoice date. Receivables are recorded net of an allowance for credit losses, which is established based on management’s best estimate of probable credit losses after considering factors such as previous loss history, customers’ ability to pay their obligations, and the condition of the general economy and industry as a whole.

Inventory Valuation

Inventory is stated at the lower of cost (first-in, first-out) or net realizable value in accordance with Topic 330, Inventory. Cost is computed using weighted average cost at one subsidiary and specific identification cost at the remaining subsidiaries. There is no material impact on the comparability of the financial results as a result of these differing methods. The Company applies net realizable value and obsolescence to the gross value of the inventory.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 2. Summary of Significant Accounting Policies (cont.)

The Company estimates net realizable value based on estimated selling price less further costs to completion and disposal. The Company impairs slow-moving products by comparing inventories on hand to projected demand. When impairments are established, a new cost basis of the inventory is created.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. Leasehold improvements are amortized over the shorter of the term of the respective operating lease or the estimated economic life of the asset. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate.

The estimated useful lives for significant property and equipment categories are as follows:

Computer Equipment	5 years
Furniture and Fixtures	7 years
Machinery and Equipment	3 – 7 years
Office Equipment	5 – 7 years
Leasehold Improvements	3 – 5 years

Fair Value Measurements

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued expenses, notes payable, and lease liability. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

•        Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

•        Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

•        Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated balance sheets approximate their fair value.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 2. Summary of Significant Accounting Policies (cont.)

Intangibles

The Company’s intangible assets include software, trademarks, customer lists, and a website, which are amortized on a straight-line basis over their estimated useful lives. The costs of developing intangible assets for internal use are expensed as incurred.

The estimated useful lives for significant intangible asset categories are as follows:

Software	3 – 5 years
Trademarks	Indefinite
Customer Lists	3 years
Website	3 years

Software and Website Development Costs

The Company accounts for software development costs in accordance with several accounting pronouncements, including Topic 730, Research and Development, Topic 985-20, Costs of Computer Software to be Sold, Leased, or Marketed and Topic 330-10, Inventory.

Costs incurred during the period of planning and design, prior to the period determining technological feasibility, for all software developed for internal and external use, has been charged to operations in the period incurred as research and development costs. Additionally, costs incurred after determination of readiness for market have been expensed as research and development. The Company capitalizes certain costs in the development of its proprietary software (computer software to be sold, leased or licensed) for the period after technological feasibility was determined and prior to marketing and initial sales. Once technological feasibility is reached, and the software has been released for sale, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products.

These capitalized costs are amortized over their estimated useful lives and reviewed for impairment in accordance with Topic 330 when indicators of impairment exist.

Website development costs are accounted for separately under Topic 350-50, Website Development Costs.

Deferred Revenue

Deferred revenue represents cash received from customers for which the related revenue has not yet been earned as of March 31, 2025 and 2024. This primarily includes pre-orders of Omni One units and Omni Pro units that have not yet been delivered or refunded by the end of the reporting period. Deferred revenue also includes pre-orders of Omni Arenas not yet installed, as well as deferred revenue related to Omniverse Credits and Omni Care subscriptions associated with installed Omni Arena units as of March 31, 2025 and 2024, for which revenue recognition criteria have not been met.

For the fiscal years ended March 31, 2025 and 2024, changes in deferred revenue were due to the following:

	March 31, 2025	March 31, 2024
Beginning deferred revenue	$1,850,342	$1,044,249
Amounts deferred during the year	3,109,944	2,445,020
Less refunds	(90,103)	(29,796)
Less revenue recognized	(3,100,627)	(1,609,131)
Ending deferred revenue	$1,769,556	$1,850,342

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 2. Summary of Significant Accounting Policies (cont.)

Deferred revenue as of March 31, 2025 and 2024 consists of the following:

	March 31, 2025	March 31, 2024
Omni One	$936,821	$1,113,649
Omni Pro units and accessories	451,545	455,974
Omni Arena	290,169	206,619
Omni Online	44,104	—
Omniverse Credits	37,584	18,767
Omni Care program	9,333	55,333
Total	$1,769,556	$1,850,342

Advertising Costs

Advertising costs are expensed as incurred, and are included in selling expenses in the accompanying consolidated statements of operations. Total advertising expense for the fiscal years ended March 31, 2025 and 2024, was $347,429 and $1,186,550, respectively.

Federal Income Taxes

Topic 740, Income Taxes, clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. Topic 740 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. For the fiscal years ended March 31, 2025 and 2024, no uncertain tax positions were identified. The Company recognizes tax related interest and penalties, if any, as a component of income tax expense.

The U.S. federal tax returns are subject to examination by the Internal Revenue Service, generally for three years after they are filed. State tax returns are subject to examination generally for five years after they are filed.

Net Loss Per Share

Basic and diluted net loss per share is calculated by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. The Company presents both basic and diluted net loss per share. Basic net loss per share includes only the weighted-average common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per share for the fiscal years ended March 31, 2025 and 2024, because the inclusion of potentially dilutive securities would be anti-dilutive.

Potentially dilutive securities that were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive include stock options, warrants, and convertible preferred stock. The total number of potentially dilutive shares excluded from the computation was 24,336,201 for 2025 and 22,814,973 for 2024.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326), which significantly changed the allowance for credit losses model by requiring recognition of expected credit losses over the life of the financial asset. The FASB subsequently issued ASU 2019-10, delaying the effective date of Topic 326. For smaller reporting companies subject to SEC regulations, the effective date was delayed from fiscal years beginning after December 15, 2020, to fiscal years beginning after December 15, 2022. For nonpublic companies, the effective date was similarly delayed to fiscal years beginning after December 15, 2022. The Company adopted Topic 326 using a modified retrospective approach effective April 1, 2023, resulting in a decrease to receivables and a cumulative-effect adjustment to retained earnings of $22,483 as of that date.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 2. Summary of Significant Accounting Policies (cont.)

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350), which simplified the goodwill impairment test by eliminating Step 2 (hypothetical purchase price allocation) and requiring an impairment loss be measured as the excess of a reporting unit’s carrying amount over its fair value, not exceeding the carrying amount of goodwill. The ASU also addressed accounting for internally generated intangible assets and improved related financial statement presentation and disclosures. ASU 2017-04 is effective for public entities for fiscal years beginning after December 15, 2019, and for all other entities for fiscal years beginning after December 15, 2022. The Company adopted ASU 2017-04 effective April 1, 2023 and concluded that the adoption did not have a material impact on its consolidated financial statements.

In August 2023, the FASB issued ASU 2023-05, Business Combinations — Joint Venture Formations (Subtopic 805-60):    Recognition and Initial Measurement. This ASU provides guidance requiring a joint venture (or corporate joint venture) to recognize and initially measure its assets and liabilities at fair value upon formation. ASU 2023-05 is effective for joint venture formations with a formation date on or after January 1, 2025, with early adoption permitted. The amendments are to be applied prospectively. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280):    Improvements to Reportable Segment Disclosures, requiring public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. The Company adopted ASU 2023-07 on April 1, 2024. See Note 17 for further detail.

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures, which enhances transparency regarding reconciling items and income taxes paid by jurisdiction. Key new disclosure requirements include qualitative disclosures about reconciling items, disaggregated income (loss) and income tax expense by jurisdiction, and income taxes paid disaggregated by federal, state, and foreign jurisdictions where taxes paid exceed 5% of total. The ASU is effective for fiscal years beginning after December 15, 2025, and interim periods therein, with early adoption permitted. For the Company, the earliest fiscal year affected will begin April 1, 2026. The amendments require a cumulative-effect adjustment to retained earnings at the adoption date. The Company is currently evaluating the impact of ASU 2023-09.

In March 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Subtopic 220-40):    Expense Disaggregation Disclosures. The ASU requires public business entities to disclose in a tabular format significant expense categories that are included in each relevant income statement line item. The standard is effective for fiscal years beginning after December 15, 2026, including interim periods within those years. Early adoption is permitted. The Company is currently evaluating the impact that this standard will have on its consolidated financial statements and related disclosures.

Management has reviewed other recently issued but not yet effective accounting standards and believes they will not have a material impact on the Company’s consolidated financial statements. The Company will adopt applicable standards as required.

Foreign Currency Remeasurements

The Company’s non-U.S. subsidiaries, VML and its wholly-owned subsidiary VML_ZH, along with VMT, operate using the U.S. dollar as the functional currency. The effect of foreign currency exchange rate fluctuations on consolidated balance sheet accounts were not material for the years ended March 31, 2025 and 2024.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 3. Receivables

Receivables consist of the following at March 31:

	2025	2024
Accounts receivable, trade	$35,197	$57,190
Other receivables	91,302	7,048
Allowance for credit losses	(827)	(34,571)
Receivables, net	$125,672	$29,667

Changes in the allowance for credit losses account is as follows:

	March 31, 2025	March 31, 2024
Beginning balance	$34,571	$—
Adoption of accounting standard	—	22,483
Credit loss (recovery) expense	(17,912)	43,471
Write-offs charged against the allowance	(13,500)	(31,383)
Recoveries of amounts written off	(2,332)	—
Ending balance	$827	$34,571

The Company recognizes an allowance for credit losses for accounts receivable and other receivables to present the net amount expected to be collected as of the balance sheet date. Such allowance is based on the credit losses expected to arise over the life of the asset (contractual term) which includes consideration of prepayments and based on the Company’s expectations as of the balance sheet date.

The Company generally does not carry accounts receivable beyond thirty to sixty days for its U.S. operations, and beyond one year for its foreign subsidiaries, which mostly consist of customer-supplier relationships. Receivables are written off when the Company determines that such receivables are deemed uncollectible, in accordance with its policy.

Write-offs are recognized as a deduction from the allowance for credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the balance sheet date. The Company’s policy for recording the allowance for credit losses for trade receivables involves pooling its receivables based on similar risk characteristics in estimating expected credit losses. In situations where a receivable does not share the same risk characteristics with other receivables, the Company measures those individually. The Company also continuously evaluates such pooling decisions and adjusts as needed from period to period as risk characteristics change. In estimating expected credit losses, the Company considers historical loss experience, current market conditions, and forward-looking macroeconomic trends relevant to its customers’ ability to pay.

Note 4. Prepaids and Other Current Assets

Prepaids and other current assets consisted of the following as of:

	March 31, 2025	March 31, 2024
Security deposits	$205,666	$353,737
Prepaid materials	—	39,458
Recoverable VAT	58,873	156,281
Other prepaid expenses	41,614	129,166
	$306,153	$678,642

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 5. Inventory

Inventory consisted of the following as of:

	March 31, 2025	March 31, 2024
Raw materials	$1,321,224	$792,640
Work in process	11,111	20,297
Finished goods	123,914	157,553
	$1,456,249	$970,490

Note 6. Property and Equipment

Property and equipment consist of the following as of:

	March 31, 2025	March 31, 2024
Computer equipment	$46,946	$47,033
Furniture and equipment	46,146	29,926
Machinery and equipment	1,136,733	1,185,182
Leasehold improvements	92,106	72,971
	1,321,931	1,335,112
Less: accumulated depreciation	(857,028)	(812,989)
	$464,903	$522,123

For the years ended March 31, 2025 and 2024, the Company has recorded depreciation expense in the consolidated statements of operations of $170,369 and $65,135, respectively.

Note 7. Intangibles

Intangible assets consist of the following as of:

	March 31, 2025	March 31, 2024
Assets in progress	$—	$1,817,436
Software and game design	2,578,050	515,328
Trademarks	76,939	69,734
Website	137,070	35,520
Customer list	—	5,000
	2,792,059	2,443,018
Less: accumulated amortization	(810,356)	(503,335)
	$1,981,703	$1,939,683

Intangible assets in progress at March 31, 2024, represent website costs incurred by the Company, for which amortization began upon the website launch in September 2024, and capitalized Omni One software costs, which were released for sale and placed in service in September 2024. For the years ended March 31, 2025 and 2024, the Company recorded amortization expense in the consolidated statements of operations of $312,020 and $82,803, respectively.

The carrying value of capitalized software costs is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the unamortized capitalized costs exceed the net realizable value of the software, which is defined as the estimated future gross revenue from the product less the estimated future costs of completing and disposing of that product.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 7. Intangibles (cont.)

Based on management’s evaluation, certain indicators of impairment were identified; however, the Company performed the required impairment tests and concluded that no impairment charges were necessary. Accordingly, no impairment charges were recorded during the years ended March 31, 2025 and 2024.

Note 8. Notes Payable

Subordinated Promissory Notes

On July 10, 2024, the Company received Board approval to raise $1,500,000 of subordinated promissory notes (the “2024 Notes”). This authorization was later increased to $2,500,000 on August 8, 2024. Between July and December 2024, the Company raised $2,485,000 through various investors, with an interest rate of 18%.

The 2024 Notes provided for payment of principal and accrued interest at maturity, originally set for December 31, 2024. The Company exercised its option to extend the maturity date to June 30, 2025, and later further extended it to December 31, 2025.

In connection with the investors’ purchases of Series B Preferred Stock and Warrants (the “Securities”) in December 2024, the Company and certain noteholders entered into Instruments of Cancellation, under which $117,500 of the principal amount and all accrued but unpaid interest of $7,991 was applied toward the purchase of the Securities. As a result, the Company derecognized the extinguished principal and accrued interest and recorded the issuance of Series B Preferred Stock and Warrants as a capital transaction. No gain or loss on extinguishment was recognized.

Simultaneously, the Company issued a new subordinated promissory note dated December 10, 2024, for the remaining $17,500 principal balance of one investor’s note, with terms consistent with the original 2024 Notes. This new note remains outstanding as of March 31, 2025, and is classified as a current liability.

As of March 31, 2025, the 2024 Notes, excluding the principal tendered and converted, are reflected in current liabilities on the consolidated balance sheet as $2,367,500 ($0 as of March 31, 2024).

Interest expense related to the subordinated promissory notes was $298,927 and $0 for the years ended March 31, 2025 and 2024, respectively.

Western Technology Investment Note

Effective April 27, 2022, the Company entered into an agreement to obtain financing with Western Technology Investment. The initial commitment of $1,000,000 was received on April 29, 2022. The terms of the note provide for interest-only payments through February 28, 2023, followed by thirty months of principal and interest payments, which began on March 1, 2023 in monthly installments in the amount of $38,967, with a maturity date of September 1, 2025. The note had a fixed rate of interest of 12.25% and was secured by all assets of the Company.

The Company has granted warrants associated with this note to acquire shares of Series A-2 Preferred Stock, which according to Topic 470-20, Debt, are recorded in equity as additional paid-in capital — preferred stock warrants, at fair value as of the date of issuance, and in liabilities, as a contra account, called discount on note payable, which was amortized over the life of the note.

The discount is being amortized over the life of the note using the effective interest method starting in June 2022. The carrying value of the note at March 31, 2025 was $222,476 ($225,508 principal, less unamortized deferred loan costs of $1,500 and discount of $1,532). The carrying value of the note at March 31, 2024 was $619,996 ($636,755 principal, less unamortized deferred loan costs of $6,000 and discount of $10,759). Discount amortization and amortization of loan costs included in interest expense was $13,727 and $21,685 for the years ended March 31, 2025 and 2024, respectively. Interest expense on the note was $56,359 and $104,362 for the years ended March 31, 2025 and 2024, respectively.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 8. Notes Payable (cont.)

EIDL Loan

On August 29, 2020, the Company received a loan from the U.S. Small Business Administration under its Economic Injury Disaster Loan assistance program (the “EIDL Loan”) in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan was $25,000, with proceeds to be used for working capital purposes.

The EIDL Loan is expected to mature in August 2050, bears interest at a rate of 3.75% per year, and accrued interest was payable monthly beginning in March 2023 with principal payments due beginning in September 2024. Interest expense on the EIDL Loan was $804 and $0 for the years ended March 31, 2025 and 2024, respectively.

Future maturities of notes payable are as follows as of:

March 31
2026	$2,593,557
2027	570
2028	592
2029	615
2030	638
Thereafter	21,672
Total	2,617,644
Less: unamortized discount	(3,032)
$2,614,612

Note 9. Leases

The Company accounts for leases in accordance with ASC 842, Leases. The Company has elected the package of practical expedients permitted under the transition guidance within ASC 842, which allows the Company to (i) not reassess whether any expired or existing contracts contain leases, (ii) not reassess the lease classification of any expired or existing leases, and (iii) not reassess initial direct costs for any existing leases. The Company has also elected the short-term lease exemption for certain leases with a term of 12 months or less.

Right-of-use (“ROU”) assets are presented in non-current assets on the consolidated balance sheets, while the corresponding lease liabilities are split between current and non-current liabilities. Because the Company does not have access to the rate implicit in its leases, it applies an incremental borrowing rate based on the information available at lease commencement to determine the present value of future lease payments.

Nature of Leases

The Company leases office and warehouse space in both the United States and China under various operating lease agreements.

•        On June 25, 2015, the Company entered into a 39-month lease for its U.S. headquarters. The lease was extended on February 19, 2018, for 60 months, expiring September 30, 2023. On June 28, 2023, the lease was extended an additional 12 months through September 30, 2024, at a monthly base rent of $12,600. On October 1, 2024, the lease was further extended through November 30, 2029, with monthly rent increasing to $14,960 and escalating annually up to $18,204.

•        The Company also has several operating leases for an office, warehouse space, and a storage shed in China with lease terms ranging from June 2023 to September 2025. Monthly rent payments range from approximately $800 to $11,000. The Company also maintains a month-to-month apartment lease in China with rent of approximately $1,000 per month.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 9. Leases (cont.)

The total amount recorded as ROU as of March 31, 2025, was $835,488, and lease liabilities as of March 31, 2025, was $204,051, which was classified as current liabilities, and $631,437 which was classified as non-current liabilities.

The total amount recorded as right-of-use assets as of March 31, 2024, was $296,437, and lease liabilities as of March 31, 2024, was $222,717, which was classified as current liabilities, and $73,720 which was classified as non-current liabilities.

The total lease expense recognized in the consolidated statements of operations for the years ended March 31, 2025 and 2024 for building leases was $334,767 and $283,325, respectively.

The following future payments due under operating leases for the fiscal period ending March 31:

2026	$256,812
2027	190,454
2028	198,084
2029	205,999
Thereafter	141,427
Total lease payments	992,776
Imputed Interest	(157,288)
$835,488

As of March 31, 2025, the weighted-average remaining lease term for the operating leases is 4.22 years. The weighted-average discount rate for the operating leases is 7.26% as of March 31, 2025. As of March 31, 2024, the weighted-average remaining lease term for the operating leases is 1.18 years. The weighted-average discount rate for the operating leases is 4.37% as of March 31, 2024.

Note 10. Research and Development

Expenses relating to research and development are expensed as incurred. Research and development includes costs such as design expenses, game and software development expenses, salaries, prototypes, and various other research and development expenses.

Note 11. Commitments and Contingencies

The Company has certain royalty commitments associated with the shipment of its products for the use of licensed software and modifications together with the Company’s hardware and other software. Royalty expense is generally based on a dollar amount per unit shipped and can range from $1 per unit to $8 per unit. For the fiscal years ended March 31, 2025 and 2024, management has recorded royalty expense in the consolidated statements of operations of $68 and $907, respectively.

In February 2024, the Company was named a co-defendant and served a citation by a customer related to alleged injuries obtained when attempting to use the Omni Arena attraction at an entertainment venue. The case remains in the discovery phase, and no settlement range has been determined at this time. The Company’s attorneys, retained by the Company’s insurance provider, have filed a general denial and alleged contributory negligence against the plaintiff. Based on current information, the Company believes this matter will not have a material adverse effect on its consolidated financial condition, results of operations, or cash flows. All legal costs and any potential settlement are expected to be covered by the Company’s insurance provider.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 12. Capital Stock

Effective February 8, 2023, under the Fifth Amended and Restated Certificate of Incorporation of the Corporation, the number of shares of Common Stock authorized increased from 30,000,000 shares to 37,000,000 shares, and the Company also increased its authorized Preferred Stock to 29,300,000 shares. The Preferred Stock is designated as 4,000,000 shares of Series Seed Preferred Stock, 4,300,000 shares of Series 2 Seed Preferred Stock, 7,000,000 shares of Series A-1 Preferred Stock, 7,000,000 shares of Series A-2 Preferred Stock, and 7,000,000 shares of Series B Preferred Stock.

Dividend Rights

Holders of Preferred Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds. Those dividends are paid ratably to the holders of Common Stock and Preferred Stock based on the number of shares of Common Stock which would be held by each stockholder if all of the Preferred Stock was converted to Common Stock under the terms of the Company’s Fifth Amended and Certificate of Incorporation. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Preferred Stock is entitled to one vote for each share of Common Stock which would be held by each stockholder if all of the Preferred Stock was converted into Common Stock. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of Common Stock. Specific matters submitted to a vote of the stockholders require the approval of a majority of the holders of Preferred Stock voting as a separate class.

The Fifth Amended and Restated Certificate of Incorporation includes protective provisions that prohibit the Company from taking certain actions without the approval of a majority of the outstanding shares of Preferred Stock, voting as a single class on an as-converted basis. These include: (i) amending the Certificate of Incorporation or Bylaws in a way that adversely affects the Preferred Stock, (ii) authorizing or issuing equity securities with rights senior to or on par with the Preferred Stock, (iii) redeeming or repurchasing shares outside of specific permitted cases, (iv) declaring dividends on Common Stock, and (v) entering into a liquidation, merger, or similar transaction (Deemed Liquidation Event).

Right to Receive Liquidation Distributions

In the event of the Company’s liquidation, dissolution, or winding up, holders of its Preferred Stock are entitled to a liquidation preference superior to the Common Stock. Holders of Preferred Stock will receive an amount for each share equal to the original price paid for the shares plus any declared but unpaid dividends thereon. If, upon such liquidation, dissolution or winding up, the assets and funds that are distributable to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such assets and funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amounts to which they would otherwise be entitled to receive. Certain change-in-control transactions, including mergers or asset sales, may also constitute “Deemed Liquidation Events” under the Certificate of Incorporation. In such cases, holders of Preferred Stock are entitled to the same liquidation preference as in a traditional dissolution, unless waived by a majority of the affected series. Upon a Deemed Liquidation Event, all equity holders (Preferred and Common) participate in the distribution of proceeds in accordance with their priority rights. While Preferred Stockholders are entitled to receive their liquidation preference before any distribution to Common Stockholders, there is no contractual right requiring Preferred holders to receive cash or a different form of consideration than Common. All shareholders receive the same form of consideration in such events, and there are no side agreements providing otherwise.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 12. Capital Stock (cont.)

The Preferred Stock has liquidation preferences of $0.80 per share, $1.05 per share, $2.332 per share, $2.996 per share, and $6.22 per share for the Series Seed Preferred Stock, Series 2 Seed Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series B Preferred Stock, respectively. The total liquidation preference on all Preferred Stock as of March 31, 2025 and 2024, was $55,536,941 and $46,445,304, respectively.

Terms of Conversion

The Preferred Stock is convertible into the Common Stock of the Company as provided by Section 4.3 of the Fifth Amended and Restated Certificate of Incorporation. Each share of Preferred Stock is convertible at the option of the holder of the share at any time after issuance and prior to the closing of any transaction that constitutes liquidation event of the Company. The conversion price of the Preferred Stock is equal to the issue price subject to adjustment as discussed under Anti-Dilution Rights below.

Additionally, each share of the Preferred Stock will automatically convert into the Common Stock of the Company immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act of 1933, in which the aggregate gross proceeds raised are at least $40 million. The shares will convert in the same manner as the voluntary conversion.

Anti-Dilution Rights

Holders of Preferred Stock will receive certain antidilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the respective series of Preferred Stock.

If equity securities are subsequently issued by the Company at a price per share less than the conversion price of the Preferred Stock then in effect, the conversion price of the Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as provided in the Fifth Amended and Restated Certificate of Incorporation. These protections apply to all series of Preferred Stock and are intended to preserve proportional ownership in the event of dilutive issuances.

SAFE Notes

On January 20, 2023, the Company’s board of directors (“Board” or “Board of Directors”) approved the issuance of simple agreements for future equity (“SAFE Notes”). Portions of the capital raised from the sale of SAFE Notes were exempt from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”) under Regulation CF and Rule 506(c) of Regulation D of the Securities and Exchange Commission.

The SAFE Notes entitle holders to convert their investment amounts into shares of the Company’s Series B preferred stock (see Note 12) upon a qualified equity financing event, generally defined as an issuance of Series B preferred stock for gross proceeds of at least $5,000,000. The conversion price is determined by applying the lesser of (i) a 20% discount to the Series B preferred stock pricing in the triggering round or (ii) a $180,000,000 post-money valuation of the Company.

In a Liquidity Event or dissolution event (as defined in the SAFE Notes), holders are entitled to receive shares of Conversion Stock on an as-converted basis or treatment equal to common stock holders. No such events occurred prior to conversion. Upon maturity, any unconverted SAFE Notes convert automatically into Series B preferred stock at a conversion rate based on the post-money valuation and fully diluted capitalization at that time.

The SAFE Notes do not have voting rights or privileges prior to conversion. Upon conversion, holders receive all rights and privileges of the Series B preferred stock issued in the triggering financing.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 12. Capital Stock (cont.)

The Company accounts for its SAFE Notes in accordance with ASC Topic 480, Distinguishing Liabilities from Equity, ASC Topic 815, Derivatives and Hedging, and ASC Topic 470, Debt. Based on management’s evaluation of the terms and conditions of the SAFE Notes, including the conversion features and settlement provisions, the Company determined that the SAFE Notes meet the criteria for equity classification under GAAP.

Specifically, the SAFE Notes are settled in a fixed number of shares upon a liquidity event or upon maturity, and do not include features that would require cash settlement or provide the holder with rights akin to those of a creditor. The conversion feature is indexed to the Company’s own stock and does not meet the definition of a derivative under ASC 815. As such, the SAFE Notes do not meet the criteria for liability classification under ASC 480 or derivative accounting under ASC 815.

Accordingly, the SAFE Notes are recorded as a component of permanent equity in the consolidated balance sheets.

During the years ended March 31, 2025 and 2024, the Company issued SAFE Notes for cash proceeds totaling $3,598,805 and $2,642,182, respectively.

Outstanding Stock

At March 31, 2025 and 2024, total outstanding Common Stock was 8,259,644 and 8,250,000, respectively. At both March 31, 2025 and 2024, total outstanding Series Seed Preferred Stock was 3,750,000; total outstanding Series 2 Seed Preferred Stock was 3,601,709; total outstanding Series A-1 Preferred Stock was 4,646,982; total outstanding Series A-2 Preferred Stock was 6,932,575; and total outstanding Series B Preferred Stock was 2,756,976.

On November 29, 2023, the Company awarded 2,750,000 shares of Common Stock to an advisor. In April 2024, the Company repurchased these shares at par value in the amount of $2,750 in accordance with the award agreement and recorded them as Treasury Stock. On April 5, 2024, the Company reissued the 2,750,000 shares from Treasury Stock to a different advisor and Board member. See Note 13 for additional discussion of the related stock compensation expense.

At March 31, 2024, SAFE Notes totaling $3,348,356 were converted to 672,887 shares of Series B preferred stock. All converted within the original terms so no gain or loss noted on the conversions. Additionally, the Company issued 622,411 shares of Series B preferred stock for an investment of $3,871,396, net of issuance costs of $311,661. At March 31, 2024, total outstanding Series B Preferred Stock was 1,295,298.

In April 2024, SAFE Notes totaling $995,518 were converted to 199,758 shares of Series B preferred stock. All converted within the original terms so no gain or loss noted on the conversions. Also in April 2024, the Company issued additional SAFE Notes in exchange for a cash investment totaling $3,598,805, which were converted to 723,228 shares of Series B preferred stock on April 30, 2024.

From September 2024 through March 2025, the Company issued 333,580 shares of Series B preferred stock to accredited investors under Regulation D in exchange for cash investments totaling $1,934,496 and the tender of unsecured subordinated notes with a principal and accrued interest amount totaling $124,492. The Company also issued warrants to purchase 238,723 shares of Common Stock of the Company. The warrants expire on December 31, 2031.

From December 2024 through March 2025, the Company issued 205,112 shares of Series B preferred stock to investors participating in a StartEngine investment campaign under Regulation CF, in exchange for cash investments totaling $1,009,593 (net of investor fees). At March 31, 2025, total outstanding Series B Preferred Stock was 2,756,976.

A reconciliation of the beginning and ending balances of each class of the Company’s equity, including share issuances, repurchases, conversions, and warrant exercises, is presented in the consolidated statements of stockholders’ deficit.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 12. Capital Stock (cont.)

As of March 31, 2025, the Company has reserved 24,551,226 shares of its authorized but unissued Common Stock for possible future issuance in connection with the following:

Shares
Long Term Incentive Plan	2,433,728
Conversion of Preferred Stock	21,688,267
Exercise of stock warrants	429,231

Warrants

Warrants are issued in connection with debt (see Note 8) and equity from time to time at the Company’s discretion.

As of March 31, 2024, the Company had warrants exercisable into 156,250 shares of Series Seed Preferred Stock, 150,085 shares of Series A-1 Preferred Stock, and 50,066 shares of Series A-2 Preferred Stock, for a total of 356,401 shares of Preferred Stock.

During the fiscal year ended March 31, 2025, 156,250 warrants for Series Seed Preferred Stock expired and 238,723 warrants for Common Stock were issued.

The fair value of the 238,723 Common Stock warrants associated with the Series B equity as of their issuance date was determined to be $394,132 using the Black-Scholes model with the following assumptions.

Stock Price	$1.66
Exercise Price	$.01
Dividend Yield	0.00%
Volatility	80.00%
Risk-free Rate	3.89 – 4.30%
Expected Years	3.5
Initial Terms	6 – 7 years

During the year ended March 31, 2025, Common Stock warrants were exercised for 9,644 shares of Common Stock.

As of March 31, 2025, the Company had warrants exercisable into 150,085 shares of Series A-1 Preferred Stock and 50,066 shares of Series A-2 Preferred Stock for a total of 200,151 shares of Preferred Stock, and 229,079 shares of Common Stock. The warrants are all exercisable as of both March 31, 2025 and 2024. The warrants have a weighted average exercise price of $1.26 per share, with a weighted average remaining term to expiration of 5.93 years (see Note 8 for more discussion on warrants).

The following is a rollforward of warrants for the years ended March 31, 2025 and 2024:

	2025		2024
	Shares	Price	Shares	Price
Beginning balance	356,401	$1.570	398,403	$1.810
Issued	238,723	0.010	—	—
Exercised	(9,644)	0.010	—	—
Expired	(156,250)	0.800	(42,002)	2.332
Ending balance	429,230	$1.260	356,401	$1.570

According to guidance of Topic 470-20, these warrants are recorded in equity as additional paid-in capital — preferred stock warrants or additional paid-in capital — common stock warrants, at fair value as of the date of issuance, and as a reduction of additional paid in capital — preferred stock or additional paid in capital — common stock for the related stock purchased.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 13. Stock Compensation Expense

The Company accounts for stock-based compensation under the provisions of Topic 718, Compensation — Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and non-employee officers based on estimated fair values as of the date of grant. Compensation expense is recognized on a straight-line basis over the requisite service period.

As mentioned in Note 11, the Company has a stock-based employee compensation plan, the Long Term Incentive Plan (the “Plan”), for which 2,500,000 shares of common stock were reserved for issuance under the Plan. Awards granted under the Plan typically expire ten years after the grant date. The Plan expired on April 6, 2024; however, 583,728 issued awards remained outstanding as of March 31, 2025.

On January 22, 2025, the Company adopted a new Long Term Incentive Plan (the “2025 Plan”), providing for the issuance of up to 1,850,000 shares of Common Stock of the Company upon the exercise of options or the issuance of restricted stock awards under the 2025 Plan. The Company approved the issuance of option grants to employees of the Company under the 2025 Plan totaling 1,635,000 optioned shares as of March 31, 2025.

Incentive Stock Options (“ISOs”) are granted to certain employees of the Company from time to time. As of March 31, 2025 and 2024, 1,590,823 and 1,515,823 ISO options were granted since inception, respectively.

As of March 31, 2025 and 2024, respectively, 159,258 and 430,508 ISO options were vested. As of March 31, 2025 and 2024, respectively, 1,255,940 and 885,315 ISO options were forfeited. As of March 31, 2025 and 2024, respectively, 95,625 and no ISO options were expired.

The Board of Directors of the Company granted three non-qualified stock options (“NQSOs”) for a total of 1,182,030 shares, with an exercise price of $0.11 per share, to certain independent contractors and advisors of the Company in a previous year. These NQSOs expired during the fiscal year ended March 31, 2025. During the fiscal year ended March 31, 2025, the Board of Directors of the Company granted two NQSOs for a total of 1,540,000 shares, with an exercise price of $1.66 per share, to certain independent contractors and advisors of the Company.

From time to time, the Company grants NQSOs to various other non-employees with exercise prices based on current stock valuations. As of March 31, 2025 and 2024, 3,254,000 and 1,714,000 total NQSO options had been granted since inception, respectively, and 1,910,303 and 1,501,500, respectively, NQSO options were vested. As of March 31, 2025 and 2024, 112,500 NQSO options were forfeited. As of March 31, 2025 and 2024, respectively, 1,182,030 and no NQSO options were expired.

Compensation expense pertaining to ISOs of $24,545 and $29,800, and compensation expense pertaining to NQSOs of $1,188,650 and $10,998 was recorded for the fiscal years ended March 31, 2025 and 2024, respectively, in general and administrative expenses in the consolidated statements of operations.

Total compensation cost related to non-vested awards not yet recognized as of March 31, 2025 and 2024, was $65,902 and $32,560, respectively, and will be recognized over a weighted-average period of approximately 20 months.

The amount of future stock option compensation expense could be affected by any future option grants or by option holders leaving the Company before their grants are fully vested or exercised.

Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 13. Stock Compensation Expense (cont.)

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

The assumptions utilized in determining the fair value of option grants during the fiscal years ended March 31, 2025 and 2024, are as follows:

	2025	2024
Exercise Price – ISOs	1.66	N/A
Exercise Price – NQSOs	1.66	N/A
Dividend Yield	0.00%	N/A
Volatility	80.00%	N/A
Risk-free Rate – ISOs	4.36%	N/A
Risk-free Rate – NQSOs	4.36%	N/A
Years to Expiration – ISOs	5	N/A
Years to Expiration – NQSOs	5	N/A

Vesting generally occurs over a period of three to four years for employees and two to three years for non-employee consultants. A summary of information related to stock options for the years ended March 31, 2025 and 2024, is as follows:

	2025		2024
	Shares	Price	Shares	Price
Outstanding – Beginning of Period	2,232,008	$0.33	2,267,008	$0.31
Granted	1,635,000	1.66	—	—
Exercised	—	—	—	—
Forfeited	(370,625)	0.55	(35,000)	0.65
Expired	(1,277,655)	0.11	—	—
Outstanding – End of Period	2,218,728	$1.40	2,232,008	$0.33
Exercisable at End of Period	2,069,561	$1.42	1,932,008	$0.28
Weighted average duration to expiration of outstanding options at period-end (years)	8.3		2.3
Weighted average grant date fair value	$0.76		$0.30

The total intrinsic value of the stock options at March 31, 2025 and 2024, respectively, is $580,843 and $2,974,353.

As mentioned in Note 11, the Company awarded 2,750,000 shares of Common Stock to an advisor on November 29, 2023. The shares were legally transferred on the grant date, and the award agreement included a repurchase right allowing the Company to repurchase the shares at par value if the award recipient failed to fulfill its obligations following the Company’s achievement of certain presale order targets by March 31, 2024. Although the Company met the presale targets, the recipient did not fulfill its obligations as set forth in a Memorandum of Understanding between the parties, including the execution of a strategic partnership with regards to the operation of Virtuix in India. In accordance with ASC 718, the Company recorded stock compensation expense of $4,647,500, based on the grant-date fair value of $1.69 per share, in the year ended March 31, 2024.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 13. Stock Compensation Expense (cont.)

The Company exercised its repurchase right by providing notice and paying the par value on April 1, 2024. As a result, 2,750,000 shares were returned and recorded as Treasury Stock in the amount of $2,750.

On April 5, 2024, the Company reissued the repurchased shares held in Treasury Stock to a different advisor, in exchange for strategic advisory services, under a new award agreement with no repurchase contingencies. Stock compensation expense related to this new award was $4,647,500 for the year ended March 31, 2025, based on the same fair value per share. The Company relieved Treasury Stock of $2,750, recording the remaining $4,644,750 to additional paid-in capital. The advisor receiving the award was appointed to the Company’s Board of Directors on the same date.

Note 14. Income Taxes

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share-based compensation expense, and for net operating loss carryforwards.

Deferred tax assets consisted of the following at March 31, 2025 and 2024:

	March 31, 2025	March 31, 2024
Deferred tax assets:
Share-based compensation expense	$2,277,559	$1,051,968
Net operating loss carryforward	8,493,999	6,969,218
Long-term deferred tax liabilities:
Property and equipment	(637,405)	(353,148)
Net deferred tax assets and liabilities	10,134,153	7,668,038
Valuation allowance	(10,134,153)	(7,668,038)
Net deferred tax asset	$—	$—

The Company recognizes deferred tax assets to the extent that it believes these assets are more likely than not to be realized. In making this determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and recent operating results. The federal tax rate in effect affecting future tax benefits at March 31, 2025 and 2024 was 21%. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined that a full valuation allowance is required due to cumulative losses through March 31, 2025 and continued net operating losses for the years ended March 31, 2025 and 2024. Accordingly, no provision for deferred income taxes has been recognized for the years ended March 31, 2025 and 2024.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. As of March 31, 2025, NOL carryforwards available to offset future taxable income totaled $40,447,615. Of this amount, $12,561,963 relates to tax years prior to 2018 and will expire between 2034 and 2038. The remaining $27,885,652 relates to tax years beginning after December 31, 2017, and may be carried forward indefinitely but is limited to offsetting 80% of taxable income in future years under current federal tax law.

Although the CARES Act (enacted in March 2020) temporarily permitted NOL carrybacks for certain tax years and suspended the 80% limitation, the Company did not generate taxable income in prior years and therefore has not benefited from carryback provisions. The entire balance has been fully reserved in the valuation allowance discussed above.

The Company’s effective tax rate for the years ended March 31, 2025 and 2024 was 0% due to the full valuation allowance on the net deferred tax assets.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 14. Income Taxes (cont.)

Topic 718 provides that income tax effects of share-based payments are recognized in the financial statements for those awards that will normally result in tax deductions under existing tax law. Under current U.S. federal tax law, the Company receives a compensation expense deduction related to NQSOs only when those options are exercised. Accordingly, the consolidated financial statement recognition of compensation cost for NQSOs creates a deductible temporary difference, which results in a deferred tax asset and a corresponding deferred tax benefit in the consolidated statement of operations. The Company does not recognize a tax benefit for compensation expense related to ISOs unless the underlying shares are disposed of in a disqualifying disposition.

Accordingly, compensation expense related to ISOs is treated as a permanent difference for income tax purposes.

Under the People’s Republic of China Enterprise Income Tax Law, enterprise income tax is collected from companies on a quarterly basis, and is based on the net income companies obtain while exercising their business activity, normally during one business year. The standard tax rate is 25%. For VML_ZH, taxes attributable to the years ended March 31, 2025 and 2024, was $2,353 and $10,676, respectively.

Note 15. Investment in Joint Venture

As mentioned in Note 1, the Company has an investment in a Joint Venture. VML has 49% ownership and does not have control over the Joint Venture, therefore, the investment has been accounted for using the equity method.

As of March 31, 2025, the Joint Venture had total assets of $287,330, total liabilities of $344,488, and total deficit of $(57,158).

As of March 31, 2024, the Joint Venture had total assets of $380,208, total liabilities of $406,860, and total deficit of $(26,652).

For the fiscal year ended March 31, 2025, the Joint Venture had operating revenue of $54,027, cost of goods sold of $36,801, operating costs of $47,732, and net loss of $30,506. Under the equity method, net loss attributable to the Company was $14,948, resulting in a share of loss in joint venture of $14,948 in the consolidated statement of operations for the year ended March 31, 2025.

For the fiscal year ended March 31, 2024, the Joint Venture had operating revenue of $277,215, cost of goods sold of $200,332, operating costs of $118,028, and net loss of $41,145. Under the equity method, net loss attributable to the Company was $20,161, resulting in a share of loss in joint venture of $20,161 in the consolidated statement of operations for the year ended March 31, 2024.

During the years ended March 31, 2025 and 2024, the following related-party transactions occurred: the Company’s China subsidiary had sales to Heroix of $42,754 and $111,218, respectively. As of March 31, 2025, the Company’s China subsidiary had zero accounts receivable from Heroix, had zero accounts payable to Heroix, and held prepayments from Heroix for unshipped orders of $7,293. As of March 31, 2024, the Company’s China subsidiary had zero accounts receivable from Heroix, had zero accounts payable to Heroix, and held prepayments from Heroix for unshipped orders of $45,379.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 16. Revenue Disaggregation

Revenue streams from performance obligations included in net sales as of March 31, 2025 and 2024, in the consolidated statements of operations are as follows:

	March 31, 2025	March 31, 2024
SALES
Omni Pro units and accessories, net of discounts	$60,041	$205,846
Omniverse Credits	214,257	296,703
Omni Care program	130,990	256,667
Omni Arena	429,927	1,637,283
Omni One	2,755,223	12,421
NET SALES	$3,590,438	$2,408,920

In January 2023, the Company began shipping beta units of the Omni One, with a full public release following in September 2024.

Note 17. Segment Reporting

The Company operates in a single operating segment: the design, development, marketing, and sale of omni-directional treadmills, accessories, and related services to consumer and commercial customers. This single operating segment has been identified based on internal management structure and reporting to the Company’s Chief Operating Decision Maker (“CODM”), the Company’s Chief Executive Officer.

The Company’s CODM evaluates segment performance based on the revenues, gross profit and operating loss of the segment and uses internal financial statements to make decisions regarding resource allocation. Revenues, gross profit and operating loss used by the CODM are presented on the accompanying consolidated statements of operations. The measure of segment assets is represented as total assets presented on the accompanying consolidated balance sheets. While there are intercompany transactions between consolidated entities, these are eliminated in consolidation and do not impact the Company’s single segment presentation.

The Company has not identified any reportable segments other than the single operating segment discussed.

Note 18. Patents

As of March 31, 2025, the Company owns fifteen issued utility patents and nine issued design patents, and eight additional applications are still pending.

Note 19. Subsequent Events

Subsequent events are evaluated through the date the consolidated financial statements were available to be issued.

From April to July 2025, the Company issued 23,060 shares of Series B preferred stock to accredited investors under Regulation D in exchange for cash investments totaling $112,990.

From April to August 2025, the Company issued 367,434 shares of Series B preferred stock to investors participating in a StartEngine investment campaign under Regulation CF, in exchange for cash investments totaling $1,939,004 (net of investor fees).

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025 AND 2024

Note 19. Subsequent Events (cont.)

Effective June 2025, the Company amended the 2024 Notes to allow for cancellation of 2024 Notes for current investors and subsequent issuance of Series B preferred stock through the 2025 Subscription Agreement. As a result, 2024 Notes principal and accrued interest of $462,975 were cancelled and 74,430 shares of Series B preferred stock and warrants to purchase 74,430 shares of Common Stock of the Company were issued under the 2025 Subscription Agreements, resulting in remaining 2024 Notes principal amount of $1,967,500 as of July 31, 2025. Also effective June 2025, the Company reserved 500,000 shares of Series B preferred stock and 500,000 shares of Common Stock for issuance under the 2025 Subscription Agreements.

The Company issued two unsecured promissory notes to related parties, totaling $217,678, due September 30, 2025.

On August 6, 2025, stockholders approved, and on August 7, 2025, the Company filed with the Secretary of State of the State of Delaware, the Sixth Amended and Restated Certificate of Incorporation (the “Certificate”). Pursuant to the Certificate, the Company reclassified and converted each share of its previously outstanding capital stock into shares of Class A common stock, effective immediately upon the acceptance of the Certificate for filing by the Secretary of State of Delaware. As a result of the reclassification and conversion, all outstanding shares of the Company’s capital stock, including all series of preferred stock and any previously outstanding common stock, were automatically reclassified and converted on a one-for-one basis into shares of Class A common stock. Following the effectiveness of the Certificate, only Class A common stock, Class B common stock, and undesignated preferred stock are authorized.

No additional material events were identified which require adjustment or disclosure in the consolidated financial statements.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2025 AND MARCH 31, 2025

ASSETS

	September 30, 2025 (unaudited)	March 31, 2025
CURRENT ASSETS
Cash and cash equivalents	$564,567	$477,908
Receivables, net of allowance for credit losses	233,907	125,672
Inventory	1,132,783	1,456,249
Prepaids and other current assets	611,186	306,153
TOTAL CURRENT ASSETS	2,542,443	2,365,982

NONCURRENT ASSETS
Property and equipment	1,342,319	1,321,931
Less: accumulated depreciation	(943,162)	(857,028)
Net property and equipment	399,157	464,903
Intangibles	2,794,251	2,792,059
Less: accumulated amortization	(1,040,004)	(810,356)
Net intangibles	1,754,247	1,981,703
Investment in joint venture	40,619	40,689
Other assets	185,148	86,258
Right-of-use asset – operating	757,471	835,488
TOTAL NONCURRENT ASSETS	3,136,642	3,409,041
TOTAL ASSETS	$5,679,085	$5,775,023

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — (Continued)
SEPTEMBER 30, 2025 AND MARCH 31, 2025

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

	September 30, 2025 (unaudited)	March 31, 2025
CURRENT LIABILITIES
Accounts payable	$1,137,466	$807,401
Accrued expenses	734,114	502,001
Deferred revenue	738,198	1,769,556
Gift card liability	456,552	—
Due to related party	63,896	40,000
Current portion of notes payable, net of discount and unamortized deferred loan costs	2,759,535	2,589,976
Current portion of EIDL loan	560	549
Lease liability – operating	170,792	204,051
TOTAL CURRENT LIABILITIES	6,061,113	5,913,534

LONG-TERM LIABILITIES
EIDL loan	23,805	24,087
Lease liability, net of current portion – operating	586,679	631,437
TOTAL LONG-TERM LIABILITIES	610,484	655,524
TOTAL LIABILITIES	6,671,597	6,569,058

STOCKHOLDERS’ (DEFICIT)
Preferred stock, $.001 par value, 50,000,000 and 29,300,000 shares authorized at September 30, 2025 and March 31, 2025, and 0 and 21,688,242 shares issued and outstanding at September 30, 2025 and March 31, 2025, respectively, with liquidation preferences respectively of $0 and $55,536,941 at September 30, 2025 and March 31, 2025	—	21,688
Class A common stock, $.001 par value, 300,000,000 and 37,000,000 shares authorized at September 30, 2025 and March 31, 2025 and 25,272,021 and 8,259,644 shares issued and outstanding at September 30, 2025 and March 31, 2025, respectively	25,272	8,259
Class B common stock, $.001 par value, 50,000,000 and 0 shares authorized at September 30, 2025 and March 31, 2025 and 5,500,000 and 0 shares issued and outstanding at September 30, 2025 and March 31, 2025, respectively	5,500	—
Additional paid-in capital	65,630,664	61,668,608
Accumulated deficit	(66,653,948)	(62,492,590)
TOTAL STOCKHOLDERS’ (DEFICIT)	(992,512)	(794,035)
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$5,679,085	$5,775,023

The accompanying notes are an integral part of these consolidated financial statements.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

	Six Months Ended September 30,
	2025	2024
NET SALES	$2,016,948	$846,767
COST OF GOODS SOLD	1,433,322	1,182,952
GROSS PROFIT (LOSS)	583,626	(336,185)

OPERATING EXPENSES
Selling expenses	1,395,449	906,237
General and administrative expenses	2,366,449	6,935,916
Research and development expenses	398,185	1,700,084
TOTAL OPERATING EXPENSES	4,160,083	9,542,237
LOSS FROM OPERATIONS	(3,576,457)	(9,878,422)

OTHER INCOME (EXPENSE)
Interest income	299	456
Other income	170	3,243
Loss on extinguishment of debt	(122,864)	—
Interest expense	(438,265)	(115,622)
TOTAL OTHER INCOME (EXPENSE)	(560,660)	(111,923)

PROVISION FOR INCOME TAX
Enterprise income tax expense	1,429	1,012
Delaware franchise tax	22,742	41,291
TOTAL PROVISION FOR INCOME TAX	24,171	42,303
SHARE OF LOSS IN JOINT VENTURE	(70)	(20,807)
NET LOSS	$(4,161,358)	$(10,053,455)

Weighted average common shares outstanding:
Basic and Diluted	14,964,525	8,189,891
Net loss per share:
Basic and Diluted	$(0.28)	$(1.23)

The accompanying notes are an integral part of these consolidated financial statements.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

	Preferred Stock		Common Stock		Treasury Shares	Treasury Stock	Additional Paid-In Capital	SAFE Notes	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at March 31, 2024	20,226,564	$20,226	8,250,000	$8,250	—	$—	$48,218,665	$995,518	$(47,843,798)	$1,398,861
Stock-based compensation	—	—	—	—	—	—	16,117	—	—	16,117
Issuance of common stock for services	—	—	—	—	2,750,000	2,750	4,644,750	—	—	4,647,500
Repurchase of common stock	—	—	—	—	(2,750,000)	(2,750)			—	(2,750)
Issuance of SAFE Notes	—	—	—	—	—	—		3,598,805	—	3,598,805
Conversion of SAFE notes	922,986	923	—	—	—	—	4,593,400	(4,594,323)	—	—
Net loss	—			—	—	—	—	—	(7,201,064)	(7,201,064)
Balance at June 30, 2024	21,149,550	$21,149	8,250,000	$8,250	—	$—	$57,472,932	$—	$(55,044,862)	$2,457,469
Stock-based compensation	—	—	—	—	—	—	10,638	—	—	10,638
Issuance of preferred stock	40,192	40	—	—	—	—	249,960	—	—	250,000
Net loss	—	—	—	—	—	—	—	—	(2,852,391)	(2,852,391)
Balance at September 30, 2024	21,189,742	$21,189	8,250,000	$8,250	—	$—	$57,733,530	$—	$(57,897,253)	$(134,284)
	Preferred Stock		Common Stock(1)		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at March 31, 2025	21,688,242	$21,688	8,259,644	$8,259	$61,668,608	$(62,492,590)	$(794,035)
Stock-based compensation	—	—	—	—	10,897	—	10,897
Exercise of common stock warrants	—	—	8,038	7	72	—	79
Issuance of preferred stock	303,435	304	—	—	1,493,569	—	1,493,873
Issuance of preferred stock for debt extinguishment	74,430	74	—	—	462,901	—	462,975
Issuance of warrants for debt extinguishment	—	—	—	—	122,864	—	122,864
Net loss	—	—	—	—	—	(2,307,155)	(2,307,155)
Balance at June 30, 2025	22,066,107	$22,066	8,267,682	$8,266	$63,758,911	$(64,799,745)	$(1,010,502)
Stock-based compensation	—	—	—	—	10,953	—	10,953
Exercise of common stock warrants	—	—	237,892	239	2,141	—	2,380
Issuance of preferred stock	87,059	87	—	—	451,392	—	451,479
Preferred stock reclass	(22,153,166)	(22,153)	22,153,166	22,153	—	—	—
Investor incentive	—	—	—	—	(214,906)	—	(214,906)
Fair value of common stock warrants	—	—	—	—	1,427,653	—	1,427,653
Issuance of common stock for services	—	—	115,169	115	194,520	—	194,635
Fractional share rounding	—	—	(1,888)	(1)	—	—	(1)
Net loss	—	—	—	—	—	(1,854,203)	(1,854,203)
Balance at September 30, 2025	—	$—	30,772,021	$30,772	$65,630,664	$(66,653,948)	$(992,512)

____________

(1)      Amounts combine the Company’s Class A common stock and Class B common stock.

The accompanying notes are an integral part of these consolidated financial statements.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

	Six Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,161,358)	$(10,053,455)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	315,782	174,788
Amortization of discount on notes payable	218,553	5,663
Amortization of loan cost	4,167	2,250
Credit loss expense	27,622	25,309
Stock-based compensation	21,850	26,755
Loss on extinguishment of debt	122,864	—
Share of loss in joint venture	70	20,807
Stock issuance in exchange for services	194,635	4,647,500
(Increase) decrease in assets:
Prepaid expenses and other current assets	(305,033)	229,082
Accounts receivable	(135,857)	(117,537)
Other assets	(98,890)	(559,722)
Inventory	323,466	(1,319,531)
Operating lease right-of-use assets	142,120	148,550
Increase (decrease) in liabilities:
Accounts payable	330,065	480,754
Accrued expenses	80,181	96,557
Operating lease liabilities	(142,120)	(148,550)
Gift card liability	456,552	—
Deferred revenue	(1,031,358)	1,132,660
CASH USED IN OPERATING ACTIVITIES	(3,636,689)	(5,208,120)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchases of property and equipment	(20,388)	(110,202)
Cash paid for purchases of intangibles	(2,192)	(351,216)
CASH USED IN INVESTING ACTIVITIES	(22,580)	(461,418)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock	1,945,352	250,000
Proceeds from SAFE notes	—	3,598,805
Payments on short-term notes payable	(443,186)	(199,079)
Payments on long-term notes payable	(271)	(96)
Proceeds from short-term notes payable	217,678	2,485,000
Payment for equity repurchase	—	(2,750)
Proceeds from convertible note	2,000,000	—
Warrants exercised	2,459	—
Listing fees	—	—
Due from (to) related parties	23,896	(23,898)
CASH PROVIDED BY FINANCING ACTIVITIES	3,745,928	6,107,982

NET INCREASE IN CASH	86,659	438,444
CASH AT BEGINNING OF PERIOD	477,908	270,029
CASH AT END OF PERIOD	$564,567	$708,473

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

	Six Months Ended September 30,
	2025	2024
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$8,755	$34,724
Enterprise income taxes paid to People’s Republic of China	$1,429	$1,012
Delaware franchise tax paid	$44,845	$45,840

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Debt extinguished for issuance of preferred stock	$462,975	$—
SAFE notes converted to preferred stock	$—	$4,594,323
Conversion of preferred stock to common stock	$22,153	$—
Investor incentive	$214,906	$—
Fair value of warrants issued with convertible note	$1,427,653	$—
Recognition of right-of-use assets – operating	$64,103	$—

The accompanying notes are an integral part of these consolidated financial statements.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 1. Nature of Operations

Virtuix Holdings Inc. (“Virtuix Holdings” or “VHI” or the “Company”) was formed on December 20, 2013 as a Delaware Corporation. The Company has a wholly-owned subsidiary, Virtuix Inc., a Delaware corporation formed on April 15, 2013. Virtuix Inc. develops virtual reality hardware and software, originally the Omni Pro, the first omni-directional treadmill that lets players walk and run freely in 360 degrees inside video games and other virtual worlds. In February 2019, the Company began to offer Omni Arena, a four-player esports attraction that includes four Omni Pro motion platforms. In January 2023, the Company started shipping beta units of Omni One, the first Omni entertainment system designed for the home. Virtuix Manufacturing, Limited (“VML”), a wholly-owned subsidiary, is a Hong Kong corporation that was formed to conduct manufacturing operations and transact USD-denominated business with suppliers. Virtuix Manufacturing (Zhuhai) Co., Ltd. (“VML_ZH”) was formed on July 28, 2016, and is a wholly-owned subsidiary of VML. VML_ZH is a Wholly Foreign-Owned Enterprise (“WFOE”) registered in Zhuhai, Guangdong, China that was formed to sell products to Chinese customers and transact CNY-denominated business with Chinese suppliers. Virtuix Manufacturing Taiwan Ltd. (“VMT”) was formed on January 17, 2023, and is a wholly-owned foreign subsidiary of VHI. VMT is a Taiwan corporation that was formed to employ staff in Taiwan and conduct manufacturing operations. Virtuix Arabia LLC (“VA”) was formed in June 2024, and is a 57.5% owned foreign subsidiary of VHI. VA has not yet begun operations.

In July 2016, the Company formed a joint venture with Hero Entertainment, a Chinese game publisher and esports operator, to develop active virtual reality content and product bundles for the Chinese and U.S. markets. The joint venture, named Heroix VR (Shanghai) Co., Ltd. (the “Joint Venture” or “Heroix”), is a Sino-foreign equity joint venture company established under the laws of the People’s Republic of China and registered in Shanghai. VML has 49% ownership and does not have control over the Joint Venture, therefore, the investment is accounted for using the equity method. In October 2016, the Joint Venture began operations.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Virtuix Holdings Inc. and its subsidiaries required to be consolidated under U.S. GAAP. Significant intercompany accounts and transactions have been eliminated upon consolidation.

Basis of Presentation

The consolidated financial statements are presented using the accrual basis of accounting in U.S. dollars, which is the Company’s functional currency. Revenues are recognized when earned and expenses are recognized when incurred.

The Company’s fiscal year ends March 31.

Management’s Estimates

Preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions affecting reported amounts of assets, liabilities, revenues, and expenses, as well as disclosures of contingent items. Actual results could differ from these estimates.

Going Concern

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 2. Summary of Significant Accounting Policies (cont.)

The Company has not generated profits since inception and has incurred net losses of $4,161,358 and $10,053,455 for the six months ended September 30, 2025 and 2024, respectively, and has accumulated deficits of $66,653,948 and $62,492,590 as of September 30, 2025 and March 31, 2025, respectively. These factors, together with limited working capital and liquid assets relative to anticipated operating cash flow needs, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are available to be issued.

Management has taken several actions to support the Company’s ability to continue as a going concern, including:

1.      Continuing to ramp up marketing and sales of Omni One, with anticipated significant revenues from this product line; and

2.      Raising capital from existing and new shareholders as necessary to fund operations.

No assurance can be given that these efforts will be successful. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue in an amount that reflects the consideration expected in exchange for transferring control of goods or services.

The Company applies the following five steps to all revenue-generating arrangements:

1.      Identify the contract with a customer;

2.      Identify the performance obligations in the contract;

3.      Determine the transaction price;

4.      Allocate the transaction price to the performance obligations; and

5.      Recognize revenue when or as each performance obligation is satisfied.

The Company’s contracts typically include product sales, installation services, support programs, or the sale of digital playtime credits. Each arrangement is evaluated to determine whether it contains one or more performance obligations. The majority of contracts involve a single performance obligation to transfer or install physical goods. Revenue is recognized when control transfers to the customer, which occurs as follows:

•        Omni Pro units and related accessories — revenue recognized upon shipment, when control and title pass.

•        Omni One units — revenue recognized upon shipment, consistent with the Company’s shipping terms.

•        Omni Arena systems — revenue recognized upon installation at the customer’s location, when control transfers.

•        Omniverse Credits — revenue recognized over the estimated consumption period, typically two months from purchase based on usage patterns.

•        Omni Online — revenue recognized ratably over the subscription period.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 2. Summary of Significant Accounting Policies (cont.)

•        Omni Care service program — treated as a separate performance obligation included with the sale of each Omni Arena contract. The transaction price is allocated on a relative standalone selling price basis, with observable standalone pricing of $2,000 per quarter. Revenue is recognized ratably over 12 months, as services are delivered evenly over time.

Contracts with multiple performance obligations are allocated based on relative standalone selling prices. Payment terms are generally fixed and do not include significant financing components. Amounts received in advance of satisfying performance obligations are recorded as contract liabilities and recognized when the related obligation is fulfilled.

The Company’s contracts generally do not include variable consideration, material rights, or warranties that give rise to separate performance obligations. The Company has also concluded it acts as the principal in the sale of digital content, as it controls the content before transfer to the customer.

Cash and Cash Equivalents

The Company considers deposits that can be redeemed on demand and investments with original maturities of three months or less, when purchased, to be cash equivalents. As of September 30, 2025 and March 31, 2025, the Company’s cash and cash equivalents were deposited primarily in five financial institutions, which did not exceed federally insured limits as of September 30, 2025 or March 31, 2025.

Accounts Receivable

Trade receivables are generally due within thirty days. Receivables are presented net of an allowance for credit losses, which is estimated based on historical loss experience, current economic conditions, and customers’ ability to pay.

Inventory

Inventory is stated at lower of cost or net realizable value. Cost is computed using weighted average cost at one subsidiary and specific identification cost at the remaining subsidiaries.

Net realizable value is estimated based on projected demand; slow-moving products are impaired accordingly.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is straight-line over the following estimated useful lives:

Computer Equipment	5 years
Furniture and Fixtures	7 years
Machinery and Equipment	3 – 7 years
Office Equipment	5 – 7 years
Leasehold Improvements	3 – 5 years

Fair Value Measurements

Financial instruments primarily include cash, receivables, payables, accrued expenses, notes payable, and lease liabilities. Carrying amounts approximate fair value.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 2. Summary of Significant Accounting Policies (cont.)

Intangibles

Intangible assets include software, trademarks, customer lists, and a website. Amortization is straight-line over the following estimated useful lives:

Software	3 – 5 years
Trademarks	Indefinite
Customer Lists	3 years
Website	3 years

Software and Website Development Costs

The Company accounts for software development costs in accordance with several accounting pronouncements, including Topic 730, Research and Development, Topic 985-20, Costs of Computer Software to be Sold, Leased, or Marketed, and Topic 330-10, Inventory. Costs incurred during the period of planning and design, prior to the period determining technological feasibility, for all software developed for internal and external use, are charged to operations in the period incurred as research and development costs. Additionally, costs incurred after determination of readiness for market are expensed as research and development.

The Company capitalizes certain costs in the development of its proprietary software (computer software to be sold, leased, or licensed) for the period after technological feasibility has been determined and prior to marketing and initial sales. Once technological feasibility is reached, and the software has been released for sale, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products. These capitalized costs are amortized over their estimated useful lives and reviewed for impairment in accordance with Topic 330 when indicators of impairment exist.

Website development costs are accounted for separately under Topic 350-50, Website Development Costs.

Deferred Revenue

Deferred revenue represents cash received from customers for which the related revenue has not yet been earned. Deferred revenue primarily consists of (i) pre-orders of Omni One units, (ii) pre-orders of Omni Pro systems, (iii) amounts billed but not yet recognized for Omni Arena installations, (iv) unredeemed Omniverse game credits, and (v) unearned subscription revenue related to Omni Care.

The following table summarizes deferred revenue balances:

	September 30, 2025	March 31, 2025

Omni One	$38,783	$936,821
Omni Pro	449,635	451,545
Omni Arena	166,193	290,169
Omni Online	40,269	44,104
Omniverse Credits	30,651	37,584
Omni Care subscriptions	12,667	9,333
Total deferred revenue	$738,198	$1,769,556

Revenue recognized during the six months ended September 30, 2025 and 2024, that was included in deferred revenue at the beginning of the respective periods, was $1,695,562 and $612,697, respectively. During the six months ended September 30, 2025, the Company reclassed $241,646 of deferred revenue related to Omni One preorders to a separate liability account.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 2. Summary of Significant Accounting Policies (cont.)

Payments received from customers during the six months ended September 30, 2025 and 2024, that increased deferred revenue were $910,651 and $1,781,606, respectively.

Gift Card Liability

During the six months ended September 30, 2025, the Company converted outstanding customer Omni One preorder deposits to gift cards and reclassed them from deferred revenue. The total amount reclassed from deferred revenue was $241,646. Additionally, the Company issued store credits (subsequently converted to gift cards) to certain investors as an incentive for purchasing shares. The total amount issued in connection with equity transactions was $214,906. These gift cards are redeemable for Company products and represent an obligation to deliver goods in the future. They have been recorded as a gift card liability, included in current liabilities on the consolidated balance sheet as of September 30, 2025. Total gift card liabilities at September 30, 2025 were $456,552.

Consistent with ASC 606, the gift card liability will be recognized as revenue when the cards are redeemed or expire.

Advertising Costs

Advertising costs are expensed as incurred, and are included in selling expenses in the accompanying consolidated statements of operations. Total advertising expense for the six months ended September 30, 2025 and 2024, was $892,984 and $106,326, respectively.

Federal Income Taxes

No uncertain tax positions were identified. Tax-related interest and penalties, if any, are included in income tax expense. The U.S. federal tax returns are subject to examination by the Internal Revenue Service, generally for three years after they are filed. State tax returns are subject to examination generally for five years after they are filed.

Net Loss Per Share

Basic and diluted net loss per share is computed by dividing net loss by weighted-average shares outstanding. Potentially dilutive securities that were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive include stock options, warrants, and convertible preferred stock. The total number of potentially dilutive shares excluded from the computation was 2,849,410 and 22,592,552 at September 30, 2025 and 2024, respectively.

Recent Accounting Pronouncements

In August 2023, the FASB issued ASU 2023-05, Business Combinations — Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement. This ASU provides guidance requiring a joint venture (or corporate joint venture) to recognize and initially measure its assets and liabilities at fair value upon formation. ASU 2023-05 is effective for joint venture formations with a formation date on or after January 1, 2025, with early adoption permitted. The amendments are to be applied prospectively. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, requiring public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. The Company adopted ASU 2023-07 on April 1, 2024. See Note 17 for further detail.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 2. Summary of Significant Accounting Policies (cont.)

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures, which enhances transparency regarding reconciling items and income taxes paid by jurisdiction. Key new disclosure requirements include qualitative disclosures about reconciling items, disaggregated income (loss) and income tax expense by jurisdiction, and income taxes paid disaggregated by federal, state, and foreign jurisdictions where taxes paid exceed 5% of total. The ASU is effective for fiscal years beginning after December 15, 2025, and interim periods therein, with early adoption permitted. For the Company, the earliest fiscal year affected will begin April 1, 2026. The amendments require a cumulative-effect adjustment to retained earnings at the adoption date. The Company is currently evaluating the impact of ASU 2023-09.

In March 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Subtopic 220-40): Expense Disaggregation Disclosures. The ASU requires public business entities to disclose in a tabular format significant expense categories that are included in each relevant income statement line item. The standard is effective for fiscal years beginning after December 15, 2026, including interim periods within those years. Early adoption is permitted. The Company is currently evaluating the impact that this standard may have on its consolidated financial statements and related disclosures.

Foreign Currency Remeasurements

The Company’s non-U.S. subsidiaries, VML and its wholly-owned subsidiary VML_ZH, along with VMT, operate using the U.S. dollar as the functional currency. The effect of foreign currency exchange rate fluctuations on consolidated balance sheet accounts were not material for the six months ended September 30, 2025 and 2024.

Note 3. Receivables

Receivables, net consisted of the following at:

	September 30, 2025	March 31, 2025
Accounts receivable, trade	$64,642	$35,197
Other receivables	179,265	91,302
Allowance for credit losses	(10,000)	(827)
Receivables, net	$233,907	$125,672

Changes in the allowance for credit losses account for the six months ended September 30, 2025, and the year ended March 31, 2025, is as follows:

	September 30, 2025	March 31, 2025

Beginning balance	$827	$34,571
Credit loss (recovery) expense	49,755	(17,912)
Write-offs charged against the allowance	(38,133)	(13,500)
Recoveries of amounts written off	(2,449)	(2,332)
Ending balance	$10,000	$827

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 4. Prepaids and Other Current Assets

Prepaids and other current assets consisted of the following at:

	September 30, 2025	March 31, 2025

Security deposits	$279,304	$205,666
Deferred offering costs	247,233	—
Recoverable VAT	57,198	58,873
Other prepaid expenses	27,451	41,614
Total prepaids and other current assets	$611,186	$306,153

Note 5. Inventory

Inventory consisted of the following at:

	September 30, 2025	March 31, 2025

Raw materials	$868,162	$1,321,224
Work in process	11,111	11,111
Finished goods	253,510	123,914
Total inventory	$1,132,783	$1,456,249

Note 6. Property and Equipment

Property and equipment, net include the following at:

	September 30, 2025	March 31, 2025

Computer equipment	$49,469	$46,946
Furniture and equipment	48,360	46,146
Machinery and equipment	1,152,384	1,136,733
Leasehold improvements	92,106	92,106
	1,342,319	1,321,931
Less: accumulated depreciation	(943,162)	(857,028)
Property and equipment, net	$399,157	$464,903

Depreciation expense for the six months ended September 30, 2025 and 2024, was $86,134 and $103,164, respectively.

Note 7. Intangibles

Intangibles, net include the following at:

	September 30, 2025	March 31, 2025

Software and game design	$2,578,050	$2,578,050
Trademarks	79,131	76,939
Website	137,070	137,070
	2,794,251	2,792,059
Less: accumulated amortization	(1,040,004)	(810,356)
Intangibles, net	$1,754,247	$1,981,703

Amortization expense for the six months ended September 30, 2025 and 2024, was $229,648 and $71,624, respectively.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 8. Notes Payable

Convertible Note

Effective August 25, 2025, the Company issued a secured convertible promissory note to Streeterville Capital, LLC in the amount of $2,220,000. The note is convertible into shares of Class A common stock calculated as the converting balance divided by 85% of the NASDAQ valuation price. The note provides for payment of principal and accrued interest at maturity, nine months after the purchase price date. The note has a fixed rate of interest of 6% and is secured by all assets of the Company. The note includes an original issue discount of $200,000 plus additional closing costs of $20,000, which are amortized over the life of the note.

The Company granted warrants associated with this note to acquire shares of Class A common stock. In accordance with ASC 470-20, the warrants are recorded at fair value of $1,427,653 in equity as additional paid-in capital (“APIC”) — warrants, and as a contra-liability (discount on note payable) that is amortized over the life of the note.

The carrying value of the note at September 30, 2025 was $792,035 (principal of $2,220,000, less unamortized deferred loan costs of $17,333 and discount of $1,410,632). Discount amortization and amortization of loan costs included in interest expense was $219,687 for the six months ended September 30, 2025. Interest expense on the note was $13,320 for the six months ended September 30, 2025.

The shares underlying the note and warrants will be registered for resale in connection with the Company’s direct listing. Ten days following the date on which the resale registration statement is declared effective, the note will automatically be exchanged for and applied to the purchase price of a pre-paid purchase under an Equity Purchase Agreement between the Company and Streeterville Capital, LLC in aggregate principal amount equal to the outstanding balance then due under the note.

Subordinated Promissory Notes

On July 10, 2024, the Company received Board approval to borrow $1,500,000 through the issuance of subordinated promissory notes (the “2024 Notes”). This authorization was later increased to $2,500,000 on August 8, 2024. Between July and December 2024, the Company raised $2,485,000 through various investors, with an interest rate of 18%.

The 2024 Notes provided for payment of principal and accrued interest at maturity, originally set for December 31, 2024. The Company exercised its option to extend the maturity date to June 30, 2025, and subsequently further extended it to December 31, 2025, per its terms.

In December 2024, in connection with investors’ purchases of Series B Preferred Stock and Warrants (the “Securities”), the Company and certain noteholders entered into Instruments of Cancellation, under which $117,500 of the principal amount and accrued but unpaid interest of $7,991 were applied toward the purchase of Securities. The Company derecognized the extinguished principal and accrued interest and recorded the issuance of Series B Preferred Stock and Warrants as a capital transaction. No gain or loss on extinguishment was recognized. Simultaneously, the Company issued a new subordinated promissory note dated December 10, 2024, for the remaining $17,500 principal balance of one investor’s note, with terms consistent with the original 2024 Notes. This note remains outstanding as of September 30, 2025.

Extinguishment of 2024 Notes

In June 2025, the Company and certain investors amended the terms of the 2024 Notes to allow cancellation in exchange for Series B Preferred Stock and warrants. Under ASC 470, this amendment represented a debt extinguishment. At that time, the Company extinguished $400,000 of principal and $62,975 of accrued interest. In connection with the extinguishment, the Company issued 74,430 shares of Series B Preferred Stock, valued at $462,955 based on the Series B subscription price, and warrants to purchase common stock valued at $122,884 using a Black-Scholes model. As the total fair value of the equity instruments issued exceeded the carrying amount of the debt, the Company recorded a loss on debt extinguishment of $122,864.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 8. Notes Payable (cont.)

Cancellation of 2024 Notes

On June 30, 2025, the amended notes were cancelled in exchange for the issuance of 74,430 shares of Series B Preferred Stock and 74,430 warrants. This exchange was treated as a conversion within the amended terms of the notes, and therefore no additional gain or loss was recognized.

Related Parties

On May 7, 2025, the Company received Board approval to borrow $500,000 through the issuance of subordinated promissory notes (the “2025 Notes”). In May 2025, the Company raised $217,678 through two related-party investors, with an interest rate of 18%. The 2025 Notes provide for payment of principal and accrued interest at maturity of September 30, 2025. On September 15, 2025, the Company repaid the 2025 Notes including $217,678 of outstanding principal and $12,873 of accrued interest.

Interest expense related to the subordinated promissory notes was $193,138 and $75,289 for the six months ended September 30, 2025 and 2024, respectively.

Western Technology Investment Note

Effective April 27, 2022, the Company entered into an agreement to obtain financing with Western Technology Investment. The initial commitment of $1,000,000 was received on April 29, 2022. The terms of the note provided for interest-only payments through February 28, 2023, followed by thirty months of principal and interest payments, which began on March 1, 2023 in monthly installments of $38,967, with a maturity date of September 1, 2025. The note had a fixed rate of interest of 12.25% and was secured by all assets of the Company.

The Company granted warrants associated with this note to acquire shares of Series A-2 Preferred Stock. In accordance with ASC 470-20, the warrants were recorded in equity as APIC — preferred stock warrants, and as a contra-liability (discount on note payable) that was amortized over the life of the note.

The carrying value of the note at September 30, 2025 was $0. The carrying value of the note at March 31, 2025 was $222,476 (principal of $225,508, less unamortized deferred loan costs of $1,500 and discount of $1,532). Discount amortization and amortization of loan costs included in interest expense was $3,032 and $7,913 for the six months ended September 30, 2025 and 2024, respectively. Interest expense on the note was $8,295 and $34,724 for the six months ended September 30, 2025 and 2024, respectively.

EIDL Loan

On August 29, 2020, the Company received a loan from the U.S. Small Business Administration under its Economic Injury Disaster Loan assistance program (the “EIDL Loan”). The principal amount was $25,000, with proceeds used for working capital.

The EIDL Loan matures in August 2050, bears interest at 3.75% per year, with accrued interest payable monthly beginning in March 2023, and principal payments were due beginning in September 2024.

The carrying amount of the EIDL Loan was $24,365 and $24,636 as of September 30, 2025 and March 31, 2025, respectively. Interest expense was $460 and $636 for the six months ended September 30, 2025 and 2024, respectively.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 8. Notes Payable (cont.)

Future Maturities of Notes Payable

Future maturities of notes payable are as follows for the twelve months ended:

September 30,
2026	$4,188,060
2027	581
2028	603
2029	626
2030	650
Thereafter	21,345
Total	4,211,865
Less: unamortized discount	(1,427,965)
$2,783,900

Note 9. Leases

The Company accounts for leases in accordance with ASC 842, Leases. The Company has elected the package of practical expedients permitted under the transition guidance within ASC 842, which allows the Company to (i) not reassess whether any expired or existing contracts contain leases, (ii) not reassess the lease classification of any expired or existing leases, and (iii) not reassess initial direct costs for any existing leases. The Company has also elected the short-term lease exemption for certain leases with a term of 12 months or less.

Right-of-use (“ROU”) assets are presented in non-current assets on the consolidated balance sheets, while the corresponding lease liabilities are split between current and non-current liabilities. Because the Company does not have access to the rate implicit in its leases, it applies an incremental borrowing rate based on the information available at lease commencement to determine the present value of future lease payments.

The Company leases office, warehouse, and apartment space in the United States, China, and Hong Kong under various operating lease agreements. The U.S. headquarters lease, originally entered into in 2015, has been extended multiple times and currently expires November 30, 2029, with monthly base rent of $14,960, escalating annually to $18,204. The Company leases office, warehouse, and storage space in China which expired as of September 2025, and continues as a month-to-month lease. The Company maintains a month-to-month apartment lease in China. In July 2025, the Company entered into office and apartment space leases in Hong Kong with monthly base rent of $897 and $1,987, respectively, that expire in June 2027 and July 2027.

As of September 30, 2025, ROU assets totaled $757,471, with current lease liabilities of $170,792 and non-current lease liabilities of $586,679. As of March 31, 2025, ROU assets totaled $835,488, with current lease liabilities of $204,051 and non-current lease liabilities of $631,437.

Lease expense recognized in the consolidated statements of operations for the six months ended September 30, 2025 and 2024, was $206,542 and $163,127, respectively.

As of September 30, 2025, the weighted-average remaining lease term for the operating leases is 3.85 years, and the weighted-average discount rate is 6.98%. As of March 31, 2025, the weighted-average remaining lease term was 4.30 years, and the weighted-average discount rate was 7.26%.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 10. Research and Development

Research and Development expense for the six months ended September 30, 2025 and 2024, was $398,185 and $1,700,084, respectively.

Note 11. Commitments and Contingencies

The Company has certain royalty commitments associated with the shipment of its products for the use of licensed software and modifications together with the Company’s hardware and other software. Royalty expense is generally based on a dollar amount per unit shipped and can range from $1 per unit to $8 per unit. There was no royalty expense for the six months ended September 30, 2025, and 2024.

In February 2024, the Company was named a co-defendant and served a citation by a customer related to alleged injuries obtained when attempting to use the Omni Arena attraction at an entertainment venue. The case remains in the discovery phase, and no settlement range has been determined at this time. The Company’s attorneys, retained by the Company’s insurance provider, have filed a general denial and alleged contributory negligence against the plaintiff. Based on current information, the Company believes this matter will not have a material adverse effect on its consolidated financial condition, results of operations, or cash flows. Except for a deductible of $2,500, all legal costs and any potential settlement are expected to be covered by the Company’s insurance provider.

Note 12. Capital Stock

Authorized Capital Stock

On August 6, 2025, stockholders approved, and on August 7, 2025, the Company filed with the Secretary of State of the State of Delaware, the Sixth Amended and Restated Certificate of Incorporation (the “Certificate”). Pursuant to the Certificate, the Company reclassified and converted each share of its previously outstanding capital stock into shares of Class A common stock, effective immediately upon the acceptance of the Certificate for filing by the Secretary of State of Delaware.

As a result of the reclassification and conversion, all outstanding shares of the Company’s capital stock, including all series of preferred stock and any previously outstanding common stock, were automatically reclassified and converted on a one-for-one basis into shares of Class A common stock. Following the effectiveness of the Certificate, only Class A common stock, Class B common stock, and undesignated and unissued Preferred Stock are authorized.

As of September 30, 2025, the Company is authorized to issue 300,000,000 shares of Class A common stock, 50,000,000 shares of Class B common stock, and 50,000,000 shares of Preferred Stock.

Capital Stock Rights

Holders of Class A common stock, Class B common stock, and future holders of Preferred Stock are entitled to dividends, voting rights, liquidation preferences, conversion rights, and anti-dilution protections as described in the Company’s Sixth Amended and Restated Certificate of Incorporation.

Common Stock

Voting Rights

Holders of Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders, except as otherwise required by Delaware law or our Certificate. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to twenty votes per share. The holders of our Class B common stock will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and the approval of any change in control transaction, for so long as they hold a majority of the voting power of our outstanding capital stock.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 12. Capital Stock (cont.)

Under our Certificate, the number of authorized shares of either class of common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote, without a separate class vote, except as otherwise required by law or our Certificate of Incorporation.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, holders of Class A common stock and Class B common stock are entitled to receive dividends and other distributions as may be declared from time to time by our board of directors out of funds legally available therefor. Dividends and distributions must be paid equally, identically, and ratably on a per-share basis to holders of Class A common stock and Class B common stock, unless different treatment is approved by a majority of each class, voting separately as a class. In the event a dividend is paid in the form of shares of common stock, holders of Class A common stock will receive Class A common stock and holders of Class B common stock will receive Class B common stock.

Subdivisions and Combinations

If we subdivide or combine the outstanding shares of either class of common stock, the outstanding shares of the other class will be subdivided or combined in the same proportion and manner, unless different treatment is approved by a majority of each class, voting separately as a class.

Conversion Rights

Each share of Class B common stock is convertible at any time at the option of the holder into one (1) share of Class A common stock. Shares of Class B common stock will automatically convert into an equal number of shares of Class A common stock upon (i) any transfer of such shares, except for certain permitted transfers to affiliates or family members as described in the Certificate, or (ii) the date specified by written notice and certification request from the Company if the holder fails to provide satisfactory certification of continued ownership, subject to certain exceptions. In addition, all outstanding shares of Class B common stock will automatically convert into Class A common stock upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B common stock, voting as a single class. Once converted, shares of Class B Common Stock may not be reissued.

Other Rights

Holders of Class A common stock and Class B common stock have no preemptive or subscription rights, and there are no redemption or sinking fund provisions applicable to either class. Upon liquidation, dissolution, or winding up of the Company, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferential rights of any outstanding preferred stock.

Outstanding Stock and Equity Transactions

As mentioned in Note 8, from April to June 2025, the Company issued 74,430 shares of Series B preferred stock to accredited investors under Regulation D (“Accredited Investors”) in exchange for $462,975 of extinguished principal and accrued interest on the 2024 Notes as part of the 2025 Subscription Agreement. Also from April to July 2025, the Company issued 23,060 shares of Series B preferred stock to Accredited Investors in exchange for cash investments totaling $112,990.

From April to August 2025, the Company issued 367,434 shares of Series B preferred stock to investors participating in a StartEngine investment campaign under Regulation CF, in exchange for cash investments totaling $1,832,362 ($1,939,004 net of issuer fees of $106,642).

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 12. Capital Stock (cont.)

Effective June 2025, the Company reserved 500,000 shares of Series B preferred stock and 500,000 shares of Common Stock for any future 2024 Note extinguishments and Series B preferred stock and Common Stock warrant issuances under the 2025 Subscription Agreements (see Note 8).

On August 6, 2025, the Company adopted the 2025 Omnibus Incentive Plan and authorized 4,000,000 shares of Common Stock under the plan.

On August 8, 2025, the Company entered into an exchange agreement with Jan Goetgeluk, the Company’s Chief Executive Officer (“CEO”), Chairman and founder. Pursuant to the agreement, Mr. Goetgeluk exchanged 5,500,000 shares of his Class A common stock of the Company for 5,500,000 shares of Class B common stock (with 20-to-1 voting rights) on a one-for-one basis.

On September 1, 2025, the Company issued 115,169 shares of Class A common stock totaling $194,635 to Maxim Partners LLC as part of their compensation as an advisor to the Company.

During the six months ended September 30, 2025, the Company incurred direct costs related to its upcoming exchange listing totaling $247,233. These costs primarily consisted of exchange listing and placement agent fees and were directly attributable to the listing. In accordance with ASC 505-10, these costs were recorded as a deferred asset until which time the listing is complete.

During the six months ended September 30, 2025, the Company issued store credits totaling $214,906 (subsequently converted to gift cards) to certain investors as an incentive for purchasing shares (see Note 2). In accordance with ASC 505-10, the issuance of store credit is treated as non-cash consideration provided as part of the equity transaction and is recorded as a reduction to equity.

Warrants

Warrants are issued in connection with debt (see Note 8) and equity from time to time at the Company’s discretion.

During the six months ended September 30, 2025, the Company issued warrants with a seven-year term in connection with the extinguishment of debt (see Note 8). The warrants had a fair value of $122,864, determined using a Black-Scholes model with the following assumptions: stock price of $1.65, exercise price of $0.01, volatility rate of 80%, risk-free rate of 3.71%, and an expected maturity of 3.5 years.

The Company also issued warrants with a term of six months from listing date in connection with the convertible note (see Note 8). The warrants had a fair value of $1,427,653, determined by allocating the proceeds of the note based on the relative fair values of the convertible note and the warrants, in accordance with ASC 470-20.

The following is a rollforward of warrants for the six months ended September 30, 2025:

	Shares	Price
Beginning balance	429,230	$1.260
Issued	488,080	8.197
Exercised	(245,930)	(0.010)
Expired	(21,440)	(2.332)
Ending balance	649,940	$6.848

Warrants are recorded in equity at fair value at the date of issuance.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 13. Stock Compensation Expense

The Company accounts for stock-based compensation under ASC 718. Stock-based compensation expense for the six months ended September 30, 2025 and 2024, was $21,851 and $26,755, respectively, related to stock options and other awards.

During the six months ended September 30, 2025, the Company did not grant any options under the 2025 Long Term Incentive Plan. No other material grants, exercises, or forfeitures occurred in this period.

As of September 30, 2025, total unrecognized compensation cost for non-vested awards was $44,052, expected to be recognized over a weighted-average period of 16 months.

Note 14. Income Taxes

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share-based compensation expense, and for net operating loss carryforwards.

Deferred tax assets consisted of the following at September 30, 2025, and March 31, 2025:

	September 30, 2025	March 31, 2025
Deferred tax assets:
Share-based compensation expense	$2,279,290	$2,277,559
Net operating loss carryforward	8,677,015	8,493,999
Long-term deferred tax liabilities:
Property and equipment	(588,603)	(637,405)
Net deferred tax assets and liabilities	10,367,702	10,134,153
Valuation allowance	(10,367,702)	(10,134,153)
Net deferred tax asset	$—	$—

The Company recognizes deferred tax assets to the extent that it believes these assets are more likely than not to be realized. In making this determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and recent operating results. The federal tax rate in effect affecting future tax benefits at September 30, 2025 and 2024 was 21%. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined that a full valuation allowance is required due to cumulative losses through September 30, 2025. Accordingly, no provision for deferred income taxes has been recognized.

As of September 30, 2025, NOL carryforwards available to offset future taxable income totaled $41,319,119. Of this amount, $12,561,963 relates to tax years prior to 2018 and will expire between 2034 and 2038. The remaining $28,757,156 relates to tax years beginning after 2018, and may be carried forward indefinitely but is limited to offsetting 80% of taxable income in future years under current federal tax law.

Note 15. Investment in Joint Venture

As mentioned in Note 1, the Company has an investment in a Joint Venture. VML has 49% ownership and does not have control over the Joint Venture, therefore, the investment has been accounted for using the equity method.

For the six months ended September 30, 2025, the Joint Venture had operating revenue of $0, cost of goods sold of $0, operating costs of $143, and net loss of $143. Under the equity method, net loss attributable to the Company was $70, resulting in a share of loss in joint venture of $70 in the consolidated statement of operations for the six months ended September 30, 2025.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 15. Investment in Joint Venture (cont.)

For the six months ended September 30, 2024, the Joint Venture had operating revenue of $6,163, cost of goods sold of $11,422, operating costs of $37,204, and net loss of $42,463. Under the equity method, net loss attributable to the Company was $20,807, resulting in a share of loss in joint venture of $20,807 in the consolidated statement of operations for the six months ended September 30, 2024.

Note 16. Revenue Disaggregation

Revenue streams from performance obligations included in net sales for the six months ended September 30, 2025 and 2024, in the consolidated statements of operations are as follows:

	Six Months Ended September 30,
	2025	2024
Omni Pro units and accessories, net of discounts	$36,571	$62,821
Omniverse Credits	$84,453	$123,967
Omni Care program	$94,667	$94,990
Omni Arena	$436,821	$140,807
Omni One	$1,364,436	$424,182
Net Sales	$2,016,948	$846,767

Note 17. Segment Reporting

The Company operates in a single operating segment: the design, development, marketing, and sale of omni-directional treadmills, accessories, and related services to consumer and commercial customers. This single operating segment has been identified based on internal management structure and reporting to the Company’s Chief Operating Decision Maker (“CODM”), the Company’s Chief Executive Officer.

The Company’s CODM evaluates segment performance based on the revenues, gross profit and operating loss of the segment and uses internal financial statements to make decisions regarding resource allocation. Revenues, gross profit and operating loss used by the CODM are presented on the accompanying consolidated statements of operations. The measure of segment assets is represented as total assets presented on the accompanying consolidated balance sheets. While there are intercompany transactions between consolidated entities, these are eliminated in consolidation and do not impact the Company’s single segment presentation.

The Company has not identified any reportable segments other than the single operating segment discussed.

Note 18. Patents

As of September 30, 2025, the Company owns fifteen issued utility patents and nine issued design patents, and six additional applications are still pending. Four of our patents are also issued internationally in one or more countries, including Australia, Brazil, China, South Korea, Russia, Europe, and India.

Note 19. Subsequent Events

Subsequent events are evaluated through the date the consolidated financial statements were issued.

On October 9, 2025, the Company received Board approval to borrow $1,500,000 through the issuance of subordinated promissory notes (the “Second 2025 Notes”). The Second 2025 Notes have an interest rate of 6% and provide for payment of 110% of investment amount and accrued interest at maturity of March 31, 2026 (as extended by the Company, in its sole discretion, from December 31, 2025). The note is convertible into Common Stock of the Company at a 15% discount to the Company’s Nasdaq listing price, at the option of either the noteholder or the Company. Of these promissory notes, a total of $225,000 was borrowed from two separate related parties, Jan Goetgeluk, who serves as our Chief Executive Officer and Chairman, and Mieke Criel, the mother of Jan Goetgeluk.

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 19. Subsequent Events (cont.)

Between October 9, 2025 and December 15, 2025, the Company issued 2,146,250 restricted stock units to employees, executives, and directors under the 2025 Omnibus Inventive Plan. Of these restricted stock units, 400,000 will vest on the 6-month anniversary of the first date that the Company’s Common Stock is listed for trading on a national securities exchange (the “Listing Date”), 20,000 will vest on the 1-year anniversary of the Listing Date, 33,000 will vest over a three-year period with varying vesting commencement dates and schedules, and the remaining 1,693,250 will vest over a four-year period following the Listing Date. At the grant date of October 9th, 2025, the restricted stock units had a fair value of $3,562,775. We expect this expense to be included in the Consolidated Statement of Operations over the four years following the Listing Date, with approximately $1,418,159 to be expensed in year one, $720,959 to be expensed in year two, $720,959 to be expensed in year three, and $702,697 to be expensed in year four.

Effective October 9, 2025, the Board approved an increase to the size of the Board to seven (7) directors and created two additional Board of Director positions. On the same day, Mr. Giri Devanur was appointed as a Class III director of the Company and Audit Committee member and Mr. John Cunningham was appointed as a Class I director of the Company. Additionally, Mr. Parth Jani was appointed as a member of the Audit Committee. Mr. Giri Devanur resigned from the Board and Audit Committee, effective immediately, on December 26, 2025. Accordingly, the Board currently has one vacancy.

Also effective October 9, 2025, the Board accepted the resignation of Jan Goetgeluk from the position of Chief Financial Officer. On the same day, the Board appointed Mr. Thomas McGinnis as Chief Financial Officer of the company, effective immediately.

Effective October 30, 2025, the Company issued a secured convertible promissory note to Streeterville Capital, LLC in the amount of $560,000. The note is convertible into shares of Class A common stock calculated as the converting balance divided by 85% of the NASDAQ valuation price. The note provides for payment of principal and accrued interest at maturity, nine months after the purchase price date. The note has a fixed rate of interest of 6% and is secured by all assets of the Company. The note includes the original issue discount of $50,000 plus additional closing costs of $10,000, which are amortized over the life of the note. The Company granted warrants associated with this note. The shares underlying the note and warrants will be registered for resale registration statement is declared effective, the note will automatically be exchanged for and applied to the purchase price of a pre-paid purchase under an Equity Purchase Agreement between the Company and Streeterville Capital, LLC, in an aggregate principal amount equal to the outstanding balance then due under the note.

During October 2025, 57,579 warrants were exercised for 57,579 shares of Class A common stock.

On November 3, 2025, we entered into an investor relations consulting agreement with MZHCI, LLC. On November 6, 2025, we issued 22,857 shares of Class A common stock to MZHCI, LLC, as part of their compensation. The transaction is exempt from registration under Section 4(a)(2) of the Securities Act, and Regulation D, Rule 506(b) promulgated thereunder.

On November 6, 2025, 1,000,000 shares of Class B common stock automatically converted into 1,000,000 shares of Class A common stock upon transfer of such shares by Jan Goetgeluk, who serves as the Company’s Chief Executive Officer and Chairman, to a family member.

On December 11, 2025, a majority of the holders of 2024 Notes approved an amendment to the 2024 Notes to extend the maturity date of the 2024 Notes from December 31, 2025 to March 31, 2026. On the same day, the Company also extended, at its sole discretion, the maturity date of the Second 2025 Notes from December 31, 2025 to March 31, 2026.

Effective December 19, 2025, the Company issued a secured convertible promissory note to Streeterville Capital, LLC in the amount of $560,000. The note is convertible into shares of Class A common stock calculated as the converting balance divided by 85% of the NASDAQ valuation price. The note provides for payment of principal

VIRTUIX HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

Note 19. Subsequent Events (cont.)

and accrued interest at maturity, nine months after the purchase price date. The note has a fixed rate of interest of 6% and is secured by all assets of the Company. The note includes the original issue discount of $50,000 plus additional closing costs of $10,000, which are amortized over the life of the note. The Company granted warrants associated with this note. The shares underlying the note and warrants will be registered for resale registration statement is declared effective, the note will automatically be exchanged for and applied to the purchase price of a pre-paid purchase under an Equity Purchase Agreement between the Company and Streeterville Capital, LLC, in an aggregate principal amount equal to the outstanding balance then due under the note.

No additional material events were identified which require adjustment or disclosure in the consolidated financial statements.

The date of this Prospectus is January 26, 2026

Through and including February 21, 2026 (the 25th day after the listing date of our common stock), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.